                                                                    EXHIBIT 10.1
                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                  July 31, 2003

                                  by and among

                          LOCKHEED MARTIN CORPORATION,

                       AFFILIATED COMPUTER SERVICES, INC.

                                       AND

                                ACS LENDING, INC.

STOCK PURCHASE AGREEMENT                                       EXECUTION VERSION

                                   Schedules

SCHEDULE 1.1EA             Excluded Assets
SCHEDULE 1.1EL             Excluded Liabilities
SCHEDULE 1.1OA             Matters Related to Outsourcing Agreements
SCHEDULE 1.1RA             Retained Assets
SCHEDULE 1.1RL             Retained Liabilities
SCHEDULE 1.1RTO            Retained Task Orders
SCHEDULE 2.2(c)            Closing Date Statement Procedures
SCHEDULE 2.4(b)            Employees of the Retained Business
SCHEDULE 2.4(d)            Employees of the Business Related to the Excluded Assets
SCHEDULE 3.1(b)            Capitalization
SCHEDULE 3.1(c)(1)         Financial Statements
SCHEDULE 3.1(c)(2)         Certain Changes
SCHEDULE 3.1(d)(1)         Tax Returns
SCHEDULE 3.1(d)(2)         Affiliated Groups
SCHEDULE 3.1(e)(1)         Material Contracts
SCHEDULE 3.1(e)(2)         Compliance with Material Contracts and Consents
SCHEDULE 3.1(f)(1)         Real and Personal Property; Title to Property
SCHEDULE 3.1(f)(2)         Leases
SCHEDULE 3.1(g)(1)         Business IP
SCHEDULE 3.1(g)(2)         Ownership of Business IP
SCHEDULE 3.1(g)(3)         Transfer of Intellectual Property
SCHEDULE 3.1(g)(4)         Intellectual Property Infringement
SCHEDULE 3.1(g)(7)         Seller and Affiliate Intellectual Property
SCHEDULE 3.1(h)            Authorization; No Conflicts
SCHEDULE 3.1(i)            Legal Proceedings
SCHEDULE 3.1(j)            Labor Matters
SCHEDULE 3.1(k)            Insurance
SCHEDULE 3.1(l)            Permits
SCHEDULE 3.1(m)            Compliance with Laws
SCHEDULE 3.1(n)(1)         Benefit Plans and Other Employee Programs, Agreements or
                           Arrangements
SCHEDULE 3.1(n)(2)         Certain Transactions
SCHEDULE 3.1(n)(3)         Compliance
SCHEDULE 3.1(n)(5)         Severance
SCHEDULE 3.1(n)(6)         Sponsored Plans
SCHEDULE 3.1(n)(8)         Retiree Medical Benefit Commitments
SCHEDULE 3.1(n)(14)        ERISA Compliance
SCHEDULE 3.1(q)            Operation in the Ordinary Course
SCHEDULE 3.1(r)            Environmental Compliance
SCHEDULE 3.1(s)            Affiliate Transactions
SCHEDULE 3.1(t)            Accounts Receivable Exceptions
SCHEDULE 3.1(u)(1)         Government Contracts
SCHEDULE 3.1(u)(2)         Bids
SCHEDULE 3.1(u)(3)         Compliance with Government Contracts
SCHEDULE 3.1(u)(4)         Government Contracts Investigations
SCHEDULE 3.1(u)(5)         Government Contract Claims
SCHEDULE 3.1(u)(6)         Suspension/Debarment
SCHEDULE 3.1(u)(7)         Cost Rates
SCHEDULE 3.1(u)(8)         Loss Contracts

STOCK PURCHASE AGREEMENT                                       EXECUTION VERSION

SCHEDULE 3.1(u)(9)         Security Clearances
SCHEDULE 3.1(u)(10)        OCI
SCHEDULE 3.1(u)(11)        Novation Agreements
SCHEDULE 3.1(v)            Bank Accounts; Lock Boxes
SCHEDULE 3.1(z)            Directors and Officers
SCHEDULE 3.1(bb)           Export and Import Licenses and Technical Assistance Agreements
SCHEDULE 4.2               Conduct of Business
SCHEDULE 4.3(g)            Equipment Leases
SCHEDULE 4.3(h)            Partial Assignments or Alternative Arrangements
SCHEDULE 4.4               Elimination of Intercompany and Affiliate Liabilities
SCHEDULE 5.6(a)            Intellectual Property
SCHEDULE 5.8               Administration Pending Transfer of Certain Contracts
SCHEDULE 5.9               Insurance Matters
SCHEDULE 6.1(e)            Affiliate Employees
SCHEDULE 6.1(f)            Independent Contractor Agreements
SCHEDULE 6.2(a)(1)         ACS Government Savings Plan
SCHEDULE 6.2(b)(1)         Transferred Welfare Plans; Non-Core Benefits
SCHEDULE 6.3               Vacation Policies
SCHEDULE 7.1(b)            Approvals
SCHEDULE 7.1(f)            Certain Consents
SCHEDULE 9.1(f)            Certain Litigation Matters
SCHEDULE 10.13             Knowledge Convention

                   Exhibits

EXHIBIT A                  Acquired Entities
EXHIBIT B                  Form of ACS Defense Subcontract Agreement
EXHIBIT C                  Form of DOE Subcontract Agreement
EXHIBIT D                  Form of Limited Noncompetition Agreement
EXHIBIT E                  Forms of Transition Services Agreement
         EXHIBIT E1        Form for General Transition Services
         EXHIBIT E2        Form for Benefits Services To Be Provided by ACS to Acquired Entities
EXHIBIT F                  Substance of Opinion of Counsel to Seller
EXHIBIT G                  Substance of Opinion of Counsel to Buyer

STOCK PURCHASE AGREEMENT                                       EXECUTION VERSION

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLE I         DEFINITIONS...................................................       1

         1.1      Definitions...................................................       1

ARTICLE II        PURCHASE AND SALE/CLOSING.....................................      11

         2.1      Purchase and Sale.............................................      11

         2.2      Purchase Price and Adjustments................................      11

         2.3      The Closing...................................................      13

         2.4      Pre-Closing Transfers of Assets and Liabilities...............      13

ARTICLE III       REPRESENTATIONS AND WARRANTIES................................      15

         3.1      Representations and Warranties of Seller......................      15

         3.2      Representations and Warranties of Buyer.......................      30

ARTICLE IV        COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING.........      32

         4.1      Access........................................................      32

         4.2      Conduct of Business...........................................      33

         4.3      Reasonable Efforts; No Inconsistent Action....................      36

         4.4      Elimination of Intercompany and Affiliate Liabilities.........      38

         4.5      Control of the Business of the Acquired Entities..............      38

         4.6      Accuracy of Information.......................................      38

         4.7      Related Agreements............................................      38

         4.8      Good Standing Certificates....................................      40

         4.9      Additional Material Contracts and Government Contracts........      40

         4.10     Post-Effective Date, Pre-Closing Cash Activity................      40

         4.11     Trademark and Domain Name Registrations.......................      40

ARTICLE V         CONTINUING COVENANTS..........................................      40

         5.1      Cooperation...................................................      40

         5.2      Nondisclosure of Proprietary Data.............................      41

         5.3      Legal Privileges..............................................      42

         5.4      Tax Matters...................................................      42

         5.5      Use of Certain Seller Trademarks..............................      45

         5.6      Intellectual Property; Internet Sites.........................      46

         5.7      Leases........................................................      46

         5.8      Administration Pending Transfer of Certain Contracts..........      47

STOCK PURCHASE AGREEMENT                                       EXECUTION VERSION

                                                                                     PAGE
                                                                                     ----
         5.9      Insurance Matters.............................................      48

         5.10     Supplemental Disclosure.......................................      49

         5.11     Treatment of Certain Accounts Receivable......................      49

         5.12     Novations.....................................................      51

         5.13     Escrow Claims.................................................      51

         5.14     Outsourcing Agreements........................................      51

         5.15     Release of Intellisource Guaranty.............................      53

         5.16     Certain Payments..............................................      53

ARTICLE VI        EMPLOYEES AND EMPLOYEE MATTERS................................      53

         6.1      Employment of Transferred Employees...........................      53

         6.2      Transferred Employee Benefit Matters..........................      55

         6.3      Vacation Benefits.............................................      58

         6.4      Employee Rights...............................................      58

         6.5      WARN Act Requirements.........................................      58

         6.6      Special Provisions For Certain Employees......................      59

ARTICLE VII       CONDITIONS OF PURCHASE........................................      59

         7.1      General Conditions............................................      59

         7.2      Conditions to Obligations of Buyer............................      60

         7.3      Conditions to Obligations of Seller...........................      62

ARTICLE VIII      TERMINATION OF OBLIGATIONS....................................      62

         8.1      Termination of Agreement......................................      62

         8.2      Effect of Termination.........................................      63

ARTICLE IX        INDEMNIFICATION; SURVIVAL.....................................      63

         9.1      Obligations of Seller.........................................      63

         9.2      Obligations of Buyer..........................................      65

         9.3      Procedure.....................................................      66

         9.4      Survival......................................................      67

         9.5      Limitations on Indemnification................................      68

         9.6      Treatment of Payments.........................................      69

         9.7      Remedies Exclusive............................................      69

         9.8      Mitigation....................................................      69

ARTICLE X         GENERAL.......................................................      69

         10.1     Usage.........................................................      69

         10.2     Amendments; Waivers...........................................      70

         10.3     Schedules; Exhibits...........................................      70

STOCK PURCHASE AGREEMENT               iii                     EXECUTION VERSION

                                                                                     PAGE
                                                                                     ----
         10.4     Further Assurances............................................      70

         10.5     Governing Law.................................................      70

         10.6     Headings......................................................      71

         10.7     Counterparts..................................................      71

         10.8     Parties in Interest...........................................      71

         10.9     Performance by Subsidiaries...................................      71

         10.10    Waiver........................................................      71

         10.11    Severability..................................................      71

         10.12    Damages Determination.........................................      71

         10.13    Knowledge Convention..........................................      72

         10.14    Notices.......................................................      72

         10.15    Publicity and Reports.........................................      73

         10.16    Integration...................................................      73

         10.17    Expenses......................................................      73

         10.18    No Assignment.................................................      73

         10.19    Representation By Counsel; Interpretation.....................      74

         10.20    Reference of Disputes to Senior Officers of ACS and Buyer.....      74

         10.21    Resolution of Disputes........................................      74

         10.22    No Third Party Beneficiaries..................................      74

STOCK PURCHASE AGREEMENT              iiii                     EXECUTION VERSION

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement is entered into as of July 31, 2003 by and among Lockheed Martin Corporation, a Maryland corporation ("Buyer"), ACS Lending, Inc., a Delaware corporation ("Holdco"), and Affiliated Computer Services, Inc., a Delaware corporation ("ACS" and collectively with Holdco, "Seller"). Buyer and Seller are referred to herein as the "Parties."

                                 R E C I TA L S

                  WHEREAS, ACS owns all of the issued and outstanding capital stock of Holdco, which owns all of the issued and outstanding capital stock of the Transferred Subsidiaries (as defined below);

                  WHEREAS, Seller, through the Acquired Entities (as defined below) and ACS Defense (as defined below), provides business process outsourcing and systems integration services (including applications development, applications outsourcing, network implementation and maintenance, desktop services, help desk, technical staff support, and training) to various U.S. Government (as defined below) agencies and certain other parties (collectively, but excluding the business and operations of the Excluded Assets (as defined below) and the Retained Assets, the "Business");

                  WHEREAS, Buyer wishes to purchase the Business from Seller, through the acquisition of the stock of the Transferred Subsidiaries from Holdco, and Seller wishes to sell the Business to Buyer, except for certain assets and liabilities of the Business that Seller will transfer to one or more affiliates of ACS prior to the Closing (as defined below);

                  WHEREAS, the Parties wish to accomplish the purchase and sale of the Business through the purchase and sale of all of the issued and outstanding capital stock of the Transferred Subsidiaries for the consideration described herein; and

                  WHEREAS, concurrently with the execution of this Agreement, Buyer and ACS are executing that certain Asset Purchase Agreement (as such agreement may be amended from time to time, the "CES Purchase Agreement") pursuant to which ACS intends to purchase substantially all of the assets and liabilities of Buyer's Commercial Enterprise Solutions business unit.

                               A G R E E M E N T

                  In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1      DEFINITIONS.

                  For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

                  "Acquired Entity" means each Transferred Subsidiary and each Subsidiary of a Transferred Subsidiary, but "Acquired Entity" does not include either ACS Defense or ACS State Health Services, Inc. A list of the Acquired Entities is set forth as Exhibit A hereto.

                  "ACS" has the meaning set forth in the Preamble hereto.

STOCK PURCHASE AGREEMENT                                       EXECUTION VERSION

                  "ACS Bonus Program" has the meaning set forth in Section
6.1(a).

                  "ACS Credit Agreement" means the Revolving Credit Agreement dated as of September 12, 2002 among ACS and other borrowers from time to time party thereto, Wells Fargo Bank, National Association as Co-Lead Arranger and Sole Book Runner, JP Morgan Chase Bank as Co-Lead Arranger, Wells Fargo Bank Texas, National Association as Administrative Agent, JP Morgan Chase Bank and Bank One, N.A. as Co-Syndication Agents, and Key Corporate Capital, Inc. and The Bank Of Tokyo-Mitsubishi, Ltd. as Co-Documentation Agents.

                  "ACS Defense" means ACS Defense, Inc., a Massachusetts corporation.

                  "ACS Defense Subcontract Agreement" means the ACS Defense Subcontract Agreement dated as of the Closing Date, substantially in the form of Exhibit B hereto.

                  "ACS Government" means ACS Government Services, Inc., a Maryland corporation.

                  "ACS Government Savings Plan" has the meaning set forth in
Section 6.2(a)(1).

                  "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil, criminal or regulatory, in law or in equity, or before any arbitrator or Governmental Entity.

                  "Active Employees" has the meaning set forth in Section 6.1.

                  "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

                  "Affiliate Employee Plan" has the meaning set forth in Section 6.1(e).

                  "Affiliate Employees" has the meaning set forth in Section 6.1(e).

                  "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

                  "Antitrust Investigation" means the investigation by the United States Attorney's Office and the U.S. Department of Justice, Antitrust Division concerning certain activities by ACS Defense, or its predecessors, with respect to which ACS Defense (in its former name, Analytical Systems Engineering Corporation) was served with a grand jury subpoena dated October 15, 2002, together with any Actions against ACS, ACS Defense, Buyer or their respective Affiliates, officers, directors or employees that relate to or may arise from or as a result of such investigation or the subject matter thereof.

                  "Approval" means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

                  "Atlanta Lease" has the meaning set forth in Section 4.7(d).

                  "Base Purchase Price" has the meaning set forth in Section 2.2(b).

                  "Bid" means any quotation, bid or proposal by any Acquired Entity or ACS Defense which, if accepted or awarded, would lead to a Contract (other than a Contract expected to be performed

STOCK PURCHASE AGREEMENT               2                       EXECUTION VERSION
by ACS, Holdco or one of its Affiliates other than an Acquired Entity, assuming consummation of the transactions contemplated by this Agreement) with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by any Acquired Entity or ACS Defense.

                  "Birch & Davis" means Birch & Davis Holdings, Inc., a Delaware corporation.

                  "Business" has the meaning set forth in the Recitals hereto.

                  "Business IP" has the meaning set forth in Section 3.1(g)(1).

                  "Business Proprietary Information" means (i) all non-public information included in Intellectual Property owned by or licensed to the Acquired Entities or ACS Defense (other than Intellectual Property that constitutes an Excluded Asset or Intellectual Property that constitutes a Retained Asset), and (ii) any and all information related to the Business which has not been or is not made generally available to the public by the Acquired Entities or ACS Defense prior to the Closing Date or by Buyer or its Affiliates after the Closing Date.

                  "Buyer" has the meaning set forth in the Preamble hereto.

                  "Buyer Lease Assignee" has the meaning set forth in Section
5.7.

                  "Buyer Severance Plan" has the meaning set forth in Section 6.2(b)(5).

                  "Buyer Welfare Plans" has the meaning set forth in Section 6.2(b)(1).

                  "Buyer's representatives" has the meaning set forth in Section 4.2.

                  "Certificates" has the meaning set forth in Section 2.1.

                  "CES Purchase Agreement" has the meaning set forth in the Recitals hereto.

                  "Closing" has the meaning set forth in Section 2.3(a).

                  "Closing Balance Sheet" has the meaning set forth in Section 2.2(c).

                  "Closing Date" has the meaning set forth in Section 2.3(b).

                  "Closing Date Outsourcing Adjustment Amount" is defined in
Section 5.14(a).

                  "Closing Date Receivables" has the meaning set forth in
Section 5.11.

                  "Closing Date Statement" has the meaning set forth in Section 2.2(c).

                  "Closing Working Capital" means the amount, to be determined in accordance with Section 2.2(c), by which (i) the total dollar amount of those assets identified in accordance with GAAP as "current assets" on the Closing Balance Sheet, other than cash and cash equivalents, exceeds (ii) the total dollar amount of those liabilities identified in accordance with GAAP as "current liabilities" on such balance sheet, other than any such liabilities that constitute outstanding indebtedness of the Acquired Entities to Seller or any of its Affiliates (other than the Acquired Entities), whether or not any such liability is represented by a promissory note or other instrument in writing so long as such indebtedness is cancelled in accordance with Section 4.4.

STOCK PURCHASE AGREEMENT               3                       EXECUTION VERSION

                  "COBRA" has the meaning set forth in Section 3.1(n)(8).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commitment Amount" has the meaning set forth in Section 5.14(a).

                  "Confidentiality Agreement" has the meaning set forth in
Section 4.1(a).

                  "Contract" means any written agreement, arrangement, understanding, bond, commitment, franchise, indemnity, indenture or lease.

                  "Data Center Lease" has the meaning set forth in Section
4.7(e).

                  "Designated Acquired Entity" has the meaning set forth in
Section 5.8(b).

                  "Disclosure Schedules" means the Schedules dated the date of this Agreement and delivered contemporaneously herewith or updated in accordance with Section 5.10 relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.

                  "DOE Subcontract Agreement" means the Department of Education Subcontract Agreement dated as of July 1, 2003, substantially in the form of Exhibit C hereto.

                  "Effective Date" means the day on which Seller closes its books for accounting purposes for the month most recently ended prior to the Closing Date.

                  "Employee" has the meaning set forth in Section 3.1(n)(1).

                  "Encumbrance" means any claim, charge, easement, encumbrance, lease, security interest, lien, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by law or contract, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

                  "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging liability or potential liability under or relating to any Environmental Laws.

                  "Environmental Laws" means all federal, state, local and foreign statutes, laws and regulations relating to pollution, occupational health or safety, protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

                  "Environmental Liabilities" means all liabilities of the Acquired Entities arising in connection with or in any way relating to the Business or the Acquired Entities' or the Business' use or ownership of real property, whether contingent or fixed, actual or potential, which arise under or relate to Environmental Laws including, for the avoidance of doubt, Remedial Actions.

                  "Environmental Permit" means any license, permit, franchise, certificate of authority or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity pursuant to any applicable Environmental Laws.

STOCK PURCHASE AGREEMENT               4                       EXECUTION VERSION

                  "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, or any other rights, warrants or options to acquire any of the foregoing securities.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Assets" means those assets described on Schedule 1.1EA.

                  "Excluded Liabilities" means those liabilities described on
Schedule 1.1EL.

                  "FAR" means the Federal Acquisition Regulations.

                  "Final Working Capital Amount" has the meaning set forth in
Section 2.2(c).

                  "Financial Statements" has the meaning set forth in Section 3.1(c)(1).

                  "Financial Support Arrangements" means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person, including any remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, surety bonds, customs bonds, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received, off-balance sheet financing vehicles and any other financial accommodations.

                  "Foreign Export and Import Laws" means the laws and regulations of a foreign Governmental Entity regulating the provision of services to Persons not of the foreign country or the export and import of articles and information from and to the foreign country and to Persons not of the foreign country.

                  "FSA" has the meaning set forth in Section 6.2(b)(8).

                  "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                  "Government Contract" means any Contract, including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, multiple award schedule contract, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind, relating to the Business between any Acquired Entity or ACS Defense and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

STOCK PURCHASE AGREEMENT               5                       EXECUTION VERSION

                  "Governmental Entity" means any government or any agency, bureau, board, government corporation, commission, court, department, establishment, official, political subdivision, tribunal, command, branch or legislative body or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

                  "Holdco" has the meaning set forth in the Preamble hereto.

                  "Income Tax Return" means a Tax Return required to be supplied to a Governmental Entity with respect to Income Taxes including, where permitted or required, combined or consolidated returns for any group of Persons that includes the Acquired Entities or ACS Defense.

                  "Income Taxes" means all Taxes based on or measured by net income and any franchise Taxes based on capital (including any interest and penalties and additions to Tax (civil or criminal) related thereto or to the nonpayment thereof), but excluding withholding Taxes.

                  "Indemnifiable Claim" means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

                  "Indemnifiable Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, penalty or settlement of any kind or nature, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person, except to the extent Indemnified Losses are limited by Section 10.12.

                  "Indemnified Party" means the party entitled to indemnification hereunder.

                  "Indemnifying Party" means the Party obligated to provide indemnification hereunder.

                  "Insurance Liabilities" has the meaning set forth in Section 5.9(c).

                  "Intellectual Property" means all patents, copyrights (registered or unregistered), trademarks (registered or unregistered), trade names (registered or unregistered), trade dress, domain names, mask work, service marks (registered or unregistered), service names, technology, know-how, processes, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, inventions, proprietary data, formulae, research and development data, computer software programs (including source codes), databases, networks, systems, other copyrights and works of authorship and other intellectual property and rights associated therewith and applications for the same, including any registrations or applications for registration of any of the foregoing and all goodwill associated with the foregoing.

                  "Intellisource Guaranty" means that certain Guarantee of Obligations to the Government, dated as of May 9, 2002, by ACS in favor of the U.S. Government.

                  "Intercompany Gains" has the meaning set forth in Section 5.4(b).

                  "Interim Financial Statements" has the meaning set forth in
Section 3.1(c)(1).

                  "IRS" means the Internal Revenue Service or any successor entity.

STOCK PURCHASE AGREEMENT               6                       EXECUTION VERSION

                  "ITAR" means the International Traffic in Arms Regulations
(ITAR) (22 C.F.R. Sections 120-130).

                  "Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

                  "Leases" has the meaning set forth in Section 3.1(f)(2).

                  "Limited Noncompetition Agreement" means the Limited Noncompetition Agreement dated as of the Closing Date, substantially in the form of Exhibit D hereto.

                  "Loss Contract" has the meaning set forth in Section
3.1(u)(8).

                  "LTD Recipient" has the meaning set forth in Section 6.6.

                  "Master Purchase Agreement" has the meaning set forth in
Section 4.7(a).

                  "Material Adverse Effect" means a material adverse effect on the business, operations, assets, results of operations or financial condition of the Business or the Acquired Entities, taken as a whole.

                  "Material Contract" has the meaning set forth in Section
3.1(e).

                  "Net Funded Cash" has the meaning set forth in Section 2.2(a).

                  "Net Swept Cash" has the meaning set forth in Section 2.2(a).

                  "Newco" means ACS Security, LLC, a Delaware limited liability company.

                  "Newco Assumed Liabilities" means all liabilities and obligations of every kind and nature of ACS Defense other than Retained Liabilities.

                  "Newco Contributed Assets" means all assets, properties and privileges of every kind and nature of ACS Defense other than Retained Assets.

                  "NISPOM" means the National Industrial Security Program Operating Manual, DOD 5220.22-M.

                  "OCI" has the meaning set forth in Section 3.1(u)(10).

                  "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "Outsourcing Adjustment Amount" has the meaning set forth in
Section 5.14.

                  "Outsourcing Agreement" means an agreement, or a binding letter of intent or binding term sheet, for the provision of business process outsourcing by ACS or one of its Subsidiaries to Buyer or one or more of its Subsidiaries, which Outsourcing Agreement will be upon such market terms as may be reasonably acceptable to Buyer and Seller and which, with respect to the Outsourcing Agreements to be negotiated pursuant to Section 5.14(a), shall relate to the matters set forth on Schedule 1.1OA.

                  "Parties" has the meaning set forth in the Preamble hereto.

STOCK PURCHASE AGREEMENT               7                       EXECUTION VERSION

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Permit" means any license, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity, but excluding Environmental Permits.

                  "Permitted Encumbrance" means any Encumbrance that (i) is reflected or disclosed in the Financial Statements or in title reports made available to Buyer, (ii) is not material in amount either individually or when aggregated with other Permitted Encumbrances, (iii) constitutes a statutory lien (such as liens for Taxes not yet due and payable) arising in the ordinary course of business that has not been recorded and that relates to an obligation as to which there is no material default on the part of Seller or any of its Affiliates, provided that such items do not exceed $100,000 in the aggregate, or
(iv) does not singly or in the aggregate with other such items materially detract from the value of the property to which it relates or materially detract from or interfere with the use of property to which it relates in the ordinary conduct of business as presently conducted.

                  "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

                  "Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Post-Closing Commitment Amount" has the meaning set forth in
Section 5.14(b).

                  "Post-Closing Date Receivables" has the meaning set forth in
Section 5.11.

                  "Post-Closing Outsourcing Adjustment Amount" has the meaning set forth in Section 5.14(b).

                  "Post-Effective Date Tax Period" means any Tax period or portion thereof beginning after the Effective Date.

                  "Pre-Closing Commitment Amount" has the meaning set forth in
Section 5.14(b).

                  "Pre-Effective Date Tax Period" means any Tax period or portion thereof ending on or before the Effective Date.

                  "Prime Rate" means the rate that JPMorgan Chase Bank (or any successor entity) announces from time to time as its prime lending rate, as in effect from time to time.

                  "Property" has the meaning set forth in Section 3.1(f)(1).

                  "Proposed Final Working Capital Amount" has the meaning set forth in Section 2.2(c).

                  "Purchase Price" has the meaning set forth in Section 2.2(a).

                  "Regulated Substance" means (i) any "hazardous substance" or "pollutant" or "contaminant," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 9601 et seq.), or Title 40 Code of Federal Regulations Part 302,(ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), (iii) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title

STOCK PURCHASE AGREEMENT               8                       EXECUTION VERSION

42 United States Code Section 6691 et seq.), or Title 40 Code of Federal Regulations Section 280.1, or (iv) any other substance or waste which is regulated under any applicable Environmental Law with respect to its discharge or release, collection, storage, transportation for disposal, treatment or disposal.

                  "Related Agreements" means the Limited Noncompetition Agreement, the Transition Services Agreements, the Master Purchase Agreement, the DOE Subcontract Agreement, the ACS Defense Subcontract Agreement, the Sublease Agreements and, if applicable, the Atlanta Lease.

                  "Remedial Action" means the investigation, clean-up or remediation of contamination or environmental damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Regulated Substances, including investigations, response, removal and remedial actions under the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the United States Resource Conservation and Recovery Act of 1976, as amended, clean up requirements under the United States Toxic Substances Control Act, and clean-up requirements under any similar Environmental Law.

                  "Restricted Contract" has the meaning set forth in Section 5.8(a).

                  "Retained Assets" means the assets identified on Schedule
1.1RA.

                  "Retained Business" means the past, current and future business of ACS Defense directly related to the Retained Assets.

                  "Retained Liabilities" means the liabilities identified on
Schedule 1.1RL.

                  "Retained Pension Plans" has the meaning set forth in Section 6.2(a)(6).

                  "Retained Task Orders" means those task orders identified on
Schedule 1.1RTO, together with such additional task orders as ACS Defense may enter into from time to time in connection with the U.S. Department of the Air Force in connection with its Information Technology Support Program I, Information Technology Support Program II, the Technical and Engineering Management Support I, Technical and Engineering Management Support II, Technical and Engineering Management Support III and Technical and Engineering Management Support IV and any successor programs to such programs.

                  "Retained Welfare Plan" has the meaning set forth in Section 6.2(b)(7).

                  "SEC" means the Securities and Exchange Commission or any successor entity.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning set forth in the Preamble hereto.

                  "Seller Leases" has the meaning set forth in Section 5.7.

                  "Seller LTD Plan" has the meaning set forth in Section 6.6.

                  "Seller Marks" has the meaning set forth in Section 5.5(a).

                  "Seller Transferee Subsidiary" has the meaning set forth in
Section 2.4.

                  "Seller's representatives" has the meaning set forth in
Section 4.2.

STOCK PURCHASE AGREEMENT               9                       EXECUTION VERSION

                  "Specified Receivables" means, collectively, the Closing Date Receivables, the Post-Closing Receivables, and the Unfunded Receivables as to which the requirements of either clause (iii) or clause (iv) of the first sentence of Section 5.11 have been satisfied.

                  "Stock" means the capital stock of the Transferred
Subsidiaries.

                  "Sublease Agreements" has the meaning set forth in Section 4.7(c).

                  "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

                  "Synetics Escrow Agreement" means that certain Escrow Agreement, dated as of January 24, 2002, by and among ACS Defense, the persons listed on Exhibit A thereto, as the selling stockholders identified therein, Bahar Uttam, in his capacity as securityholders' representative, and SunTrust Bank, a national banking association, as escrow agent, executed in connection with the acquisition by ACS Defense of Synetics Incorporated.

                  "Target Working Capital Amount" means $97,000,000, as calculated in accordance with Annex A to Schedule 2.2(c).

                  "Tax" means any tax imposed of any nature, including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, import or customs duties, premiums tax, occupation tax or business license tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

                  "Tax Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

                  "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

                  "Technology Systems" means the electronic data processing, electronic information, electronic recordkeeping, electronic communications, electronic telecommunications, and computer systems, computer firmware, computer hardware (whether general or special purpose), software and other similar or related items of automated, computerized, and/or software system(s) that are used internally by the Acquired Entities or ACS Defense in the conduct of their Business and are owned by or licensed to the Acquired Entities or ACS Defense or that the Acquired Entities or ACS Defense otherwise possess a contractual right to use. For the avoidance of doubt, "Technology Systems" shall not include any systems described above that are owned or licensed (i) by ACS or its Affiliates (other than an Acquired Entity or ACS Defense) and used in the provision of corporate services by ACS or its Affiliates (other than an Acquired Entity or ACS Defense) to Affiliates other than an Acquired Entity or ACS Defense, (ii) by ACS or its Affiliates (other than an Acquired Entity or ACS Defense) and used solely in the provision of corporate services to the Retained Business or (iii) by ACS Defense and used solely in the provision of corporate services to the Retained Business.

                  "Transferred Employees" has the meaning set forth in Section
6.1

STOCK PURCHASE AGREEMENT               10                      EXECUTION VERSION

                  "Transfer Taxes" has the meaning set forth in Section 5.4(l).

                  "Transferred Subsidiary" means each of ACS Government, Birch & Davis and ACS Desktop Solutions, Inc., a Virginia corporation.

                  "Transferred Welfare Plans" has the meaning set forth in
Section 6.2(b)(1).

                  "Transition Services Agreements" means, collectively, the Transition Services Agreements, to be dated as of the Closing Date, substantially in the forms of Exhibits E1 and E2 hereto, together with the schedules to each such Contract to be negotiated in accordance with Section 4.7(b).

                  "Unfunded Receivables" means any accounts, notes and loans receivable recorded on the books of the Acquired Entities as of the Closing Date as "unbilled" accounts receivable and that have not been billed as of the Closing Date because a change to the contractual scope of coverage reflected by the goods or services underlying such "unbilled" accounts receivable has not been duly authorized or because funding related to the good and services underlying such "unbilled" accounts receivable has not been received by the pertinent Governmental Entity.

                  "U.S. Export and Import Laws" means the Arms Export Control Act (22 U.S.C. Sections 2778), ITAR, the Export Administration Act of 1979, as amended (50 U.S.C. Sections 2401-2420), the Export Administration Regulations
(EAR) (15 C.F.R. Sections 730-774), and all other laws and regulations of the United States Government regulating the provision of services to non-U.S. Persons or the export and import of articles or information from and to the United States of America and non-U.S. Persons.

                  "U.S. Government" means any Governmental Entity that is part of the government of the United States of America.

                  "Vacation Policies" has the meaning set forth in Section 6.3.

                  "Year-End Financial Statements" has the meaning set forth in
Section 3.1(c)(1).

                                   ARTICLE II
                            PURCHASE AND SALE/CLOSING

                  2.1      PURCHASE AND SALE.

                  Subject to the terms and conditions of this Agreement, Seller agrees to sell the issued and outstanding Stock of the Transferred Subsidiaries, and to deliver the certificates evidencing such Stock (the "Certificates"), to Buyer, and Buyer agrees to purchase such Stock from Seller, for the consideration hereinafter set forth. The Certificates will be properly endorsed for transfer to or accompanied by a stock power duly executed by Holdco in favor of Buyer or its nominee as Buyer may have directed at least two business days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Transferred Subsidiaries.

                  2.2      PURCHASE PRICE AND ADJUSTMENTS.

                  (a) The aggregate purchase price for the Stock shall be an amount (the "Purchase Price") equal to (1) the Base Purchase Price, (2) either (x) increased by the difference between the Final Working Capital Amount and the Target Working Capital Amount, in the event the Final Working Capital Amount exceeds Target Working Capital Amount or (y) decreased by the difference between Target Working Capital Amount and the Final Working Capital Amount, in the event the Final Working

STOCK PURCHASE AGREEMENT               11                      EXECUTION VERSION

Capital Amount is less than the Target Working Capital Amount, (3) either (x) increased by the net amount of cash funded to the Acquired Entities and ACS Defense (other than with respect to the Retained Business or the business conducted with respect to the Excluded Assets) by Seller and its Affiliates (other than the Acquired Entities and ACS Defense) between the Effective Date and the Closing Date ("Net Funded Cash") or (y) decreased by the net amount of cash swept from the Acquired Entities and ACS Defense (other than with respect to the Retained Business or the business conducted with respect to the Excluded Assets) by Seller and its Affiliates (other than the Acquired Entities or ACS Defense) between the Effective Date and the Closing Date ("Net Swept Cash"), and
(4) decreased by the Post-Closing Outsourcing Adjustment Amount, if any, as determined in accordance with Section 5.14(b).

                  (b) At the Closing, Buyer shall pay to Holdco an amount equal to (x) $588,000,000 minus (y) the Closing Date Outsourcing Adjustment Amount, if any, as determined in accordance with Section 5.14(a) (the "Base Purchase Price"). Such payment shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller to Buyer at least one business day prior to the Closing Date.

                  (c) Promptly following the Closing Date, but in no event later than 60 days after the Closing Date, Buyer shall prepare and submit to Seller (x) a combined balance sheet of the Transferred Subsidiaries and their Subsidiaries as of the close of business on the Effective Date (the "Closing Balance Sheet"), on a pro forma basis taking into account the transactions contemplated by Section 2.4, together with Buyer's calculation of the Closing Working Capital (the "Proposed Final Working Capital Amount") (such calculation, together with the "Closing Balance Sheet" being referred to herein as the "Closing Date Statement") and (y) Buyer's calculation of Net Funded Cash or Net Swept Cash, as the case may be. The Closing Balance Sheet shall be prepared by Buyer in accordance with GAAP, consistently applied, and Closing Working Capital will be determined in accordance with the procedures set forth on Schedule 2.2(c). In the event Seller disputes the correctness of the Proposed Final Working Capital Amount or the Net Funded Cash or Net Swept Cash, as the case may be, Seller shall notify Buyer in writing of its objections within 30 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Seller's objections. Seller agrees that any adjustments proposed in accordance with the foregoing will not involve changes in or challenges to the accounting methodologies, policies or procedures that have been consistently applied in the preparation of the Closing Date Statement and are in accordance with Schedule 2.2(c). If Seller fails to deliver its notice of objections within 30 days after receipt of the Closing Date Statement and calculation of Net Funded Cash or Net Swept Cash, as the case may be, Seller shall be deemed to have accepted Buyer's calculation. To the extent Seller does not object, in writing and in accordance with and within the time period contemplated by this Section 2.2(c), to a matter in the Closing Date Statement or the calculation of Net Funded Cash or Net Swept Cash, Seller shall be deemed to have accepted Buyer's calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Seller and Buyer shall endeavor in good faith to resolve any disputed matters within 20 days after receipt of Seller's notice of objections. If Seller and Buyer are unable to resolve the disputed matters, Seller and Buyer shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of Buyer or ACS) to resolve the matters in dispute (in a manner consistent with
Section 2.2(d) and with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Seller and Buyer. The determination of such firm shall be based solely on presentations by Seller and Buyer and shall not be by independent review. The Closing Working Capital as of the Effective Date, as finally determined pursuant to this Section 2.2(c) (whether by failure of Seller to deliver notice of objection, by agreement of Seller and Buyer or by determination of the independent accountants selected as set forth above), is referred to herein as the "Final Working Capital Amount."

STOCK PURCHASE AGREEMENT               12                      EXECUTION VERSION

                  (d) The Proposed Final Working Capital Amount and the Final Working Capital Amount shall be prepared and determined (i) in accordance with GAAP, consistently applied, and (ii) in accordance with the procedures set forth on Schedule 2.2(c).

                  (e) If the Final Working Capital Amount is greater than the Target Working Capital Amount, Buyer shall pay to Seller the amount of such difference, with simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If the Final Working Capital Amount is less than the Target Working Capital Amount, Seller shall pay to Buyer the amount of such difference, with simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If there is Net Funded Cash, Buyer shall pay to Seller the amount of such Net Funded Cash, and if there is Net Swept Cash, Seller shall pay to Buyer the amount of such Net Swept Cash, in either case with simple interest thereon, based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. Such payments shall be made in immediately available funds not later than five business days after the determination of the Final Working Capital Amount, or the final Net Funded Cash or Net Swept Cash amount, as the case may be, by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

                  (f) Seller and Buyer, respectively, shall make available to the opposite Party and, upon request, to the independent accountants selected pursuant to Section 2.2(c), the books, records, documents and work papers underlying the preparation of the Closing Date Statement and the calculation of Net Funded Cash or Net Swept Cash.

                  (g) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between Seller and Buyer in accordance with
Section 2.2(c) shall be paid one-half by Seller and one-half by Buyer.

                  2.3      THE CLOSING.

                  (a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article VIII hereof, the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 1625 Eye Street, N.W., Washington, D.C., or at such other location as may be agreed by Seller and Buyer.

                  (b) The Closing shall take place at 10:00 a.m. local time in Washington, D.C. on the first Monday (or, if the first Monday is not a business day, on the next business day thereafter) following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such later date as may be agreed upon by Buyer and Seller (the date on which the Closing occurs is herein referred to as the "Closing Date"). Upon consummation, the Closing shall be deemed to be effective for tax, financial and accounting purposes as of the close of business on the Effective Date.

                  2.4      PRE-CLOSING TRANSFERS OF ASSETS AND LIABILITIES.

                  At the time specified in this Section 2.4, Seller shall take, or shall, directly or indirectly, cause the Acquired Entities to take, the following actions:

                  (a) ACS Defense shall be converted into a Delaware limited liability company including, at the option of Seller, through the merger of ACS Defense with and into a newly formed Delaware limited liability company. Seller shall cause any such merger to occur in accordance with applicable Law including the Massachusetts Business Corporation Law and the Delaware Limited

STOCK PURCHASE AGREEMENT               13                      EXECUTION VERSION

Liability Company Act and shall use its commercially reasonable efforts to obtain any novations required by the FAR as a result of such merger.

                  (b) Prior to Closing (but effective as between the Parties prior to the Effective Date), ACS Defense shall contribute, convey, assign, transfer and deliver to Newco, a newly-formed, wholly-owned, direct Subsidiary of ACS Government, all of its right, title and interest in and to the Newco Contributed Assets and Newco shall assume the Newco Assumed Liabilities and ACS Defense and Newco shall execute a Bill of Sale, Assignment and Assumption Agreement in form and substance reasonably acceptable to Buyer and Seller. Between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts to obtain for Newco all security clearances that are necessary for Newco to operate the business related to the Newco Contributed Assets as of the Closing Date. If such commercially reasonable efforts do not result in Newco holding such necessary security clearances as of the Closing Date, prior to Closing, in lieu of the contribution to Newco as provided above, the Newco Contributed Assets shall be contributed, conveyed, assigned, transferred and delivered to ACS Government and ACS Government (so long as ACS Government has such security clearances) shall assume the Newco Assumed Liabilities. Neither party shall be obligated to consummate the Closing until a Person owned (or to be owned) by Buyer has such necessary security clearances. All employees of ACS Defense whose responsibilities relate primarily to the Retained Business, and such additional employees of the Acquired Entities and ACS Defense who are identified by Buyer prior to the Closing Date as employees who shall not become Transferred Employees (with an initial list to be delivered by Buyer to Seller on or prior to the fifth business day after the date hereof, it being understood that such list is subject to revision by Buyer from time to time, but not later than the fifth business day prior to the Closing Date), shall remain, or become, employees of ACS Defense and shall not become Transferred Employees. At least five business days prior to the Closing Date, Seller shall deliver a list of the employees who will be employed by ACS Defense upon the Closing, which list shall be attached as Schedule 2.4(b).

                  (c) Subsequent to the consummation of the transactions contemplated by Section 2.4(b) above, but prior to the Closing (but effective as between the Parties prior to the Effective Date), ACS Government shall distribute to Holdco all rights, title and interest in the equity of ACS Defense (or its successor as a result of the merger contemplated by Section 2.4(a)) and Holdco, in turn, shall contribute all such rights, title and interest in the equity of ACS Defense (or its successor as a result of the merger contemplated by Section 2.4(a)) to ACS/ECG Holdings, LLC, a wholly-owned subsidiary of Holdco, such that ACS Defense shall become an indirect wholly-owned subsidiary of Holdco and shall not be an Acquired Entity. The Retained Assets shall remain property of ACS Defense and the Retained Liabilities shall remain liabilities of ACS Defense.

                  (d) From time to time prior to the Closing Date (but effective as between the Parties prior to the Effective Date), Seller shall cause each Acquired Entity which is the owner of Excluded Assets to contribute, convey, assign transfer and deliver to ACS Education Solutions, LLC, a Delaware limited liability company (the "Seller Transferee Subsidiary"), all of such Acquired Entity's right, title and interest in and to the Excluded Assets, and ACS or the Seller Transferee Subsidiary shall assume the Excluded Liabilities. At the time(s) of each such transaction, the parties shall execute a Bill of Sale, Assignment and Assumption Agreement in form and substance reasonably acceptable to Buyer and Seller and ACS Government and the Seller Transferee Subsidiary shall enter into the DOE Subcontract Agreement. Seller shall cause all employees of ACS Government whose responsibilities relate primarily to the Excluded Assets to remain employed by (or become the responsibility of, as applicable) the Seller Transferee Subsidiary and such Persons shall not become Transferred Employees. At least five business days prior to the Closing Date, Seller shall deliver a list of the employees who will be employed by the Seller Transferee Subsidiary upon the Closing, which list shall be attached as Schedule 2.4(d).

STOCK PURCHASE AGREEMENT               14                      EXECUTION VERSION

                  (e) Prior to the Closing (but effective as between the Parties prior to the Effective Date), Birch & Davis shall distribute to ACS or an Affiliate of ACS (other than an Acquired Entity) all of Birch and Davis' right, title and interest in the equity of ACS State Health Services, Inc., such that ACS State Health Services, Inc. shall become a wholly-owned subsidiary of ACS or an Affiliate of ACS (other than an Acquired Entity) and shall not be an Acquired Entity.

                  (f) To the extent that any of the transactions contemplated by this Section 2.4 involves the assignment of a Lease or Contract requiring the consent of any third-party thereto (other than a Government Contract), the Parties shall treat such Lease or Contract as if such Lease or Contract were subject to Sections 5.7 and 5.8 of this Agreement, respectively, mutatis mutandis, and the Parties shall, and shall cause their respective Affiliates to, take all commercially reasonable actions required thereby in connection with such Leases and Contracts. For the avoidance of doubt, (i) references in Section 5.7 and 5.8 to "Seller" shall be deemed to refer (for purposes of this Section 2.4(f) only) to (x) Seller and its Affiliates, including ACS Defense, with respect to Leases and Contracts included in the Newco Contributed Assets and (y) Buyer and its Affiliates with respect to Leases and Contracts included in the Excluded Assets and (ii) references in Sections
5.7 and 5.8 to "Buyer" shall be deemed to refer (for purposes of this Section 2.4(f) only) to (x) Buyer and its Affiliates with respect to the Leases and Contracts included in the Newco Contributed Assets and (y) Seller and its Affiliates, including ACS Defense, with respect to Leases and Contracts included in the Excluded Assets. Notwithstanding the foregoing, the Contracts set forth on Schedule A to the ACS Defense Subcontract Agreement shall be handled as provided in the ACS Defense Subcontract Agreement and shall not constitute Restricted Contracts handled pursuant to the provisions of this Section 2.4(f).

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  3.1      REPRESENTATIONS AND WARRANTIES OF SELLER.

                  Except as otherwise indicated on the Schedules hereto, Holdco and ACS jointly and severally represent and warrant to Buyer, and agree with Buyer, as follows:

                  (a)      ORGANIZATION AND RELATED MATTERS.

                  Each of Holdco, ACS, each Acquired Entity, ACS Defense and the Seller Transferee Subsidiary is, or when formed will be, a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Holdco, ACS, each Acquired Entity, ACS Defense and the Seller Transferee Subsidiary has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements, in each case, to which such entity is a party. Each Acquired Entity, ACS Defense and the Seller Transferee Subsidiary has, or when formed will have, all necessary corporate power and authority to own its respective properties and assets and to carry on its respective businesses as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b)      STOCK.

                  Holdco owns, beneficially and of record, all of the issued and outstanding Stock of the Transferred Subsidiaries. Other than such Stock, there are no outstanding Equity Securities of the

STOCK PURCHASE AGREEMENT               15                      EXECUTION VERSION

Transferred Subsidiaries. Schedule 3.1(b) sets forth (i) the authorized, issued and outstanding capital stock of each Acquired Entity, (ii) the capital stock ownership of each Acquired Entity (other than the Transferred Subsidiaries) and
(iii) the jurisdiction in which each of the Acquired Entities was organized. Except as described on Schedule 3.1(b), each Transferred Subsidiary owns all of the issued and outstanding Equity Securities of each of its direct Subsidiaries and each direct Subsidiary of each Transferred Subsidiary owns all of the issued and outstanding capital stock of its respective direct Subsidiaries, in each case, beneficially and of record. All of the Equity Securities of each Acquired Entity or ACS Defense are owned by Holdco, ACS or an Acquired Entity free and clear of any Encumbrance. Except as contemplated hereby, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of any Acquired Entity or ACS Defense. There are no outstanding Contracts or other rights or obligations of Seller or any Acquired Entity or ACS Defense to repurchase, redeem or otherwise acquire, or affecting the voting rights of, or requiring the registration for sale of, any Equity Securities of any Acquired Entity or ACS Defense. All outstanding Equity Securities of each Acquired Entity and ACS Defense are duly authorized, validly issued and outstanding and are fully paid and nonassessable. None of the outstanding Equity Securities of any Acquired Entity or ACS Defense have been issued in violation of any applicable Laws or preemptive rights. There are no preemptive rights in respect of any Equity Securities of any Acquired Entity or ACS Defense. Other than the Equity Securities of an Acquired Entity or ACS Defense set forth on
Schedule 3.1(b), neither any Acquired Entity nor ACS Defense owns any Equity Security of any other Person.

                  (c)      FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                            (1) Financial Statements. Attached hereto as
Schedule 3.1(c)(1) are true and complete copies of (i) the unaudited combined balance sheet for the Transferred Subsidiaries and their respective Subsidiaries as of June 30, 2002 and the related unaudited combined statements of income and cash flows for the year ended June 30, 2002 (the foregoing, collectively, the "Year-End Financial Statements") and (ii) the unaudited combined balance sheet for the Transferred Subsidiaries and their Subsidiaries as of May 31, 2003, and the related unaudited combined statements of income and cash flows for the eleven-month period then ended (the "Interim Financial Statements" and, collectively with the Year-End Financial Statements, the "Financial Statements"), in each case, prepared on a pro forma basis and excluding the Excluded Assets, the Excluded Liabilities, the Retained Assets and the Retained Liabilities, but including the Newco Contributed Assets and Newco Assumed Liabilities. The Financial Statements have been prepared as though, and assume for all purposes, that the transactions contemplated by Section 2.4 have occurred as of the applicable dates and during the applicable periods described therein. The Financial Statements (i) represent actual bona fide transactions,
(ii) have been prepared from the books and records of the Acquired Entities and ACS Defense, as applicable, in conformity with GAAP consistently applied, except as set forth therein and as adjusted on a pro forma basis, and except that the Interim Financial Statements are not accompanied by notes or other textual disclosure required by GAAP and are subject to the exclusion of normal year-end adjustments, and (iii) fairly present in all material respects the Transferred Subsidiaries' combined financial position as of the respective dates thereof and its combined results of operations and cash flows for the periods then ended on such pro forma basis. Except as set forth on Schedule 3.1(c)(1), the balance sheets included in the Financial Statements do not reflect any material write-up or revaluation not separately identified increasing the book value of any assets other than write-ups or revaluations made in the ordinary course of business, nor have there been any transactions since May 31, 2003 giving rise to any such material special or nonrecurring income or any such material write-up or revaluation other than those made in the ordinary course of business.

                            (2) Certain Changes. Except as set forth on Schedule
3.1(c)(2), since May 31, 2003 there has not been, occurred or arisen any change in or event affecting the Acquired Entities and/or

STOCK PURCHASE AGREEMENT               16                      EXECUTION VERSION

ACS Defense that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and neither any Acquired Entity nor ACS Defense has suffered any material loss, damage, destruction or other casualty to any of their tangible assets that were not replaced or covered by insurance.

                            (3) No Other Liabilities. None of the Acquired
Entities or ACS Defense has incurred any liabilities, whether accrued, contingent or otherwise, in excess of $1,000,000, that would be required in accordance with GAAP (employing the accounting principles, policies, practices and methods of the Acquired Entities or ACS Defense, as applicable) to be disclosed on the Financial Statements, except liabilities (i) that are reflected or disclosed in the Financial Statements, (ii) that are disclosed in this Agreement, any Related Agreement or in matters set forth on the Schedules hereto or thereto, (iii) that were incurred after May 31, 2003 in the ordinary course of business and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (iv) for Taxes.

                  (d)      TAX RETURNS.

                           (1) Except as set forth on Schedule 3.1(d)(1), all
Tax Returns required to be filed by or on behalf of the Acquired Entities or ACS Defense have been duly and timely filed, such Tax Returns are complete and accurate in all material respects, and all Taxes shown to be payable on such Tax Returns have been paid in full on a timely basis, other than Taxes being contested in good faith. The Acquired Entities and ACS Defense have withheld and paid all amounts required to be paid or withheld with respect to their employees. There are no Encumbrances with respect to any Taxes upon any of the assets or properties of any Acquired Entity or ACS Defense, other than Permitted Encumbrances. Except as set forth on Schedule 3.1(d)(1), no material issue relating to Taxes of the Acquired Entities or ACS Defense has been raised by any Tax Authority in any audit or examination which could result in a proposed adjustment or assessment by a Governmental Entity with respect to a Pre-Effective Date Tax Period. Except as set forth on Schedule 3.1(d)(1), no audit or other proceeding by any Governmental Entity has formally commenced and no written notification has been given to Seller, the Acquired Entities or ACS Defense that such an audit or other proceeding is pending or threatened with respect to any Taxes due from the Acquired Entities or ACS Defense or any Tax Return filed by or with respect to any Acquired Entity or ACS Defense. Except as set forth on Schedule 3.1(d)(1): (i) no assessment of Tax has been proposed against the Acquired Entities or ACS Defense or any of their assets or properties and (ii) none of Seller, the Acquired Entities or ACS Defense has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or been notified in writing of, any change or proposed change of accounting method.

                           (2) As of the Closing, no Acquired Entity will be a
party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or agreement dealing principally with Taxes. None of the Acquired Entities is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth on Schedule 3.1(d)(2), none of the Acquired Entities is or has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group of which ACS is the common parent) and no claim for liability has been asserted against the Acquired Entities for the Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, which claim has not been finally resolved, with all required payments having been made, as of the date hereof. None of the assets of the Acquired Entities or ACS Defense are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither the Acquired Entities nor ACS Defense: (i) has submitted a request for a private letter ruling (or comparable procedure under state or local law) to the IRS or any state, local or foreign Tax Authority, which request has not yet been issued or

STOCK PURCHASE AGREEMENT               17                      EXECUTION VERSION
denied; (ii) has disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code; (iii) has agreed to, or is required to include in income, any adjustment pursuant to
Section 482 of the Code (or similar provision of other law or regulations) (nor, to the knowledge of Seller, the Acquired Entities, or ACS Defense, has any Tax Authority proposed, or is any Tax Authority considering, any such adjustment); or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). No state or federal "net operating loss" of the Acquired Entities or ACS Defense determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

                  (e)      MATERIAL CONTRACTS.

                           (1) Schedule 3.1(e)(1) contains a list, as of the
date of this Agreement (except for clauses (i) and (ii) below which list shall be as of July 18, 2003), of each Contract other than a Government Contract (each of which, together with the real estate leases listed on Schedule 3.1(f)(1) shall be deemed a "Material Contract"), to which any Acquired Entity or ACS Defense is a party or to which any Acquired Entity, ACS Defense or any of their respective properties is subject or by which any thereof is bound that:

                           (i) obligates any Acquired Entity or ACS Defense to pay an amount in excess of $500,000 during the fiscal year ending June 30, 2003 or $500,000 in the aggregate;

                           (ii) relates to the sale of goods and/or the provision of services pursuant to which any Acquired Entity or ACS Defense expects to record revenue in excess of $200,000 during the fiscal year ending June 30, 2003 or $500,000 in the aggregate;

                           (iii) limits or restricts the ability of any Acquired Entity or ACS Defense to compete or otherwise to conduct the Business in any material manner or place;

                           (iv) involves an obligation for borrowed money, constitutes a capital lease, or provides for a guaranty or surety or Financial Support Arrangement by any Acquired Entity or ACS Defense in respect of any Person other than any Acquired Entity or ACS Defense;

                           (v) creates a partnership, limited liability company or joint venture;

                           (vi) involves commitments to make capital expenditures or purchases or sales of assets involving $250,000 or more individually;

                           (vii) involves sales representation or agency not terminable within thirty days or which requires payment in excess of $50,000 per year;

                           (viii) contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock;

                           (ix) relates to any loan or advance to, or investment in, any Person or to the making of any such loan, advance or investment in each case involving an amount in excess of $50,000;

                           (x) involves indemnity obligations or obligations to perform material services arising out of a divestiture or acquisition by an Acquired Entity or ACS Defense;

STOCK PURCHASE AGREEMENT               18                      EXECUTION VERSION

                           (xi) relates to any license, sublicense or other agreement or arrangement in respect of Intellectual Property, excluding commercial "off the shelf" software, in excess of $250,000 annually; or

                           (xii) which otherwise constitute a Material Contract and which require a third-party's consent to the assignment or change of control of such Contract.

Material Contracts shall be deemed not to include matters listed in Schedule 3.1(s)(other than the Leases cross referenced on Schedule 3.1(s) and the subcontracts listed on Schedule 3.1(s)).

                           (2) True copies of each of the Material Contracts,
including all substantive amendments, waivers and modifications thereto, have been made available to Buyer. Except as set forth on Schedule 3.1(e)(2), each Material Contract is valid and in full force and effect according to its terms, and the Acquired Entities that are parties thereto, and ACS Defense, if a party thereto, have performed any accrued obligations thereunder and are not in default or breach under any such Material Contract, and have not received any formal cure notices under any such Material Contract or any written allegation of an intention to terminate or cancel any such Material Contract (other than notices that have been rescinded), except where such failure to be in full force and effect or default or breach would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth on
Schedule 3.1(e)(2), consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights or obligations of any Acquired Entity or ACS Defense (including payment of fees) under any Material Contract, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                           (3) Between July 18, 2003 and the date hereof,
neither any Acquired Entity nor ACS Defense has entered into any Material Contract other than in the ordinary course of business and consistent with past practice.

                  (f)      REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY;
LEASES.

                           (1) Schedule 3.1(f)(1) lists each interest in real
property owned or leased by an Acquired Entity or ACS Defense, including the location thereof. Except as set forth on Schedule 3.1(f)(1), each of the Acquired Entities and ACS Defense has good and marketable title to or other right to use, free of Encumbrances, except for Permitted Encumbrances, (a) all of its respective items of real property material to the Business, including fees, leaseholds, contractual rights and all other interests in such real property, and (b) such other tangible assets and properties that are material to the Business, including all such tangible assets that they purport to own or have the right to use as reflected in the Financial Statements or that were thereafter acquired (the "Property"), except, in any such case, for (i) matters described in Schedule 3.1(f)(1), and (ii) assets and Properties not material to the Business that were disposed of since May 31, 2003 in the ordinary course of business. Except as set forth on Schedule 3.1(f)(1), other than services provided on site at governmental instrumentalities with whom an Acquired Entity or ACS Defense is a party to a Contract, the Business is not conducted on a day to day basis and neither any Acquired Entity nor ACS Defense makes any payments for the use of space at any location that it does not own or lease. The tangible Properties of the Acquired Entities and ACS Defense that are material to the Business are adequate to conduct the Business in all material respects as currently conducted. The material leasehold properties held by any Acquired Entity or ACS Defense as lessee or sublessee are held under valid leases in full force and effect pursuant to their terms, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. To the knowledge of Seller and except as set forth on Schedule 3.1(f)(1), the current operation and use of the Property by the Acquired Entities and ACS Defense does not violate in any material respect any Law now in effect. On

STOCK PURCHASE AGREEMENT               19                      EXECUTION VERSION
the Closing Date, the owned Property will not be subject to any Encumbrance securing indebtedness for borrowed money. There are no condemnation proceedings pending with respect to any owned Property and, to the knowledge of Seller, no condemnation proceedings are threatened with respect to any owned Property. At the Closing, subject to any qualifications or limitations set forth in any representation or warranty in Section 3.1 hereof, such changes as shall be permitted after the date hereof in accordance with Section 4.2 hereof and the receipt of all Approvals and all required third party consents, (i) the Acquired Entities will continue to hold such title, right and interest in, to or under their assets as the Acquired Entities currently hold (other than the Excluded Assets) and (ii) Newco or ACS Government, as applicable, shall acquire from ACS Defense such title, right and interest in, to or under the assets of ACS Defense (other than the Retained Assets) as ACS Defense currently holds, in each case, free and clear of any Encumbrance except for Permitted Encumbrances.

                           (2) All leases, subleases or other material
agreements or arrangements (including the Seller Leases) with respect to the real property owned or leased by any Acquired Entity or ACS Defense, including all amendments, modifications and guarantees in connection therewith, which currently pertain to the Business are disclosed on Schedule 3.1(f)(1) (the "Leases"). The Acquired Entities and ACS Defense have paid all rents and other charges to the extent due and payable under the Leases, except as otherwise disclosed on Schedule 3.1(f)(2).

                           (3) Taking into account the transactions contemplated
by Section 2.4 and without limiting any of the other representations and warranties in this Agreement, the tangible and real property owned or leased by the Acquired Entities and the Intellectual Property owned or licensed by the Acquired Entities, in each case, on the Closing Date, shall be collectively sufficient to conduct the Business in the manner conducted immediately prior to the Closing Date by the Acquired Entities and ACS Defense, except that it is acknowledged by Buyer that the Acquired Entities will not as of the Closing Date own (i) such assets as are used by ACS and its Affiliates (other than the Acquired Entities and ACS Defense) in the provision of corporate services (such as financial reporting, treasury, tax compliance, risk management, payroll, cash management, human resources and benefits administration, legal, information technology, corporate sponsored training, group purchasing and other similar services provided by ACS to its operating Subsidiaries) to the Acquired Entities, (ii) such assets as are obtained by the Acquired Entities pursuant to Contracts (or which are owned by parties providing services to the Acquired Entities pursuant thereto) to which the Acquired Entities will be a party immediately following the Closing Date (or which will be Restricted Contracts), and (iii) such assets as are provided by customers of the Acquired Entities to the Acquired Entities for use in the provision by the Acquired Entities of services to such customers.

                  (g)      INTELLECTUAL PROPERTY.

                           (1) Set forth on Schedule 3.1(g)(1) is a true and
complete list of: (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, owned by any Acquired Entity or ACS Defense; (ii) all published or unpublished nonprovisional and provisional patent applications or reexamination proceedings, owned by any Acquired Entity or ACS Defense; (iii) all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and domain name registrations owned by any Acquired Entity or ACS Defense; (iv) all registered copyrights of any Acquired Entity or ACS Defense; and (v) all domain name registrations of any Acquired Entity or ACS Defense (the items enumerated in clauses (i) through (v), together with all other Intellectual Property owned by the Acquired Entities or ACS Defense, the "Business IP").

STOCK PURCHASE AGREEMENT               20                      EXECUTION VERSION

                           (2) Except as set forth on Schedule 3.1(g)(2) and in
Parts I, III and IV of Schedule 3.1(g)(7), the Acquired Entities and ACS Defense have all ownership of or are properly licensed to use (or otherwise have the right to use) all of the Business IP and all other Intellectual Property which collectively is required for use in the Business, except for any such Intellectual Property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (3) Except as set forth on Schedule 3.1(g)(3),
officers, employees and consultants of the Acquired Entities and ACS Defense (excluding, for the avoidance of doubt, software development firms) who have created Business IP have executed an agreement under which all rights, title and ownership in and to such Business IP are assigned to an Acquired Entity or ACS Defense.

                           (4) Except as set forth in Schedule 3.1(g)(4), to the
knowledge of Seller, no third party is infringing upon, misappropriating, or otherwise violating rights to the Business IP.

                           (5) To the knowledge of Seller, the use of the
Business IP by the Acquired Entities or ACS Defense in connection with the operation of the Business as heretofore conducted does not conflict with, infringe upon or violate any Intellectual Property of any third party, except for conflicts, infringements or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (6) Except as set forth on Schedule 3.1(g)(6), none
of the Acquired Entities or ACS Defense has specifically agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property, other than subcontractors, prime contractors, vendors, customers and software developers engaged by an Acquired Entity or ACS Defense, and employees, officers and directors of an Acquired Entity or ACS Defense.

                           (7) Set forth on Schedule 3.1(g)(7) is a list of all
Intellectual Property owned by ACS or an Affiliate of ACS (other than an Acquired Entity or ACS Defense (unless such Intellectual Property constitutes a Retained Asset, in which case it shall be set forth on Schedule 3.1(g)(7))) which is used in the Business.

                  (h)      AUTHORIZATION; NO CONFLICTS.

                  The execution, delivery and performance by each of Holdco and ACS of this Agreement and by Holdco, ACS, each Acquired Entity, ACS Defense and the Seller Transferee Subsidiary of the Related Agreements to which such Person is a party has been duly and validly authorized by the respective Boards of Directors of each such Person and by all other necessary corporate action on the part of each such Person. This Agreement and, when executed, the Related Agreements to which such Person is a party, constitute, or will constitute, legally valid and binding obligations of each of ACS, Holdco, the Acquired Entities, ACS Defense and the Seller Transferee Subsidiary, as applicable, enforceable against such Person in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except as set forth on Schedule 3.1(h), the execution, delivery and performance by each of ACS and Holdco of this Agreement and by Holdco, ACS, the Acquired Entities, ACS Defense and the Seller Transferee Subsidiary, as applicable, of the Related Agreements to which such Person is a party will not
(i) violate the charter documents or by-laws of any such Person, (ii) result in the imposition of any Encumbrance against any assets or properties of any Acquired Entity or ACS Defense or (iii) violate any Law, except in the case of clause (ii) or clause (iii) for any such violations or impositions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and excluding the resulting requirements to make filings or obtain approvals required

STOCK PURCHASE AGREEMENT               21                      EXECUTION VERSION
under the Hart-Scott-Rodino Act and any similar filings or approvals required under foreign Laws and (iii) other than matters set forth on Part XII of
Schedule 3.1(e)(1), or excluded therefrom based on a Contract not being a Material Contract, the execution, delivery and performance by each of ACS and Holdco of this Agreement and by ACS, Holdco, the Acquired Entities, ACS Defense and the Seller Transferee Subsidiary of the Related Agreements to which such Person is a party will not require any Approvals or consents of third parties to be obtained or give rise to any rights of termination of any Material Contract, except for any such Approvals, consents of third parties or rights of termination the failure of which to receive would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or have a material adverse effect on the ability of ACS or Holdco to consummate the transactions contemplated by this Agreement.

                  (i)      LEGAL PROCEEDINGS.

                  Except as set forth on Schedule 3.1(i) or as reserved on the May 31, 2003 balance sheet referred to in Section 3.1(c)(1), there is no Order or Action pending or, to the knowledge of Seller, threatened in writing against or affecting any Acquired Entity or ACS Defense that (i) involves a claim or potential claim of liability in excess of $250,000 against or negatively affecting any Acquired Entity or ACS Defense or any of such Acquired Entity's or ACS Defense's properties or assets, (ii) enjoins or seeks to enjoin any significant activity by any Acquired Entity or ACS Defense if such injunction constitutes, or if entered would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on ACS's or Holdco's ability to perform this Agreement or on the ability of ACS, Holdco, the Acquired Entities, ACS Defense or the Seller Transferee Subsidiary, to the extent a party thereto, to perform any Related Agreement.

                  (j)      LABOR MATTERS.

                  There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Seller, threatened against or affecting any Acquired Entity, ACS Defense or the Business that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and there has not been any organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.1(j), none of the Acquired Entities or ACS Defense is a party to a collective bargaining agreement or other similar Contract. To the knowledge of Seller, except as set forth on Schedule 3.1(j), no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of any Acquired Entity or ACS Defense. Within the last two years prior to the date hereof, neither any Acquired Entity nor ACS Defense has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any Acquired Entity's or ACS Defense's employees or been subject to or, to the knowledge of Seller, threatened with any strike or other concerted labor activity or dispute.

                  (k)      INSURANCE.

                  Each Acquired Entity and ACS Defense is, and at all times during the past two years has been, insured with reputable insurers (or self-insured) against all risks, and in such amounts, as are normally insured against by companies in similar lines of business, and all of the insurance policies and bonds required to be maintained by the Acquired Entities or ACS Defense are in full force and effect.

                  (l)      PERMITS.

STOCK PURCHASE AGREEMENT               22                      EXECUTION VERSION

                  Except as set forth on Schedule 3.1(l), the Acquired Entities or ACS Defense hold all Permits that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all such Permits are valid and in full force and effect, subject to the filings and Approvals contemplated by Section 4.3, except where the failure to hold any such Permit or for such Permit to be in full force and effect would not, individually or in the aggregate, be reasonably likely to materially and adversely affect the ability of the Acquired Entities to conduct the Business as it is currently conducted. To the knowledge of Seller, no suspension, cancellation or termination of any of such Permits is threatened or imminent that would be reasonably likely to materially and adversely affect the ability of the Acquired Entities to conduct the Business as it is currently conducted.

                  (m)      COMPLIANCE WITH LAW.

                  Except as set forth on Schedule 3.1(m), the Acquired Entities and ACS Defense are operating the Business in compliance with all applicable Laws, except for violations of applicable Laws which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, employee benefit matters, environmental matters or Government Contract matters, which are the subject of Sections 3.1(d), 3.1(n), 3.1(r) and 3.1(u), respectively.

                  (n)      EMPLOYEE BENEFITS.

                           (1) Schedule 3.1(n)(1) lists (and identifies the
sponsor of) as of the date hereof (i) each "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (ii) each "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and (iii) each other material incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement or arrangement, maintained or contributed to as of the date hereof by ACS or its Affiliates (including the Acquired Entities or ACS Defense) in respect of or for the benefit of any employee of any Acquired Entity or ACS Defense (an "Employee") or any former Employee with respect to service for an Acquired Entity or ACS Defense (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans").

                           (2) Except as set forth on Schedule 3.1(n)(2), with
respect to the ERISA Plans:

                           (i) none of ACS or any of its Affiliates (including any Acquired Entity), any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which any Acquired Entity or ACS Defense would reasonably be expected to be subject to any liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to
         Section 4975 of the Code, excluding any liability, penalty or Tax that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                           (ii) since the effective date of ERISA, no liability under Title IV of ERISA has been incurred by any Acquired Entity or ACS Defense (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be, satisfied in full.

                           (3) Except as set forth on Schedule 3.1(n)(3), with
respect to ERISA Plans:

STOCK PURCHASE AGREEMENT               23                      EXECUTION VERSION

                           (i) each of such ERISA Plans has been operated and administered in substantial compliance with all material provisions of the governing documents and with all material provisions of applicable Laws; and

                           (ii) each of such ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans.

                           (4) None of the ERISA Plans is a "multiemployer
plan," as that term is defined in Section 3(37) of ERISA.

                           (5) Except as set forth on Schedule 3.1(n)(5), the
execution of, and performance of the transactions contemplated in, this Agreement will not alone result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of any Acquired Entity or ACS Defense which shall be a liability of any Acquired Entity. The only severance agreements or severance policies applicable to any Acquired Entity in the event of a change in control of any Acquired Entity or ACS Defense are the agreements and policies specifically referred to in Schedule 3.1(n)(5).

                           (6) Except as set forth on Schedule 3.1(n)(6),
neither any Acquired Entity nor ACS Defense is the plan sponsor of any ERISA
Plan.

                           (7) There are no agreements which will provide
payments to any officer, employee or highly compensated individual which (a) will be "parachute payments" under Section 280G or 4999 of the Code for which Buyer, any Acquired Entity or ACS Defense would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code or
(b) would result in loss of tax deductions under Section 162(m) of the Code.

                           (8) Except as set forth in Schedule 3.1(n)(8) (with
respect to a retiree medical plan sponsored by ACS, and under which liability, if any, would remain with ACS) and except for liability to provide coverage under the continuation of coverage provisions of Section 4980B of the Code and Sections 601 - 608 of ERISA ("COBRA"), neither ACS, its Affiliates nor any representatives of ACS or its Affiliates has made any commitments prior to the Closing to provide retiree medical benefits to any Transferred Employee.

                           (9) Seller has delivered to Buyer for the Government
Services Savings Plan and each of the Transferred Welfare Plans, copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the Internal Revenue Service, (iii) the consolidated statement of assets and liabilities as of the most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each such plan as of such dates in accordance with GAAP.

                           (10) All obligations of the Acquired Entities under
the Plans (x) that are due prior to the Closing Date have been paid or will be paid prior to that date and in a timely fashion, and (y) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

STOCK PURCHASE AGREEMENT               24                      EXECUTION VERSION

                           (11) No insurance policy or other Contract affecting
any of the Plans permits a retroactive increase in premiums or payments due thereunder.

                           (12) As in effect at the time of the Closing, the
Acquired Entity that sponsors the Government Services Savings Plan and the Transferred Welfare Plans shall have the right to amend, terminate or merge such plans or to transfer the assets of such plans.

                           (13) Each of the Acquired Entities and ACS Defense
have classified all individuals who perform services for them correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees except for incorrect classifications which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (14) The Acquired Entities and ACS Defense are in
full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other applicable Laws with respect to the Plans. ACS, the Acquired Entities and ACS Defense have performed all of their respective obligations under the Plans. There are no actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of the Plans, and except as disclosed on Schedule 3.1(n)(14), all of the Plans have been operated in compliance with their terms.

                  (o)      INTERCOMPANY OBLIGATIONS.

                  Other than as contemplated by Section 4.4, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from any Acquired Entity to ACS or any Affiliate of ACS other than an Acquired Entity, except for payments arising or otherwise becoming due pursuant to the Master Purchase Agreement and Transition Services Agreements.

                  (p)      NO BROKERS OR FINDERS.

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of ACS or any of its Affiliates (including the Acquired Entities and ACS Defense) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission arising in connection with this Agreement or such transactions. ACS shall indemnify and hold harmless Buyer and its related Indemnified Parties from and against any and all losses, claims, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, Buyer or its related Indemnified Parties may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of ACS, any Acquired Entity or ACS Defense. The foregoing indemnification obligations shall not be subject to the limitations set forth in Section 9.5.

                  (q)      OPERATION IN THE ORDINARY COURSE.

                  Except as set forth on Schedule 3.1(q), since May 31, 2003, the Acquired Entities and ACS Defense have operated the Business in the ordinary course and in all material respects in accordance with past practice, other than in connection with the transactions contemplated hereby.

                  (r)      ENVIRONMENTAL COMPLIANCE.

                  Except as set forth on Schedule 3.1(r), the Acquired Entities and ACS Defense have obtained all Environmental Permits required to carry on the Business as now conducted, are in

STOCK PURCHASE AGREEMENT               25                      EXECUTION VERSION
compliance with the terms and conditions of all such Environmental Permits and are in compliance with all applicable Environmental Laws, except for any of the foregoing as would not reasonably be expected to result, individually or in the aggregate, in material liability under or relating to the Environmental Laws. Except as set forth in Schedule 3.1(r), neither any Acquired Entity nor ACS Defense has received any Environmental Claim, and, to the knowledge of Seller, there is no Environmental Claim threatened in writing. Except as set forth in
Schedule 3.1(r), no Acquired Entity or ACS Defense has entered into, has agreed to be subject to, or is subject to as a party in any Environmental Claim received by any Acquired Entity or ACS Defense, any material Order of any Governmental Entity under or relating to any Environmental Laws. Except as set forth in Schedule 3.1(r), and except as would not reasonably be expected to result, individually or in the aggregate, in any material Environmental Liability, Regulated Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released by any Acquired Entity or ACS Defense at, on, from or under any of the properties or facilities currently or formerly (within the past two years) owned, leased or otherwise used by any Acquired Entity, in material violation of, or in a manner or to a location that would reasonably be expected to give rise to any material Environmental Liability or liability of ACS Defense that would have constituted a material Environmental Liability if it was a liability of an Acquired Entity. Each Acquired Entity and ACS Defense has maintained all logs required to be maintained by them pursuant to regulations of the U.S. Occupational Safety & Health Administration.

                  (s)      AFFILIATE TRANSACTIONS.

                  Except as disclosed in the notes to the Financial Statements or on Schedule 3.1(s), none of ACS or any of its Affiliates (other than the Acquired Entities) provides or causes to be provided to any Acquired Entity or ACS Defense any material assets, services or facilities and none of the Acquired Entities or ACS Defense provides or causes to be provided to ACS or any of its Affiliates (other than the Acquired Entities) any material assets, services or facilities, other than administrative and corporate services such as financial reporting, treasury, tax compliance, risk management, payroll, cash management, human resources and benefits administration, legal, information technology, corporate sponsored training, group purchasing and other similar services provided by ACS to its operating Subsidiaries.

                  (t)      ACCOUNTS RECEIVABLE.

                  Except as set forth on Schedule 3.1(t), all of the accounts (billed and unbilled), notes and loans receivable that have been recorded on the books of the Acquired Entities or ACS Defense are bona fide and represent, or with respect to unbilled accounts will represent, amounts validly due. All of such accounts (billed and unbilled), notes and loans receivable are free and clear of any Encumbrances (other than Permitted Encumbrances).

                  (u)      GOVERNMENT CONTRACTS.

                           (1) Schedule 3.1(u)(1) sets forth a true, correct and
complete list as of June 30, 2003, of (i) all Government Contracts (other than Government Contracts for which final payments have been made, Bids and Government Contracts which constitute Excluded Assets or Retained Assets). The Government Contracts set forth on Schedule 3.1(u)(1) are in full force and effect and are free and clear of any Encumbrances.

                           (2) Schedule 3.1(u)(2) sets forth a true, correct and
complete list as of June 30, 2003, of outstanding Bids that have been submitted by each Acquired Entity or ACS Defense to any Governmental Entity, any proposed prime contractor to a Governmental Entity or any proposed higher-tiered subcontractor (other than Bids which constitute Excluded Assets or Retained Assets).

STOCK PURCHASE AGREEMENT               26                      EXECUTION VERSION

                           (3) Except as set forth in Schedule 3.1(u)(3): (i)
each Acquired Entity and ACS Defense has fully complied with all material terms and conditions of each Government Contract to which it is a party as required;
(ii) each Acquired Entity and ACS Defense has complied in every material respect with, and have conducted its operations in every material respect in accordance with, each applicable Law pertaining to Government Contracts including compliance in all material respects with the cost accounting standards set forth in the FAR; (iii) all representations and certifications made by any Acquired Entity or ACS Defense with respect to such Government Contract were accurate in every material respect as of their effective date and an Acquired Entity or ACS Defense, as the case may be, has fully complied with all such representations and certifications in all material respects; (iv) no termination, default, cure or show cause notice has been issued with respect to any Acquired Entity or ACS Defense since June 30, 2000 and no such notice remains unresolved; (v) no Acquired Entity or ACS Defense has submitted any quality or test report pursuant to any Government Contract that was inaccurate, untruthful or misleading in any material respect and (vi) there exist no outstanding requests for equitable adjustment or other contractual action for relief against any of the Acquired Entities or ACS Defense either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and neither any Acquired Entity nor ACS Defense has requested an equitable adjustment with respect to any Government Contract under which the Acquired Entities or ACS Defense are currently providing services other than a Government Contract which constitutes an Excluded Asset or a Retained Asset.

                           (4) Except as set forth in Schedule 3.1(u)(4): (i)
none of the Acquired Entities or ACS Defense or, to the knowledge of Seller, their respective employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal indictment by any Governmental Entity or has pled guilty to any criminal offense which could reasonably be expected to lead to (A) suspension, (B) debarment or (C) in the case of the Acquired Entities or ACS Defense, other ineligibility to be a party to a Government Contract or which could reasonably be expected to subject the Acquired Entities or ACS Defense to any reporting obligation under FAR or other Laws applicable to Government Contracts; and none of the Acquired Entities or ACS Defense (and, to the knowledge of Seller, no employee, consultant or agent of any Acquired Entity or ACS Defense) has received any written notice that any investigation is pending with respect to any criminal Law and, to the knowledge of Seller, there is no such investigation with respect to any criminal Law pending other than the Antitrust Investigation; (ii) none of the Acquired Entities or ACS Defense (and, to the knowledge of Seller, no employee, consultant or agent of any Acquired Entity or ACS Defense) has received written notice of a pending audit (including any draft audit report received by the Acquired Entities or ACS Defense) or investigation (other than an investigation covered by clause (i) above) of the Acquired Entities or ACS Defense or any of their respective officers, employees or representatives by the Defense Contract Audit Agency, any other Governmental Entity or any other third-party auditor acting on their behalf, nor within the last three years has there been any such audit or investigation of the Acquired Companies or ACS Defense or any of their respective officers, employees or representatives with respect to any Government Contract with respect to which the Acquired Entities or ACS Defense has received written notice or otherwise has knowledge, (iii) none of the audits set forth on
Schedule 3.1(u)(4) has resulted in an adverse finding with respect to any material irregularity or any misstatement or fraudulent omission arising under or relating to any Government Contract; and (iv) during the last three years, the Acquired Entities and ACS Defense have not made any voluntary disclosure in writing to the U.S. Government with respect to any alleged irregularity, misstatement or fraudulent omission arising under or relating to a Government Contract. Except as set forth in Schedule 3.1(u)(4), the Acquired Entities and ACS Defense have not had any such irregularities, misstatements or omissions arising under or relating to any such Government Contract that has led to any suspension, debarment or other ineligibility of the Acquired Entities or ACS Defense to be a party to a Government Contract or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

STOCK PURCHASE AGREEMENT               27                      EXECUTION VERSION

                           (5) Except as set forth in Schedule 3.1(u)(5), there
are (i) no outstanding material written claims against the Acquired Entities or ACS Defense, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract referred to in Schedule 3.1(u)(1), and (ii) no material written disputes between any Acquired Entity or ACS Defense, on the one hand, and the U.S. Government, on the other hand, under the Contract Disputes Act or any other Federal statute or between any Acquired Entity or ACS Defense, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract.

                           (6) Except as set forth in Schedule 3.1(u)(6), none
of the Acquired Entities or ACS Defense, nor to the knowledge of Seller, any of their respective employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with the U.S. Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

                           (7) Except as set forth in Schedule 3.1(u)(7), the
indirect cost rates and indirect cost proposal submissions made by the Acquired Entities and ACS Defense to the U.S. Government with respect to Government Contracts included in the Business have been closed and final indirect rates have been agreed upon for all years prior to 1998.

                           (8) Except as set forth on Schedule 3.1(u)(8), (i)
there exists no Government Contract included in the Business (A) as to which the total contract revenue during the period from July 1, 2002 (or contract inception in the case of such a Government Contract to which ACS Defense is a party) to June 30, 2003 was less than the contract expenses (including, for purposes of this clause (A), material and labor costs, other direct costs and overhead costs, but excluding general and administrative costs with respect to each Acquired Entity (it being understood that such general and administrative costs will be included with respect to ACS Defense)) during such period, or (B) that is accounted for on an "estimated at completion" basis and as to which the estimated cost at completion (including, for purposes of this clause (B), material and labor costs, other direct costs, overheads and general and administrative costs, whether incurred or yet to be incurred) exceeds, in the aggregate, the total exercised contract value of such Government Contract (a "Loss Contract") and (ii) no outstanding Bid (or series of related Bids) was submitted knowing that, if accepted, such Bid would result in a Loss Contract.

                           (9) Schedule 3.1(u)(9) sets forth, as of the dates
set forth on such Schedule, a true and complete list of all facility security clearances held by the Acquired Entities and ACS Defense and all personnel security clearances held by any officer, director or employee of the Acquired Entities or ACS Defense. Each Acquired Entity and ACS Defense possesses all necessary security clearances and permits for the execution of its obligations under any Government Contract to which it is a party. Each Acquired Entity and ACS Defense is in compliance in all material respects with all national security obligations, including those specified in NISPOM, ITAR and all other similar security regulations of Governmental Entities.

                           (10) The Government Contracts or Bids that contain
Organizational Conflict of Interest ("OCI") Clauses or other similar provisions that might restrict or preclude Buyer or any of its Affiliates from supplying products or services to any Governmental Entity or supplier thereto are set forth in Schedule 3.1(u)(10).

                           (11) Except as set forth on Schedule 3.1(u)(11), in
connection with the acquisition of assets, a business or an entity or otherwise, the Acquired Entities are parties to binding novation agreements, approved by the U.S. Government, with respect to each Government Contract assigned to any Acquired Entity

STOCK PURCHASE AGREEMENT               28                      EXECUTION VERSION
or ACS Defense by any other Person or assigned by any Acquired Entity or ACS Defense to another Person, including, to the knowledge of Seller, all novation agreements that a contracting officer of any U.S. Governmental Entity has requested be entered into in connection with a change of control of a business, notwithstanding anything in the FAR to the contrary.

                           (12) Except as provided in Section 2.4, between June
30, 2003 and the date hereof, neither any Acquired Entity nor ACS Defense has entered into any Government Contract or submitted any Bid outside of the ordinary course of business and consistent with past practice.

                  (v)      BANK ACCOUNTS; LOCK BOXES.

                  Schedule 3.1(v) sets forth a list of all banks or other financial institutions with which each Acquired Entity or ACS Defense has an account or maintains a lock box or safe deposits box, showing the type and account number of each such account, lock box and safe deposit box and the names of persons authorized as signatories thereon or to act or deal in connection therewith.

                  (w)      CONDITION OF ASSETS.

                  The material items of tangible personal property, including the Technology Systems, owned or leased by each Acquired Entity or ACS Defense and the improvements and structures (and the fixtures and appurtenances thereto) located on the real property subject to the Leases or the owned Property, in each case, are generally in good working order, reasonable wear and tear excepted.

                  (x)      TITLE TO STOCK.

                  The delivery at the Closing by Seller to Buyer of the Certificates, duly endorsed for transfer to or accompanied by stock powers endorsed in favor of Buyer or its nominee will vest Buyer (or such nominee) on the Closing Date with good and marketable title to all of the Stock, free and clear of all Encumbrances, other than Encumbrances created by Buyer. Seller has, directly or indirectly, the full power, right and authority to vote and transfer all Equity Securities of the Acquired Entities and, on the Closing Date, Seller will have, directly or indirectly, the full power, right and authority to vote and transfer all Equity Securities of the Acquired Entities. At the effective time of the transfer of the Stock to Buyer or its nominee, the Transferred Subsidiaries will have good and marketable title to all of the shares of capital stock of each of their respective direct Subsidiaries (other than ACS Defense and ACS State Health Services, Inc., but including Newco) and their respective direct Subsidiaries (other than ACS Defense and ACS State Health Services, Inc., but including Newco) will have title to all of the shares of capital stock of each of their respective direct Subsidiaries, in each case, free and clear of all Encumbrances, other than Encumbrances created by Buyer.

                  (y)      BOOKS AND RECORDS.

                  The minute books and records of each Acquired Entity and ACS Defense contain true, complete and correct records of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and stockholders of such Acquired Entities or ACS Defense. As of the Closing, the stock transfer records of each Acquired Entity will contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of such Acquired Entity.

                  (z)      DIRECTORS AND OFFICERS.

STOCK PURCHASE AGREEMENT               29                      EXECUTION VERSION

                  Schedule 3.1(z) lists all of the (i) current directors and
(ii) current officers of each Acquired Entity and ACS Defense, in either case, who was either elected by the Board of Directors of such Acquired Entity or ACS Defense or who will not be a Transferred Employee.

                  (aa)     ETHICAL PRACTICES.

                  Neither any Acquired Entity nor ACS Defense nor any of their respective representatives has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given, and, to the knowledge of Seller, no Person has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given on behalf of any Acquired Entity or ACS Defense, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Entity; or
(iii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Entity or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any Acquired Entity in obtaining or retaining business for, or with, any Governmental Entity; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Acquired Entity or ACS Defense in obtaining or retaining business for, or with, or directing business to, any Person.

                  (bb)     EXPORT AND IMPORT LAWS AND REGULATIONS COMPLIANCE.

                  There are no claims, complaints, charges, investigations or proceedings pending or, to the knowledge of Seller, threatened between any Acquired Entity or ACS Defense and any Governmental Entity under any U.S. Export and Import Laws or any Foreign Export and Import Laws. Except as set forth on
Schedule 3.1(bb), each Acquired Entity and ACS Defense has prepared and timely applied for all Permits and entered into all technical assistance agreements that in each case are required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of its business and Seller has made available to Buyer true and complete copies of issued and pending import and export licenses, technical assistance agreements and all documentation required by, and necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws. Set forth on
Schedule 3.1(bb) is a complete list of (i) all import and export licenses held by any Acquired Entity or ACS Defense, (ii) each pending application for an import or export license filed by any Acquired Entity and (iii) each technical assistance agreement to which any Acquired Entity or ACS Defense is a party.

                  3.2      REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to Seller, and agrees with Seller, as follows:

                  (a)      ORGANIZATION AND RELATED MATTERS.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party.

                  (b)      AUTHORIZATION; NO CONFLICTS.

STOCK PURCHASE AGREEMENT               30                      EXECUTION VERSION

                  The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and, when executed, the Related Agreements to which Buyer is a party constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by Buyer will not (i) violate the charter documents or by-laws of Buyer or (ii) violate any Law, except for any such violations as would not reasonably be expected to have a material adverse effect on the financial condition of Buyer and excluding the resulting requirement to make filings or obtain approvals required under the Hart-Scott-Rodino Act and any similar foreign Laws. Except for any filings or approvals required under the Hart-Scott-Rodino Act and any similar filings or approvals required under foreign Laws, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer will not require any Approvals or consents of third parties to be obtained except for any such Approvals and consents of third parties the failure of which to receive would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                  (c)      LEGAL PROCEEDINGS.

                  There is no Order or Action pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or any Related Agreement to which it is a party.

                  (d)      COMPLIANCE WITH LAW.

                  Buyer is operating its business in compliance with all applicable Laws, except for violations of applicable Laws which (i) would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Buyer or (ii) would not reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

                  (e)      NO BROKERS OR FINDERS.

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions. Buyer shall indemnify and hold harmless ACS and its Indemnified Parties from and against any and all losses, claims, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer. The foregoing indemnification obligations shall not be subject to the limitations set forth in Section 9.5.

                  (f)      FINANCING.

                  Buyer will have at Closing immediately available funds in U.S. dollars (through cash or cash equivalents and existing committed credit arrangements) sufficient to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by, and otherwise satisfy the obligations of Buyer under, this Agreement.

STOCK PURCHASE AGREEMENT               31                      EXECUTION VERSION

                  (g)      INVESTMENT REPRESENTATION.

                  Buyer is aware that the Stock is not registered under the Securities Act. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Stock from Seller for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Stock will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

                  (h)      INVESTIGATION; ACKNOWLEDGMENT.

                  Buyer has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Entities (other than Newco) and ACS Defense and acknowledges that Buyer has been provided reasonable access to the personnel, properties, premises and records of the Acquired Entities (other than Newco) and ACS Defense for such review and analysis. Except for the representations and warranties contained in this Agreement, Buyer acknowledges that neither Seller nor any of its Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the Stock, the Acquired Entities, ACS Defense, the Business or assets of the Acquired Entities or ACS Defense or otherwise or with respect to any other information provided to Buyer, whether on behalf of Seller or such other Persons, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Seller or (c) the probable success or profitability of the ownership, use or operation of the Business or assets of the Acquired Entities or ACS Defense by Buyer after the Closing. Without limiting the representations and warranties contained in this Agreement, Buyer is not relying on and neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, related to the Business and any information, projections, documents or material made available to Buyer in certain "data rooms," management presentations, "break-out" discussions, responses to questions submitted on behalf of Buyer, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

                                   ARTICLE IV
              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

                  4.1      ACCESS.

                  (a) Subject to Section 5.2, the Mutual Non-Disclosure and Standstill Agreement dated February 11, 2003, between ACS and Buyer (the "Confidentiality Agreement"), applicable Laws and doctrines of attorney-client privilege, Seller shall, and shall cause its Affiliates, including the Acquired Entities and ACS Defense to, authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice (to be given to the Person identified in the last sentence of this Section 4.1(a)) and in such manner as will not unreasonably interfere with the conduct of the Business, to (i) their respective properties, books, records, operating instructions and procedures and all other information with respect to the Business as Buyer may from time to time reasonably request and (ii) their officers and employees, in each case to the extent necessary or appropriate for the purposes of obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and familiarizing Buyer with developments relating to the Business; provided, however, that nothing in this
Section 4.1 shall obligate Seller or its Affiliates to provide Buyer with copies of information of a more

STOCK PURCHASE AGREEMENT               32                      EXECUTION VERSION
confidential or proprietary nature than the information provided to Buyer during its due diligence investigation prior to the date of this Agreement. All such activities described in this Section 4.1(a) shall be coordinated in advance through Robert Stanton on behalf of Seller.

                  (b) Promptly after the date hereof, subject to applicable Law, including applicable domestic and foreign antitrust Laws, Seller and Buyer shall use their commercially reasonable efforts to obtain all required security clearances and/or special program accesses necessary to enable one or more representatives of Buyer to conduct a review of such classified and special access programs of the Business. Upon receiving such security clearances and/or accesses, Seller shall permit Buyer's representatives to conduct a review of such classified and special access programs, subject to the terms and conditions of the clearances and accesses and the provisions of applicable Law. Seller shall use its commercially reasonable efforts to assist and cooperate with Buyer in connection with all actions necessary to obtain such security clearances required for the operation of the Business after the Closing. Additionally, during the period between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts to arrange for meetings between Buyer and those customers of the Acquired Entities and ACS Defense, other than with respect to the Department of Education and the U.S. Air Force as relates directly to the Retained Task Orders, who are identified by Buyer. All such activities described in this Section 4.1(b) shall be coordinated in advance through Robert Stanton on behalf of Seller.

                  (c) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer's knowledge, either prior to the execution of this Agreement or prior to the Closing, that any representation or warranty of Seller contained in this Agreement, or made pursuant to any certificate or Related Agreement delivered pursuant hereto, was not true and correct as of the date hereof or thereof, as applicable, in any way limit (a) the right of Buyer to assert such breach of a representation and warranty as a basis not to consummate the transactions contemplated by this Agreement or (b) the right of Buyer or any other Indemnified Party to assert such breach of a representation and warranty as a basis for an indemnification claim under Section 9.1(a).

                  4.2      CONDUCT OF BUSINESS.

                  Except as expressly permitted by this Agreement, from the date of this Agreement to the Closing, Seller shall cause each Acquired Entity and ACS Defense to use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain good relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Seller shall use commercially reasonable efforts to cause the Acquired Entities and ACS Defense to maintain their assets in as good working order and condition as at the date of this Agreement, ordinary wear and tear excepted, consistent with past practice.

                  During the period from the date of this Agreement to the Closing, except as contemplated by this Agreement or as set forth on Schedule 4.2, Seller agrees that none of the Acquired Entities or ACS Defense shall without the prior consent of Buyer, which may not be unreasonably withheld or delayed:

                  (a) conduct the Business in any manner except in the ordinary course and consistent with past practice; or

                  (b) except to the extent required by capital contributions made to comply with Section 4.4, change or amend its charter documents or bylaws; or

STOCK PURCHASE AGREEMENT               33                      EXECUTION VERSION

                  (c) except in the ordinary course of business and consistent with past practice, enter into any Material Contract or Government Contract or submit any Bid;

                  (d) except in the ordinary course of business and consistent with past practice or as required by their terms, amend or terminate any Material Contract or Government Contract; or

                  (e) terminate or fail to use reasonable efforts to renew or preserve any Permits or Environmental Permits except where the failure to hold any such Permit or Environmental Permits would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; or

                  (f) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by one or more Acquired Entities or ACS Defense of more than $100,000, except for liabilities incurred in the ordinary course of business and consistent with past practice or enter into any capital lease; or

                  (g) except in the ordinary course of business and consistent with past practice, make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit (other than a plan loan under and in accordance with the terms of the ACS Government Savings Plan), to or for the benefit of any director, officer, employee, stockholder or any of its Affiliates, except for
(i) loans, guarantees, extensions of credit or commitments therefor made in the ordinary course of business consistent with past practice to officers or employees of the Acquired Entities or ACS Defense for moving, relocation and travel expenses and (ii) loans, guarantees, extensions of credit or commitments therefor made between Acquired Entities; or

                  (h) (i) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) except in the ordinary course of business and consistent with past practice, (ii) grant any material increase in salary or benefits of any officer or director or pay any special bonus to any Person (other than the transaction completion bonuses to be paid by Seller in connection with the Closing as set forth on Schedule 3.1(n)(5)) except in the ordinary course of business and consistent with past practice, (iii) enter into any new employment, or severance agreement except in the ordinary course of business or enter into any collective bargaining agreement, or (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement (it being understood that nothing in this Section 4.2(h) shall prevent Seller from adjusting, amending or terminating any Plan to the extent such changes do not materially increase the responsibilities of Buyer in respect of benefits of Transferred Employees or to the extent required by applicable Law); or

                  (i) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any assets, rights or liabilities, including Business IP, except (i) pursuant to a new customer Contract or Government Contract otherwise entered into in the ordinary course of business and consistent with past practice, (ii) for dispositions of property not greater than $100,000 individually or $500,000 in the aggregate, (iii) for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, or (iv) as contemplated by this Agreement or the Related Agreements; or

                  (j) issue, sell, redeem or acquire for value, or agree to do so, any Equity Securities of the Acquired Entities or ACS Defense; or

                  (k) make any capital expenditures or commitments with respect thereto, except in the ordinary course of business consistent with past practice and pursuant to any Material Contract in effect on the date hereof or entered into in compliance with this Section 4.2 or pursuant to an Acquired

STOCK PURCHASE AGREEMENT               34                      EXECUTION VERSION

Entity's or ACS Defense's fiscal 2004 capital expenditure plan which is attached hereto as part of Schedule 4.2; or

                  (l) make any material investment in any other Person, except for investments by one Acquired Entity in another Acquired Entity or ACS Defense in the ordinary course of business and consistent with past practice; or

                  (m) change any financial or Tax accounting methods, principles, practices or policies, except as required by GAAP or applicable Tax Authority; or

                  (n) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, disclose to any Person any information that is Business Proprietary Information on the date hereof; or

                  (o) pledge, transfer or otherwise encumber or dispose of or subject to any Encumbrance any Equity Securities of the Acquired Entities or ACS Defense; or

                  (p) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial Equity Interest in or all or a substantial portion of the assets of, or by any other manner, any Person or business or (ii) any assets that, individually or in the aggregate, are in excess of $500,000, except for pursuant to Contracts or Government Contracts in effect on the date hereof or entered into in compliance with this Section 4.2 and except for purchases of inventory in the ordinary course of business consistent with past practice; or

                  (q) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, where such payment, discharge, settlement or satisfaction would have an adverse effect on the Acquired Entities' financial condition in excess of $50,000, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the May 31, 2003 Financial Statements (or the notes thereto) of the Transferred Subsidiaries and their Subsidiaries delivered pursuant to Section 3.1(c) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) waive any claims or rights of substantial value; or

                  (r)      fail to assert any available claim for
indemnification known to Seller to be available pursuant to the Synetics Escrow Agreement; or

                  (s) enter into any intercompany Contract that obligates any Acquired Entity to purchase any assets, services or facilities from Seller or one of its Affiliates (other than an Acquired Entity) following the Closing Date or to provide any assets, services or facilities to Seller or one of its Affiliates (other than an Acquired Entity) following the Closing Date other than Contracts entered into in the ordinary course of business, consistent with past practice and on arms'-length terms; or

                  (t) agree to or make any commitment to take any actions prohibited by this Section 4.2.

                  For the avoidance of doubt, an action permitted by one or more subsections of this Section 4.2 that also is prohibited by another subsection this Section 4.2 shall be prohibited unless Buyer shall have consented to the taking of such action in accordance with this Section 4.2. Buyer hereby designates the two officers of Buyer or its Affiliates listed on Schedule 4.2, or such other officers as Buyer may designate upon written notice to Seller (the "Buyer's representatives"), to be responsible for determining whether consent to any action prohibited by this Section 4.2 shall be given by Buyer. Seller

STOCK PURCHASE AGREEMENT                  35                   EXECUTION VERSION
hereby designates the two officers of Seller or its Affiliates listed on
Schedule 4.2 or such other officers as Seller may designate upon written notice to Buyer (the "Seller's representatives"), to contact Buyer's representatives with any requests for consent to any action prohibited by this Section 4.2. Buyer's representatives shall respond promptly in writing to any request for consent to the taking of any action under this Section 4.2 but in no event later than 5:00 p.m. EST on the third business day following receipt of a request for consent from Seller. If Buyer's representatives do not respond to any request by such deadline, such consent will be deemed to have been given. Seller may rely on any consent given in writing by either of Buyer's representatives. The time periods within which Buyer's representatives must respond shall commence on the date on which either of Buyer's representatives receives a written request for consent.

                  4.3      REASONABLE EFFORTS; NO INCONSISTENT ACTION.

                  (a) Subject to the terms and conditions hereof, Buyer and Seller shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied. In addition, to the extent practical, each of Buyer and Seller, or their counsel, as appropriate, will be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding antitrust or merger control matters. Buyer and Seller shall cooperate with each other to the extent commercially reasonable in connection with the foregoing.

                  (b) In furtherance and not in limitation of the foregoing, Buyer and ACS shall use their commercially reasonable efforts to file Notification and Report Forms under the Hart-Scott-Rodino Act and similar applications with any other applicable Governmental Entity whose Approval is required, or with which a premerger notification is required, in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date hereof and in any event no later than 20 days following the date hereof. Buyer shall pay all filing fees associated with the Hart-Scott-Rodino Act filing. Buyer and Seller, and their respective Affiliates, shall cooperate and use their respective commercially reasonable efforts (i) to obtain any Approvals required for the Closing (including through compliance with the Hart-Scott-Rodino Act and any applicable foreign governmental reporting requirements), to respond to any requests for information from a Governmental Entity, and (ii) to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall not be required to (i) sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) of any assets or categories of assets, or businesses of Buyer or any of its Affiliates or any Acquired Entity or its Affiliates, or (ii) withdraw from doing business in a particular jurisdiction. It is also understood that neither ACS nor any of ACS's Affiliates shall have any obligations under this Section 4.3(b) to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) of any assets or categories of assets, or businesses of ACS and its Affiliates other than the Business and the assets of the Acquired Entities and ACS Defense. To the extent permitted by applicable Law, Buyer and Seller shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement. Any documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Seller's or Buyer's, or their Affiliates', negotiating objectives or strategies or purchase price expectations shall be retained by outside counsel and shall not

STOCK PURCHASE AGREEMENT                  36                   EXECUTION VERSION
be disclosed to such outside counsel's client, absent prior written consent of the party that produced such material in the Hart-Scott-Rodino process. Buyer and Seller acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

                  (c) Buyer and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Except as provided herein, Buyer and Seller shall not take any action inconsistent with their obligations under this Agreement which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

                  (d) To the extent that any foreign Governmental Entity requires one or both of the Parties to provide post-Closing notice of the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to cooperate with respect to the filing of such notices.

                  (e) Prior to the Closing, the Parties shall, and the Parties shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to obtain (and cooperate with the other Party hereto in obtaining) all consents, permits, authorizations, approvals of, and exemptions by, any private third party necessary for the consummation of the transactions contemplated by this Agreement (including all consents required by the terms of Contracts to which any Acquired Entity or ACS Defense is a party). The commercially reasonable efforts required pursuant to the preceding sentence shall not require either party to make any payment to any third-party.

                  (f) Without limiting the generality of Section 4.3(e), promptly following the execution of this Agreement, Seller shall initiate the process of making requests for novation agreements to the extent necessary with respect to the Government Contracts of the Acquired Entities or ACS Defense under FAR Part 42, Subpart 42.12; provided, however, the Parties agree that it shall not be a condition to the closing of the transactions contemplated by this Agreement that such novation processes be complete.

                  (g) Between the date hereof and the Closing Date, Seller shall use its commercially reasonable efforts to negotiate and cause the Acquired Entities to enter into new equipment leases in lieu of the equipment leases set forth on Schedule 4.3(g) and with respect only to equipment (i) currently leased under such equipment leases, and any replacements therefor in the ordinary course of business and consistent with past practice, and (ii) that is used by the Acquired Entities or ACS Defense (and which does not constitute an Excluded Asset or Retained Asset). Such new leases shall be on terms no less favorable to the Acquired Entities than the current terms of such leases are to Seller and its Affiliates. To the extent that such replacement equipment leases are not executed between the date hereof and the Closing Date, Seller shall arrange to pass through the benefits of the equipment leases set forth on
Schedule 4.3(g) that relate to the Acquired Entities on the same terms as Seller leases such equipment, with such equipment leases being treated as Restricted Contracts to the extent related to the Business and the relationship of the Parties with respect to such equipment leases accordingly being governed by
Section 5.8.

                  (h) With respect to the Contracts set forth on Schedule 4.3(h), the Parties shall use commercially reasonable efforts to cause third-parties to such Contracts to consent to the partial assignment, amendment, modification or replication of the terms of such Contracts, so as to result in the Acquired Entities being party to a Contract with such third-party containing terms substantially similar, in the

STOCK PURCHASE AGREEMENT                  37                   EXECUTION VERSION
aggregate, to the terms of such Contracts as they presently exist with respect to the Business; provided, however, the Parties agree that no such consent is a condition to the closing of the transactions contemplated by this Agreement except to the extent the failure to obtain the consent with respect to any such Contract causes the condition set forth in Section 7.1(e) not to be satisfied. To the extent that Seller or its Affiliates remain, or become, obligated under such Contract, as partially assigned, amended, modified or replicated, Buyer shall indemnify Seller and its related Indemnified Parties against any Indemnifiable Losses resulting from Buyer's or its Affiliate's breach or other nonperformance of such Contract, including through Buyer's indemnification of Seller pursuant to Section 9.2(d), and Seller shall indemnify Buyer and its related Indemnified Parties against any Indemnifiable Losses resulting from Seller's or its Affiliate's breach or other nonperformance of such Contract, including through Seller's indemnification of Buyer pursuant to Section 9.1(b) (but shall not be subject to the limitations of Sections 9.4 or 9.5).

                  4.4      ELIMINATION OF INTERCOMPANY AND AFFILIATE
                           LIABILITIES.

                  Prior to the Closing Date, Seller shall purchase, cause to be repaid or (with respect to guarantees) assume liability for (a) any and all Financial Support Arrangements by the Acquired Entities to or for the benefit of any director, officer or employee of Seller or ACS Defense who is expected to remain a director, officer or employee of Seller, ACS Defense, the Seller Transferee Subsidiary or any of their Affiliates after the Closing Date and (b) any and all Financial Support Arrangements of any amount made by an Acquired Entity to or for the benefit of Seller or any Affiliate of Seller other than an Acquired Entity, except as to clauses (a) and (b) above as set forth on Schedule 4.4; provided, however, that (i) Seller shall obtain a release of the guaranty of ACS Government of the obligations under the ACS Credit Agreement and Seller shall use its commercially reasonable efforts to obtain a release of the guaranty of each applicable Acquired Entity under past credit agreements of ACS, to the extent that such prior credit agreements provide for the release of guarantors and (ii) the Reimbursement Agreement, dated as of September 12, 2002, to which ACS Government is a party, shall have been amended so as to terminate the status as a party thereto of any Acquired Entity that is a party thereto. Prior to the Closing Date, the principal amount of any intercompany loans payable by Seller or any Affiliate of Seller (other than an Acquired Entity) to any Acquired Entity or by any Acquired Entity to Seller or any Affiliate of Seller (other than an Acquired Entity) shall be cancelled.

                  4.5      CONTROL OF THE BUSINESS OF THE ACQUIRED ENTITIES.

                  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any Acquired Entity's or ACS Defense's operations prior to the Closing Date.

                  4.6      ACCURACY OF INFORMATION.


                  All documents required to be filed by any of the Parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

                  4.7      RELATED AGREEMENTS.

                  (a) Prior to the Closing, Buyer and ACS shall negotiate in good faith a Master Purchase Agreement (the "Master Purchase Agreement") with respect to the Business pursuant to which, among other things, Buyer and its Affiliates (on the one hand) and ACS and its Affiliates (on the other hand) will each purchase and sell to the other the same services on the same terms and conditions as set forth in (i) any intercompany Contracts in existence as of the date hereof and listed on Schedule 3.1(s),

STOCK PURCHASE AGREEMENT                  38                   EXECUTION VERSION
except for any of such agreements which expire between the date hereof and the Closing Date in accordance with their current terms, and (ii) any intercompany Contracts for the purchase of services by and between ACS and its Affiliates (on the one hand) and an Acquired Entity or ACS Defense (other than with respect to the Retained Business) (on the other hand), executed after the date hereof in accordance with Section 4.2. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the Master Purchase Agreement within thirty (30) days of the date hereof.

                  (b) Prior to the Closing, Buyer and Seller shall negotiate in good faith the schedules of services to be provided pursuant to the Transition Services Agreements with respect to the Business, if deemed necessary, providing for (i) the provision of certain general services by the Acquired Entities to the Seller Transferee Subsidiary and to ACS Defense, (ii) if deemed necessary by Buyer, the provision of certain general services by ACS and its Affiliates to the Acquired Entities and (iii) the provision of certain benefits-related transition services by ACS and its Affiliates to the Acquired Entities. The Transition Services Agreements with respect to general services shall be substantially in the form of Exhibit E1 hereto and the Transition Services Agreement with respect to benefits-related transition services shall be substantially in the form of Exhibit E2 hereto. Each of the Transition Services Agreements shall be on commercially reasonable fair market economic terms with administrative charges for services being equal to the providing Person's administrative cost plus 10%. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the schedules to the Transition Services Agreements within forty five (45) days of the date hereof.

                  (c) Prior to the Closing, Buyer and Seller shall negotiate in good faith the terms of subleases of the three leased facilities where both the Business and other Affiliates of Seller are occupants, as identified on Schedule 3.1(f)(1) (each a "Sublease Agreement" and, collectively, the "Sublease Agreements"); provided, however, that Seller may determine not to enter into a Sublease Agreement with respect to the Wakefield, Massachusetts facility, in which case Seller shall cause all employees of the Retained Business housed in such facility to vacate such facility on or before the 30th day after Closing Date. Subject to the receipt of any necessary landlord consents to any resulting assignment of any such lease, the sublessor under such Sublease Agreements shall be the party which currently occupies the majority of the space in such facilities. If any necessary landlord consents cannot be obtained, the sublessor shall be the party which currently is the lessee under the applicable lease. The terms and conditions, including the term, of the Sublease Agreements shall be identical to the terms and conditions of the underlying lease, except for necessary conforming changes, and the monthly rent charged under such Sublease Agreement shall be equal to the portion of the monthly rent borne as of the date hereof by the sublessee entity. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the terms of the Sublease Agreements within forty five (45) days of the date hereof.

                  (d) Prior to the Closing, Buyer and Seller shall negotiate in good faith the terms of a lease of that portion of the facility owned by Seller or its Affiliate in Atlanta, Georgia that is currently occupied by employees of the Acquired Entities as identified on Schedule 3.1(f)(1) (the "Atlanta Lease"); provided, however, that Buyer may determine not to enter into the Atlanta Lease, in which case Buyer shall cause all employees of the Acquired Entities housed in such facility to vacate such facility on or before the 30th day after the Closing Date. The monthly rent charged under the Atlanta Lease, if applicable, shall be determined in good faith by the Parties based upon the fair market rental for the square footage occupied by the Acquired Entities in such facility. The term of the Atlanta Lease, if any, shall be six months from the Closing Date with month-to-month extensions thereafter unless either party provides not less than thirty (30) days notice of termination. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the terms of the Atlanta Lease, if any, within forty five (45) days of the date hereof.

STOCK PURCHASE AGREEMENT                  39                   EXECUTION VERSION

                  (e) Prior to the Closing, Buyer and Seller shall negotiate in good faith the terms of a lease of that portion of the data center located on the owned Property that is currently used in connection with the performance of the business related to the Excluded Assets (the "Data Center Lease"); provided, however, that Seller may determine not to enter into the Data Center Lease, in which case Seller shall cause all use of the data center and all employees housed therein to vacate such facility on or before the 30th day after the Closing Date. The monthly rent charged under the Data Center Lease, if applicable, shall be determined in good faith by the Parties based upon the fair market rental for the square footage occupied by the Acquired Entities in such facility. The term of the Data Center Lease, if any, shall extend from the Closing Date through June 30, 2004 with month-to-month extension thereafter unless either party provides not less than thirty (30) days notice of termination; provided, however, that Seller may terminate the Data Center Lease prior to June 30, 2004, but on not less than thirty (30) days notice to Buyer. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the terms of the Data Center Lease, if any, within forty five (45) days of the date hereof.

                  (f) On the Closing Date, ACS and Buyer shall enter into the Limited Noncompetition Agreement and Seller shall cause Newco or ACS Government, as applicable, and ACS Defense to enter into the ACS Defense Subcontract Agreement. Without limiting the requirements of Section 7.2(h) or
Section 7.3(f), if Buyer and Seller agree on the terms of the Master Purchase Agreement, the Transition Services Agreements, the Sublease Agreements and, if applicable, the Atlanta Lease and the Data Center Lease, Buyer and Seller, or their Affiliates, as applicable, shall enter into such Related Agreements on the Closing Date.

                  4.8      GOOD STANDING CERTIFICATES.

                  Seller shall use its commercially reasonable efforts to deliver to Buyer, within twenty (20) days after the date hereof, certified copies of good standing certificates, or equivalent documents, with respect to each Acquired Entity and issued by the Secretary of State or equivalent authority of each state in which such Acquired Entity is either organized or qualified to do business. To the extent that any such good standing certificate is unavailable on account of the failure of any Acquired Entity to pay any Tax or to file any required report, Seller shall cause such matter to be resolved in a manner which permits the issuance of a good standing certificate as promptly as practicable and shall promptly following receipt of such good standing certificate provide a certified copy thereof to Buyer.

                  4.9      ADDITIONAL MATERIAL CONTRACTS AND GOVERNMENT
                           CONTRACTS.

                  Not later than the 30th day after the date of this Agreement, Seller shall deliver to Buyer a list of (i) each Material Contract meeting the requirements of Section 3.1(e)(1)(i) or Section 3.1(e)(1)(ii) entered into between July 18, 2003 and the date hereof and (ii) each Government Contract entered into between June 30, 2003 and the date hereof.

                  4.10     POST-EFFECTIVE DATE, PRE-CLOSING CASH ACTIVITY.

                  Between the Effective Date and the Closing Date, Seller shall cause the Acquired Entities and ACS Defense to (x) collect all accounts, notes and loans receivable strictly in accordance with past practice and Section 4.2 and (y) pay all accounts payable strictly in accordance with past practice. Both Seller and Buyer shall have complete access to the Acquired Entities and ACS Defense to monitor the Acquired Entities' and ACS Defense's activities with respect to such collections and payments during the period between the Effective Date and the Closing Date.

                  4.11 TRADEMARK AND DOMAIN NAME REGISTRATIONS. Seller shall use its commercially reasonable efforts, including making such filings as are necessary with the U.S. Patent and

STOCK PURCHASE AGREEMENT                  40                   EXECUTION VERSION

Trademark Office, to update the registered ownership information with respect to those trademarks and domain names identified on Schedule 3.1(g)(1) as requiring that such actions be taken.

                                   ARTICLE V
                              CONTINUING COVENANTS

                  5.1      COOPERATION.

                  (a) After the Closing Date, upon Seller's reasonable request (at Seller's expense) and without necessity of subpoena, Buyer will cause the Acquired Entities and their representatives and counsel to cooperate fully with Seller and their representatives and counsel for purposes of permitting Seller to address and respond to matters involving Seller that arise as a result of or otherwise relate to Seller's prior ownership of the Acquired Entities or ACS Defense, whether or not related to this Agreement, including assets, liabilities or other matters related to the Acquired Entities or ACS Defense that are retained by Seller and any claims made by or against Seller or any of its Affiliates, whether involving any Governmental Entity or third party.

                  (b) After the Closing Date, upon Buyer's reasonable request (at Buyer's expense) and without necessity of subpoena, Seller and its Affiliates and their representatives and counsel will cooperate with Buyer, the Acquired Entities and their representatives and counsel for purposes of permitting Buyer to address and respond to any matters that involve Buyer, the Acquired Entities or ACS Defense that arise as a result of or otherwise related to Seller's or its Affiliates' prior affiliation with the Acquired Entities, whether or not related to this Agreement, including any claims made by or against the Acquired Entities, or Buyer or any of its Affiliates, whether involving any Governmental Entity or third party.

                  (c) Such cooperation under Section 5.1(a) and 5.1(b) shall include (i) reasonable access during normal business hours and upon reasonable notice to the appropriate Party's and its Affiliates' officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to the other Party in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer's and Seller's obligations under this Section 5.1 are in addition to Buyer's and Seller's other obligations to cooperate with each other contained in this Agreement.

                  (d) To the extent permitted by applicable Law, Seller shall have the right to retain, at its expense, a copy of all business and employment records and other documents of the Acquired Entities.

                  5.2      NONDISCLOSURE OF PROPRIETARY DATA.

                  (a) After the Closing, except as required by applicable Law or as otherwise permitted under this Agreement and upon reasonable advance notice to Buyer, neither Seller nor any of its representatives, agents or Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Business Proprietary Information, unless such Business Proprietary Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Seller or any of their representatives, agents or Affiliates from any Person without restriction on use or disclosure and without breach of any obligation to Buyer; (iii) is independently developed by or for Seller or any of its Affiliates without reference to or use of Business Proprietary Information; or (iv) is the subject of prior written approval of Buyer.

STOCK PURCHASE AGREEMENT                  41                   EXECUTION VERSION

                  (b) From the date of this Agreement and through the Closing Date, except as required by applicable Law, neither Buyer nor any of its Affiliates or their representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Business Proprietary Information unless such Business Proprietary Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Buyer or any of its representatives, agents or Affiliates from any Person, without restriction on use or disclosure and without breach of any obligation to Seller or any of its representatives, agents or Affiliates; (iii) is independently developed by or for Buyer without reference to or use of Business Proprietary Information; or (iv) is the subject of prior written approval of Seller.

                  (c) The foregoing notwithstanding, Buyer's obligations of confidentiality as set forth in the Confidentiality Agreement shall survive and continue until the Closing Date and, if the Closing does not occur, such obligations shall survive and continue in accordance with the terms and conditions of such Confidentiality Agreement.

                  5.3      LEGAL PRIVILEGES.

                  Seller and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Acquired Entities prior to the Closing shall, from and after the Closing Date, be deemed to be joint privileges of Seller and Buyer. Both Seller and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Buyer shall knowingly waive any such privilege without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

                  5.4      TAX MATTERS.

                  (a) Tax Returns. Seller shall timely and accurately file or cause to be filed (i) all Tax Returns required to be filed with respect to the Acquired Entities or ACS Defense prior to the Closing Date, and (ii) all Income Tax Returns for all Pre-Effective Date Tax Periods (other than Income Tax Returns for Tax periods that include but do not end on the Closing Date), and all such Tax Returns shall be prepared in a manner consistent with past practices, including previously adopted tax accounting methods, except as required by applicable Law. Buyer shall be responsible for the timely preparation and filing of all Tax Returns of the Acquired Entities other than those Tax Returns that are the responsibility of Seller pursuant to the preceding sentence. In the case of Income Tax Returns for Tax periods that include but do not end on the Closing Date, Buyer shall prepare such Tax Returns in a manner consistent with past practices, including previously adopted tax accounting methods, except as required by applicable Law.

                  (b) Indemnification by Seller. Provided Buyer has complied with Sections 5.4(d) and 5.4(e) (although Buyer's non-compliance with Section 5.4(e) shall not relieve Seller of its obligations hereunder except to the extent that such non-compliance has prejudiced Seller), Seller shall pay and be responsible for, and shall indemnify and hold harmless Buyer and its related Indemnified Parties from and against Taxes of Seller, the Acquired Entities and ACS Defense for any Pre-Effective Date Tax Period (including (i) Taxes (which for this purpose includes contractual obligations to pay Taxes, reimbursements, and similar payments with respect to Taxes) of other Persons, including employees of the Acquired Entities or ACS Defense, for which Seller, the Acquired Entities or ACS Defense are liable and (ii) any Taxes attributable to intercompany gains (within the meaning of Treasury Regulation Section 1.1502-13) that arise due to transactions described in Section 2.4 or any other transaction occurring prior to the Closing) (the "Intercompany Gains"); provided that no obligation for which indemnification is due under this Section 5.4(b) shall be included as a liability for purposes of determining the Final Working Capital Amount. The Parties shall treat all Intercompany Gains as occurring in a Pre-Effective Date Tax

STOCK PURCHASE AGREEMENT                  42                   EXECUTION VERSION

Period, and Seller shall indemnify Buyer for all Taxes attributable to such Intercompany Gains. Seller shall be entitled to all refunds and credits (including interest thereon) of all Taxes for any Pre-Effective Date Tax Period; provided, however, Seller shall not be entitled to any such Tax refund or credit with respect to a Tax to the extent that (i) such Tax was included as a cost in a cost-reimbursement or fixed-price incentive (cost-redeterminable) Government Contract and (ii) Seller's indemnification obligations otherwise provided in this Agreement do not compensate Buyer for the adverse effect of the redetermination of such Tax. In the event Seller is liable for Taxes under this
Section 5.4(b), Seller shall reimburse Buyer and the Acquired Entities for any reasonable and necessary out-of-pocket costs incurred by them in assisting with the defense of a claim for such Taxes or a claim for refund thereof. With respect to any Tax period that includes but does not end on the Effective Date, Taxes for the Pre-Effective Date Tax Period shall be determined as if such Tax period actually ended on the Effective Date and included the transactions contemplated by this Agreement; provided, however, that ad valorem Taxes shall be pro-rated on a daily basis through the Effective Date.

                  (c) Indemnification by Buyer. Provided Seller has complied with Section 5.4(e) (although Seller's non-compliance with Section 5.4(e) shall not relieve Buyer of its obligations hereunder except to the extent that such non-compliance has prejudiced Buyer), Buyer shall pay and be responsible for, and shall indemnify and hold harmless Seller and its related Indemnified Parties from and against all Taxes payable by or with respect to the Acquired Entities (together with reasonable attorneys' fees and any legal or other expenses for investigating or defending any actions with respect to Taxes) other than (i) those Taxes for which Seller is responsible under Section 5.4(b) and (ii) all Taxes which relate to the ownership or operations of an Excluded Asset or Retained Asset. Buyer shall be entitled to all refunds and credits (including interest thereon) of all Taxes for any Post-Effective Date Tax Period.

                  (d) Control of Certain Tax Contests by Seller. Seller shall have exclusive control over and responsibility to conduct any audit and contest with respect to any Tax for which Seller might be liable under Section 5.4(b) (including any claim for refund to which Seller may be entitled). In any such audit or contest (including a claim for refund), Buyer will take, and will cause the Acquired Entities to take, such action as Seller may by written notice reasonably request in connection with such audit or contest (including execution of powers of attorney). Notwithstanding the foregoing, with respect to a potential adjustment of Taxes of the Acquired Entities or ACS Defense for which both Seller and Buyer could be liable, or which involves an issue that recurs in a period ending after the Effective Date (whether or not the subject of audit at such time), (i) both Buyer and Seller may participate at their own expense in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for a future Tax period. Neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect the other Party for such year or a subsequent year without the written consent of the other Party, which consent may not be unreasonably withheld.

                  (e) Notice. Buyer shall notify Seller in writing promptly upon receipt by the Acquired Entities of oral or written notice of any audit, contest or assessment with respect to any Tax for which Seller might be liable under Section 5.4(b). Seller shall notify Buyer in writing promptly upon receipt by Seller of oral or written notice of any audit, contest or assessment with respect to any Tax for which Buyer might be liable under Section 5.4(c).

                  (f) Payment of Indemnification. Upon payment of any Taxes with respect to which a Party is entitled to receive indemnification hereunder, such Party shall submit an invoice to the Indemnifying Party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The Indemnifying Party shall remit payment for such Taxes promptly upon receipt of such notice. Upon receipt by a Party (or an Affiliate of such Party) of a refund or credit to which another

STOCK PURCHASE AGREEMENT                  43                   EXECUTION VERSION

Party is entitled hereunder, the Party or Affiliate receiving such refund or credit shall promptly remit payment of such refund or credit amount (plus interest received thereon) to the Party entitled to receive it.

                  (g) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer (together with their respective Affiliates), at their own cost and expense, shall reasonably:

                           (1)      assist the other Party in preparing any Tax
Returns and statements which such other Party is responsible for preparing and filing;

                           (2)      cooperate fully in preparing for any Tax
audits of, or disputes, contests or proceedings with, taxing authorities regarding any Taxes;

                           (3)      make available to the other and to any Tax
Authority as reasonably requested all information, records and documents relating to Tax liabilities that are attributable to the Acquired Entities or ACS Defense and relate to or affect periods beginning prior to the Effective Date;

                           (4)      preserve all such information, records and
documents until the expiration of any applicable statues of limitations or extensions thereof and as otherwise required by law;

                           (5)      make available to the other, as reasonably
requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;

                           (6)      furnish the other with copies of all
correspondence received from any Tax Authority in connection with any Tax audit or information request attributable to the Acquired Entities or ACS Defense with respect to any Pre-Effective Date Tax Period;

                           (7)      keep confidential any information obtained
pursuant to this Section 5.4(g), except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and

                           (8)      furnish the other with adequate information
that would enable the other Party to determine its entitlement to, and the amount of, any refund or credit to which either Party reasonably believes the other Party may be entitled.

                  (h) Tax Changes. Without the prior written consent of Seller, neither Buyer nor the Acquired Entities, nor any Affiliate of Buyer shall, to the extent it may affect or relate to the Acquired Entities, make or change any Tax election, change any annual Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission could reasonably be expected to have the effect of increasing the Pre-Effective Date Tax Period Tax liability of Seller (including Seller's liability hereunder).

                  (i) Tax Sharing Agreement. All Tax sharing and similar agreements (other than the provisions of this Agreement) between the Acquired Entities, on the one hand, and Seller or any other corporation or corporations, on the other hand, shall be terminated on the Effective Date, and none of the Acquired Entities shall have liability from and after the Effective Date under any such agreement.

                  (j) Coordination with Article IX. The obligations of the Parties set forth in this Section 5.4 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable Tax statute of limitation. Any payment made between the parties under this Section 5.4 shall

STOCK PURCHASE AGREEMENT                  44                   EXECUTION VERSION
be treated as an indemnity payment under Section 9.1(b) or Section 9.2(b) and as subject to the provisions of Article IX (but not the provisions of Section 9.5); provided that to the extent the provisions of this Section 5.4 and of Article IX conflict, the provisions of this Section 5.4 shall take precedence.

                  (k) Tax Return Packages. Buyer shall cause appropriate employees of each Acquired Entity to prepare usual and customary Tax return packages (in the form provided to the Acquired Entities for the 2003 taxable year) with respect to the Tax period beginning July 1, 2003 and ending as of the Effective Date (or Closing Date, if applicable). The Buyer shall cause the Tax return packages for the period beginning on July 1, 2003 and ending as of the Effective Date (or Closing Date, if applicable) to be delivered to Seller no later than the last day of the third calendar month succeeding the month in which the Closing Date occurs.

                  (l) Transfer Taxes. Notwithstanding anything herein to the contrary, all sales, use, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection with the transfer of the Stock or other transactions contemplated by this Agreement (the "Transfer Taxes"), regardless of whether such Transfer Taxes become due or payable on or after the Closing Date, shall be paid by the party legally responsible therefor; provided that the other party shall reimburse the party legally responsible therefor for one-half of the Transfer Taxes (excluding any interest or penalties arising as a result of any action or inaction by the party legally responsible therefor or its Affiliates on or after the Closing Date) actually paid by the party legally responsible therefor or its Affiliates promptly upon presentation of reasonable documentation evidencing payment of same.

                  5.5      USE OF CERTAIN SELLER TRADEMARKS.

                  (a) Buyer acknowledges and agrees that, other than as provided for in this Section 5.5, it is not obtaining any rights or licenses with respect to the names "Affiliated Computer Services, Inc.," "ACS," or any confusingly similar derivative thereof or associated logos (including the stylized "A" design logo) or trade dress (the "Seller Marks"). Buyer shall cease and shall cause the Acquired Entities to cease any and all use of the Seller Marks as soon as practicable after the Closing Date, but not more than 60 days after the Closing Date; provided, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of Seller or any of its Subsidiaries, the Acquired Entities will cease within 45 days after the Closing Date any use of the Seller Marks, except to the extent that applicable Law requires such Person to continue such use until such name change is effected, in which case until such time. Within 45 days after the Closing Date, Buyer shall notify or cause the Acquired Entities to notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Acquired Entities that the Acquired Entities have been acquired from Seller by Buyer. Notwithstanding the foregoing, Buyer and the Acquired Entities shall not be required to remove and shall have the right to use any of the Seller Marks in the same manner used prior to the Closing to the extent that such marks are embedded in any software programs developed prior to the Closing Date and licensed or sublicensed by the Acquired Entities or are included in any employee training manuals, operating procedures manuals or other similar internal documents used in the Business as of the Closing Date.

                  (b) As soon as reasonably practicable, but in any event not later than 60 days after the Closing Date, Buyer shall cause the Acquired Entities to change each of their names that contains the Seller Marks to a new name that does not include the Seller Marks and thereafter shall not use and shall cause the Acquired Entities not to use or include any of the Seller Marks as or in their corporate, popular, trade or domain names.

STOCK PURCHASE AGREEMENT               45                      EXECUTION VERSION

                  (c) Buyer agrees, on behalf of itself and its Subsidiaries, not to use or seek to register any trade name, service mark, trademark or domain name identical with or confusingly similar to the Seller Marks. Buyer agrees, on behalf of itself and its Subsidiaries, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of the Seller Marks by Seller, any registration or application for registration of the Seller Marks or any domain name application or registration containing the Seller Marks. Buyer agrees that nothing herein shall give Buyer or the Acquired Entities any right to or interest in the Seller Marks except the right to use the same in accordance with the terms of this Agreement, and that all and any uses of the Seller Marks by Buyer or the Acquired Entities shall inure to the benefit of Seller.

                  (d) Seller acknowledges that Buyer's occasional use of the Seller Marks in a neutral, non-trademark sense to identify its past affiliation with Seller in the ordinary course shall not violate this Section 5.5.

                  5.6      INTELLECTUAL PROPERTY; INTERNET SITES.

                  (a) As of the Closing Date, Seller or its Affiliates shall execute assignments to the Acquired Entities of those patents, patent applications, domain names and registered trademarks and trademark applications listed in Schedule 5.6(a).

                  (b) With respect to Intellectual Property owned by Seller or its Affiliates that is used as of the Closing Date to conduct the Business, other than Intellectual Property set forth in Parts I, III and IV of Schedule 3.1(g)(7) and Intellectual Property used in connection with intercompany Contracts entered into in accordance with Section 4.2, Seller and its Affiliates agree, subject to the provisions of Section 5.5, to grant a worldwide, paid-up, perpetual, royalty-free, non-exclusive license, transferable only upon the sale or transfer of all or substantially all of the assets to which the license applies, to the Acquired Entities and their Affiliates to make, have products made for sale or distribution by or on behalf of the Acquired Entities or their Affiliates, use (including the right to grant sublicenses for end use of products supplied by the Acquired Entities to customers or other end users, but not including the right to grant sublicenses for manufacture or sale of products that are not sold or distributed by or on behalf of the Acquired Entities or its Affiliates), sell, offer for sale, import, copy, modify, publicly display, create derivative works, and distribute in respect of such Intellectual Property to continue such uses in the Business.

                  (c) Except as set forth in the Transition Services Agreement, as soon as practicable following the Closing but in no event later than 60 days thereafter, Buyer shall terminate all use of Internet and intranet web site and electronic mail systems maintained by Seller (other than specific web sites and electronic mail systems maintained by the Acquired Entities and used primarily by the Acquired Entities) and Seller and its Affiliates shall terminate use of specific web sites and electronic mail systems maintained by the Acquired Entities and used primarily by the Acquired Entities.

                  5.7      LEASES.

                  Seller agrees to use its commercially reasonable efforts to cause the lessors of the properties described on Schedule 3.1(f)(1) that are leased to ACS Defense, ACS or a Subsidiary of ACS, other than an Acquired Entity (collectively, the "Seller Leases") and are not identified in such schedule as being Excluded Leases, to consent to the assignment of such leases or to the continued use of such properties by Buyer, or an Affiliate of Buyer, as designated by Buyer (the "Buyer Lease Assignee"), after the Closing. The Parties intend all rights and obligations under each of the Seller Leases shall be assigned to and assumed by the Buyer Lease Assignee and that the Buyer Lease Assignee shall timely pay and otherwise perform all obligations thereunder. Buyer agrees to execute such guarantees as may be

STOCK PURCHASE AGREEMENT               46                      EXECUTION VERSION
requested by the lessor under any Seller Lease in order to have the rights and obligations under each of the Seller Leases assigned to and assumed by the Buyer Lease Assignee at the Closing and agrees to provide such Financial Support Arrangements to the lessors under the new leases described in Section 4.3(g) as may be reasonably requested by such lessors. The failure of the Buyer Lease Assignee to perform fully all of the obligations under any Seller Lease subsequent to such assignment or Buyer's failure to execute such guarantees as may be requested by the lessor under any Seller Lease shall be subject to the indemnity afforded to Seller by Buyer under Section 9.2(d) of this Agreement. If, at any time after the Closing Date, any amounts are paid under any Seller Lease by Seller or any of its Affiliates, Buyer shall reimburse Seller such amounts promptly after receipt from Seller of notice thereof accompanied by written evidence of the underlying payment obligation.

                  5.8      ADMINISTRATION PENDING TRANSFER OF CERTAIN CONTRACTS.

                  (a) This Agreement shall not constitute an assignment or transfer of any rights, privileges and powers of Seller or any of its Affiliates under any Contract (including Leases and Government Contracts) which, but for this Section 5.8, would be assigned to and assumed by Buyer or the Acquired Entities if such assignment or transfer, without a necessary approval of a third party, would be ineffective or would constitute a default under, or other contravention of, the provisions of any such Contract or applicable Laws or give rise to any right of acceleration of any obligation thereunder or any right to termination thereof and such approval shall not have been obtained prior to the Closing Date (any such Contract, a "Restricted Contract"). Notwithstanding the foregoing, the Contracts set forth on Schedule A to the DOE Subcontract Agreement shall be handled as provided for in the DOE Subcontract Agreement and shall not constitute Retained Contracts handled pursuant to the provisions of this Section 5.8.

                  (b) With respect to any Restricted Contract, on the Closing Date, an Acquired Entity designated by Buyer (the "Designated Acquired Entity") shall, if and to the extent permitted by applicable Laws, assume the responsibility to supervise, manage, administer and otherwise discharge the duties that were discharged by Seller or its Affiliates (other than the Acquired Entities) with respect to such Restricted Contract prior to the Closing Date until the requisite approvals are obtained (or the relevant Restricted Contracts amended to provide) for the Designated Acquired Entity to assume the rights, privileges and powers of Seller and its Affiliates thereunder. Upon the receipt of such approval (or the amendment or novation of such Restricted Contracts), such Designated Acquired Entity will assume the rights, privileges and powers of Seller and its Affiliates thereunder in accordance with the terms of this Agreement and the aforesaid rights, privileges and powers under such Restricted Contracts shall be assigned to and assumed by such Designated Acquired Entity. The Designated Acquired Entity's failure to perform fully all of the obligations under any Restricted Contract subsequent to such assignment shall be subject to the indemnity afforded to Seller by Buyer under Section 9.2(d) of this Agreement.

                  (c) Following the Closing, the Parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly all authorizations, approvals, consents or waivers necessary to assign any Restricted Contracts to the Designated Acquired Entity; provided, however, that such commercially reasonable efforts shall not require either party to make any payment to any third-party. Pending or in the absence of such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to ensure that the Designated Acquired Entity has all of the benefits and liabilities of such Restricted Contracts. Without limiting the foregoing, (x) Seller shall not, so long as there are no breaches under such Restricted Contract, terminate, amend or waive any rights under any Lease constituting a Restricted Contract without the prior consent of Buyer, and (y) the Designated Acquired Entity will pay any amounts owing under any such Restricted Contracts directly to the other parties to such Restricted Contracts.

STOCK PURCHASE AGREEMENT               47                      EXECUTION VERSION

                  (d) Buyer shall, promptly upon obtaining knowledge thereof, give Seller notice of any default or event of default by the Designated Acquired Entity under any Restricted Contract. In so acting, with respect to any Restricted Contract as to which notice has been given in accordance with the preceding sentence, Buyer shall, while any default is continuing, act only pursuant to reasonable written instructions from Seller; provided, that Buyer shall have no liability for any act taken or omission made in accordance with such instructions and Seller shall indemnify and hold harmless Buyer from and against any Indemnifiable Losses incurred by Buyer or other Indemnified Parties as a result of such compliance (with such right to indemnification to be deemed to arise under Section 9.1(b)).

                  (e) Each Party shall furnish to the other and its authorized agents and representatives such financial and operating data and other information with respect to the Restricted Contracts with respect to which Buyer then acts as agent pursuant to this Section 5.8 as any of them shall reasonably request.

                  (f) Seller shall take all actions reasonably requested by Buyer to enforce its rights under any Restricted Contract including the assertion of any claim against a party to such Restricted Contract or the assignment of any such claim to Buyer.

                  5.9      INSURANCE MATTERS.

                  (a) Seller and its Affiliates shall keep, or cause to be kept, all material insurance policies presently maintained relating to the Acquired Entities and their properties, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.
Schedule 5.9 sets forth all the insurance policies presently owned and maintained by the Acquired Entities (as opposed to being owned and maintained by Seller or its Affiliates (other than the Acquired Entities or ACS Defense)). Any and all insurance policies not listed on Schedule 5.9 presently maintained relating to the Acquired Entities are maintained by Seller or its Affiliates (other than the Acquired Entities).

                  (b) Buyer acknowledges and agrees that, as of the Closing Date, none of Buyer, the Acquired Entities, any property owned or leased by any of them, nor any of the directors, officers, employees (including the Transferred Employees) or agents of any of the foregoing will be insured under any insurance policies maintained by Seller or any of its Affiliates (other than an Acquired Entity), except (i) in the case of certain claims-made policies, to the extent that a claim has been reported as of the Closing Date and (ii) in the case of a policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date, which claim shall be reported or noticed to the respective carrier by Buyer or Seller or an Acquired Entity in accordance with the requirements of such policies. Seller shall, at Buyer's option and at Buyer's cost and expense, diligently pursue such claims on Buyer's behalf and the net proceeds of such claims (to the extent not paid directly to a third-party claimant) shall be remitted promptly to Buyer upon receipt thereof.

                  (c) On and after the Closing Date, Buyer shall reimburse Seller within 30 days of receipt of an invoice for any self insurance, retention, deductible, retrospective premium, cash payment for reserves calculated or charged on an incurred loss basis and similar items, including associated administrative expenses and allocated loss adjustment or similar expenses (collectively, "Insurance Liabilities") allocated to any Acquired Entity by Seller on a basis consistent with past practices resulting from or arising under any and all current or former insurance policies maintained by Seller or its Subsidiaries to the extent that such Insurance Liabilities relate to or arise out of the operation of the Acquired Entities prior to the Closing or any activities of the Buyer or the Acquired Entities after the Closing (other than as a result of Buyer obtaining its own insurance); provided that, with respect to any present or former employee of the Business who has received workers compensation benefits at the time of the Closing for six months or more as of the Closing and does not return to full or part time duty with

STOCK PURCHASE AGREEMENT               48                      EXECUTION VERSION
an Acquired Entity, Buyer shall not be obligated to reimburse Seller for the Insurance Liabilities with respect to such person and Seller shall bear the costs of such Insurance Liabilities. Such allocation may be adjusted as a result of changes recommended or required by any Governmental Entity. Buyer agrees that, to the extent any of the insurers under the insurance policies, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance policies relating to or arising from the Business, Buyer shall provide the collateral, deposits or other security or, upon request of Seller, will replace any collateral, deposits or other security provided by Seller or any of its Affiliates to the extent related to or arising out of the operation of the Acquired Entities or any activities of Buyer or the Acquired Entities after the Closing (other than as a result of Buyer obtaining its own insurance).

                  5.10     SUPPLEMENTAL DISCLOSURE.

                  Seller shall have the right from time to time prior to the Closing Date to supplement the Disclosure Schedules prepared by it with respect to any matter not existing or, to the extent that a representation and warranty is qualified by a reference to the knowledge of Seller, known as of the date of this Agreement which, if existing or known by Seller as of the date of this Agreement, would have been required to be set forth or described in such Schedule. Seller shall provide any such supplemental disclosure as promptly as practicable. In the event that Seller delivers a supplemental disclosure within five business days of a date which otherwise would have been the Closing Date, Buyer shall have the right to delay the Closing in order to consider and evaluate the impact of such disclosed matter; provided, however, that unless such disclosure renders a condition set forth in Section 7.2, other than Section 7.2(a), unsatisfied, the Closing shall occur on the next Monday (or, if such Monday is not a business day, the next business day thereafter) after the date which otherwise would have been the Closing Date. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Section 7.2(a) hereof have been satisfied as of the Closing Date, but not for purposes of determining whether or not other conditions set forth in Section 7.2 hereof have been satisfied. Moreover, such additional disclosures will be deemed to have been disclosed for purposes of qualifying any of the representations and warranties made in or pursuant to this Agreement as of the Closing Date for purposes of determining whether Buyer and its related Indemnified Parties are entitled to indemnification pursuant to
Section 9.1(a) (it being understood that all such representations and warranties set forth in Section 3.1 are being remade as of the Closing Date for purposes of
Section 9.1(a) and that all such representations and warranties set forth in
Section 3.2 are being remade as of the Closing Date for purposes of Section 9.2(a)). To the knowledge of Seller, as of the date hereof, there are no items that are required to be disclosed on a Schedule pursuant to the terms of this Agreement that are not so disclosed.

                  5.11     TREATMENT OF CERTAIN ACCOUNTS RECEIVABLE.

                  (a) In the event that (i) any of the accounts, notes and loans receivable that were recorded as accounts receivable on the books of the Acquired Entities as of the Closing Date after giving effect to the transactions contemplated by Section 2.4 and that have been billed prior to the Closing Date (the "Closing Date Receivables") are not collected in full (net of related reserves) within 120 days after the Closing Date, (ii) any of the accounts, notes and loans receivable that were recorded on the books of the Acquired Entities as "unbilled" accounts receivable as of the Closing Date which are billed by an Acquired Entity within 30 days after the Closing Date (the "Post-Closing Date Receivables") but are not collected in full (net of related reserves) within 120 days after the date on which such Post-Closing Date Receivables are billed, (iii) any Unfunded Receivables, with respect to which the absent authorization or funding is received within 180 days after the Closing Date, are not collected in full (net of related reserves) within 120 days after the date on which such Unfunded Receivables are billed, or (iv) the required authorization or funding with respect to any Unfunded Receivable, in order for such receivable

STOCK PURCHASE AGREEMENT               49                      EXECUTION VERSION
to become billable, is not given or allocated, as applicable, within 180 days after the Closing Date, then, notwithstanding any other provision of this Agreement to the contrary, but subject to the last sentence of this Section 5.11(a), the sole remedy of Buyer shall be to cause Seller to purchase any such Specified Receivables at the net book amount thereof (taking into account any related reserves in effect as of the Effective Date and any payments on such Specified Receivables made after the Effective Date) and no claim may be made based on inaccuracy of any representation or warranty resulting therefrom. In the event Buyer and Seller disagree as to the amount of any Specified Receivable, Buyer and Seller agree to resolve such matter in accordance with Sections 10.20 and 10.21. If Buyer elects to cause Seller to purchase any such Specified Receivable(s), any notice(s) of such election(s) shall be given in accordance with Section 10.14 and must be received by Seller prior to the first anniversary of the Closing Date or Buyer will be deemed to have waived any rights with respect to such Specified Receivable. Each such notice shall (i) identify a closing date not less than five days nor more than thirty days after such notice is received by Seller upon which the closing of the sale shall occur and (ii) state the purchase price for the Specified Receivable, together with such supporting detail as may be requested by Seller (which may be audited by Seller from time to time upon reasonable advance notice). Such notice shall be accompanied by records related to Buyer's attempts to collect the applicable Specified Receivable(s) and Buyer shall promptly provide Seller with all additional records relating to collection attempts with respect to the applicable Specified Receivable(s) as Seller may reasonably request from time to time. At each closing, Buyer shall deliver to Seller such instruments of transfer as may be reasonably requested by Seller to evidence the transfer of the Specified Receivable to Seller, and Seller shall pay the purchase price in immediately available funds. Notwithstanding anything in the foregoing to the contrary, if the purchase of the Specified Receivables is not permissible under applicable Law, Seller shall instead indemnify Buyer from and against any Indemnified Losses with respect thereto, which Indemnified Losses shall be calculated in the same manner as is utilized above to calculate the purchase price for such Specified Receivables and which Indemnified Losses shall not be subject to the limitations set forth in Section 9.4 or Section 9.5(a).

                  (b) Following the Closing Date, but prior to the purchase of any Specified Receivable by Seller or the receipt of any indemnification payment pursuant to the final sentence of Section 5.11(a), Buyer shall cause the Acquired Entities to diligently pursue collection of such Specified Receivable (other than Unfunded Receivables for which the required authorization or funding, as described above, has not been received) consistent with the applicable Acquired Entity's customary past practices (which, in the case of accounts receivable included in the Contributed Assets, shall be deemed to be consistent with the customary past practices of ACS Defense). In circumstances where (x) (i) a single Person is an account debtor on more than one Specified Receivable and/or accounts, notes or loans receivable that are not Specified Receivables and (ii) such account debtor makes a single lump sum payment on such receivables without identifying specifically to which receivables such payment relates and such payment cannot be identified with assistance from such account debtor, such payments shall be allocated to satisfy in full the receivables in order of the dates such receivables were billed or (y) less than the full amount of a Specified Receivable shall have been paid by the account debtor, any payment received relating to the Specified Receivable shall be credited to the Specified Receivable.

                  (c)      The Specified Receivables (which for purposes of this
Section 5.11(c) shall be deemed to include Unfunded Receivables as of the Closing Date without regard to the satisfaction of clause (iii) or clause (iv) of the first sentence of Section 5.11(a)) shall be identified in a schedule prepared by Buyer within sixty business days after the Closing Date in a form reasonably acceptable to Seller. Each such schedule will identify the Specified Receivables in reasonable detail, including identifying the account obligor, the outstanding account balance and any reserves related thereto, the aging of the Specified Receivable for each Specified Receivable and, in the case of Unfunded Receivables, the basis for Buyer's determination that such Specified Receivable constitutes an Unfunded Receivable. In the

STOCK PURCHASE AGREEMENT               50                      EXECUTION VERSION
event that Seller objects to the classification of a Specified Receivable as an Unfunded Receivable, the parties shall resolve such matter in accordance with
Section 10.20 and Section 10.21.

                  (d) In the event that (i) any Specified Receivable (other than an Unfunded Receivable for which the required authorization or funding has not been received) is purchased by Seller or Seller makes any payment to Buyer with respect to Indemnified Losses related to any such Specified Receivable or
(ii) any required authorization or funding with respect to an Unfunded Receivable is obtained after such Unfunded Receivable has been purchased by Seller or Seller makes any payment to Buyer with respect to Indemnified Losses related to any such Unfunded Receivable, if requested by Seller, Buyer shall, to the extent permissible under applicable Law, cause the applicable Acquired Entity to act as collection agent for Seller with respect to any such Specified Receivable or any such Unfunded Receivable. In such capacity, Buyer shall cause such Acquired Entity to (i) diligently pursue collection of any such Specified Receivable and any such Unfunded Receivable as if such Specified Receivable or such Unfunded Receivable were owned by such Acquired Entity, and (ii) remit monies received by such Acquired Entity in such capacity to Seller within three business days of receipt. As a fee for acting as collection agent hereunder, such Acquired Entity shall be entitled to retain 5% of any payments received on any such Specified Receivable or Unfunded Receivable. Notwithstanding anything in the foregoing, to the extent that Buyer is not permitted to act as collections agent under applicable Law, Buyer shall continue to diligently pursue collection of any such Specified Receivable or any such Unfunded Receivable, and shall reimburse Seller for prior indemnification payments made to Buyer under the last sentence of Section 5.11(a) with respect to any such Specified Receivable or any such Unfunded Receivable, in each case, to the extent of amounts subsequently collected with respect to any such Specified Receivable or any such Unfunded Receivable, net of a 5% reduction to reflect Buyer's costs in collecting such amounts.

                  5.12     NOVATIONS.

                  Both prior to and following the Closing Date, each Party shall use its commercially reasonable efforts to provide all information and take all other actions reasonably requested by the other Party in connection with requests to the U.S. Government for the execution of novation agreements, to the extent required by the FAR or otherwise requested by the applicable U.S. Government agency in connection with the assignment of a Government Contract pursuant to this Agreement, the change of control of any Acquired Entity, or the transactions contemplated by Section 2.4. The Parties shall respond to any requests for information by the U.S. Government with respect to such novation agreements so that the Parties, or their applicable Affiliates, may enter into and complete the novation agreements as soon as reasonably practicable following the Closing Date.

                  5.13     ESCROW CLAIMS.

                  Following the Closing Date, if the Parties are unable to assign ACS Defense's rights under the Synetics Escrow Agreement to Buyer or one of its Affiliates, at Buyer's request, if funds remain on deposit in the escrow account established pursuant to the Synetics Escrow Agreement, Seller shall cause ACS Defense to use its commercially reasonable efforts to cooperate with Buyer in the pursuit of any pending or otherwise available claims for indemnification thereunder. Seller shall cause ACS Defense, at Buyer's expense, to follow Buyer's reasonable instructions with respect to the pursuit of such claims and the terms of any settlement thereof. Any funds received by ACS Defense from the applicable escrow account shall be for the account of Buyer and Seller shall cause ACS Defense to notify Buyer of the receipt of any such funds within three business days of the receipt thereof and to promptly forward such amounts to an account designated in writing by Buyer following the receipt of such notice.

                  5.14     OUTSOURCING AGREEMENTS.

STOCK PURCHASE AGREEMENT               51                      EXECUTION VERSION

                  (a) Between the date hereof and the Closing Date, the Parties shall use their commercially reasonable efforts to negotiate one or more Outsourcing Agreements. The Purchase Price shall be decreased by an amount equal to fifty percent (50%) of the average dollar value (per year of the term of all pre-Closing Outsourcing Agreements) of the business process outsourcing services required to be purchased by Buyer and its Affiliates from Seller and its Affiliates under any pre-Closing Outsourcing Agreements (such average dollar per year amount under Outsourcing Agreements entered into either prior to or after the Closing Date, but within the first year after the Closing Date, the "Commitment Amount"), with such decrease not to exceed $10,000,000. Notwithstanding the foregoing, the Purchase Price shall be decreased on the Closing Date by an amount equal to fifty percent (50%) of the average dollar value per year of the services identified on Schedule 1.1OA for which Buyer has expressed a willingness to have Seller and its Affiliates provide if Seller and its Affiliates shall not have offered to provide such identified services to Buyer and its Affiliates (i) on fair market terms and (ii) on terms that would result in savings by Buyer and its Affiliates of not less than 15% over Buyer's and its Affiliates' fiscal year 2003 budgeted costs for the performance of such services; provided that Buyer and its Affiliates will reasonably cooperate with Seller and its Affiliates to provide Seller and its Affiliates the ability to structure the proposal for the provision of outsourcing services so long as such proposal does not involve practices that are inconsistent with the requirements of FAR, NISPOM and other applicable Laws with respect to Government Contracts. Any decrease to the Purchase Price resulting from this Section 5.14(a) is referred to herein as the "Closing Date Outsourcing Adjustment Amount." To the extent that the Outsourcing Adjustment Amount results in a decrease in the Purchase Price, the Base Purchase Price shall be decreased by the same amount. The amount of the Outsourcing Adjustment Amount shall be specified in any pre-Closing Outsourcing Agreements. If the Parties, or their Affiliates, do not enter into any Outsourcing Agreements on or prior to the Closing Date, the Purchase Price shall not be adjusted pursuant to this Section 5.14(a).

                  (b) Between the Closing Date and the first anniversary of the Closing Date, the Parties shall continue to use their commercially reasonable efforts to negotiate Outsourcing Agreements. In the event that the Parties enter into one or more Outsourcing Agreements on or prior to the first anniversary of the Closing Date, the Purchase Price shall be reduced through the provision of a refund of Purchase Price by Seller to Buyer based upon the aggregate Post-Closing Commitment Amount (as defined below) under all Outsourcing Agreements entered into during the first year after the Closing Date; provided, however, that the total of the Purchase Price reduction under this Section 5.14 (including any Closing Date Outsourcing Agreement Adjustment) shall not exceed $40,000,000. Such reduction in the Purchase Price shall be calculated as follows: (x) if the sum of the Pre-Closing Commitment Amount (as defined below), if any, plus the Post-Closing Commitment Amount is equal to or less than $40,000,000, the credit shall equal 50% of the Post-Closing Commitment Amount, and (y) if the sum of the Pre-Closing Commitment Amount, if any, plus the Post-Closing Commitment Amount is greater than $40,000,000, the credit shall equal (i) 50% of the difference between $40,000,000 and the Pre-Closing Commitment Amount (but in no case less than zero), if any, plus (ii) the difference between (A) the sum of the Pre-Closing Commitment Amount, if any, plus the Post-Closing Commitment Amount and (B) $40,000,000. The reduction in Purchase Price due as a result of the execution of each post-Closing Outsourcing Agreement, if any, as calculated pursuant to the preceding sentence, shall be due and payable by ACS to Buyer upon execution of such Outsourcing Agreement. Such payments shall be made by wire transfer of immediately available funds to an account designated in the applicable Outsourcing Agreement and, to the extent not paid upon execution and delivery of such Outsourcing Agreement, shall bear simple interest based on the number of calendar days from the date of the applicable Outsourcing Agreement to the date of payment at a floating rate per annum equal to the Prime Rate. Each post-Closing Outsourcing Agreement shall specify the amount of the Purchase Price reduction resulting therefrom. As used herein, the term "Pre-Closing Commitment Amount" refers to the Commitment Amount under Outsourcing Agreements

STOCK PURCHASE AGREEMENT               52                      EXECUTION VERSION
entered into on or before the Closing Date and the term "Post-Closing Commitment Amount" refers to the Commitment Amount under Outsourcing Agreements entered into after the Closing Date, but before the first anniversary of the Closing Date. Buyer's entitlement to the payments described in this Section 5.14(b) shall not be altered by any determination that the amounts payable to Buyer with respect to post-Closing Outsourcing Agreements cannot be treated as adjustments to the Purchase Price under GAAP or the Code. Any decrease to the Purchase Price resulting from this Section 5.14(b) is referred to herein as the "Post-Closing Outsourcing Adjustment Amount."

                  (c)      Seller acknowledges that this Section 5.14 does not
(x) create any obligation of exclusivity between Buyer and its Affiliates and Seller and its Affiliates or (y) grant Seller and its Affiliates any right of first refusal, in each case, with respect to the procurement of outsourcing services by Buyer and its Affiliates.

                  5.15     RELEASE OF INTELLISOURCE GUARANTY.

                  Buyer shall request that the applicable Governmental Entities of the U.S. Government unconditionally release ACS from all obligations under the Intellisource Guaranty and shall, if requested by any such Governmental Entity, execute a comparable guaranty in lieu thereof. If, at any time after the Closing Date, ACS pays any amounts under, or any fees, costs or expenses relating to, the Intellisource Guaranty, promptly upon ACS's request, Buyer shall make any payments required to be made by ACS or, if payment has already been made, reimburse ACS such amounts promptly after receipt from ACS of notice thereof accompanied by written evidence providing reasonable detail of the underlying payment obligation. Upon Seller's request, Buyer also shall request that the beneficiary of any other Financial Support Arrangement (i) to which Seller or its Affiliates (other than an Acquired Entity) is a party and (ii) which supports obligations of the Acquired Entities, permit the substitution of a Financial Support Arrangement issued by Buyer, as applicable, in lieu of such Financial Support Arrangement issued by Seller or its Affiliates (other than an Acquired Entity).

                  5.16     CERTAIN PAYMENTS.

                  If, following the Closing Date, Seller or any of its Affiliates receives any payment that rightfully belongs to Buyer or its Affiliates (including the Acquired Entities), or Buyer or any of its Affiliates receives any payment that rightfully belongs to Seller or its Affiliates (other than the Acquired Entities, but including the Retained Business of ACS Defense and the Seller Transferee Subsidiary), the receiving party shall promptly, and in no event in longer than three (3) business days, forward such amount to the party entitled to receive such payment.

                                   ARTICLE VI
                         EMPLOYEES AND EMPLOYEE MATTERS

                  6.1      EMPLOYMENT OF TRANSFERRED EMPLOYEES.

                  Buyer shall cause all Active Employees of the Acquired Entities as of the Closing Date, after giving effect to the provisions of
Section 2.4 (hereinafter collectively referred to as "Transferred Employees") to remain employed by (or become the responsibility of, as applicable) the Acquired Entities as of the Closing Date in the same or comparable positions, and at the same or comparable base pay, as was in effect immediately prior to the Closing Date, except as otherwise provided in this Agreement. For purposes of this paragraph, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, salary continuation, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. Buyer shall indemnify Seller and its Affiliates for any liability arising from the termination of

STOCK PURCHASE AGREEMENT               53                      EXECUTION VERSION
employment of, employment of or the failure or refusal to employ, reactivate or reemploy any Transferred Employee after the Closing.

                  (a) Incentive Agreements. Seller shall retain or assume, as applicable, responsibility for payment of any bonus or other incentive compensation payable with respect to a Transferred Employee under any bonus or other incentive compensation plan or program maintained by ACS or its Affiliates (including the Acquired Entities or ACS Defense) (an "ACS Bonus Program") to the extent such payment relates to a period prior to the Closing. Prior to the Closing, Seller shall, or shall cause its Affiliates to, terminate any bonus or other incentive compensation program maintained by an Acquired Entity or ACS Defense to the extent such plan or program would be applicable to Transferred Employees.

                  (b) Recognition of Transferred Employee Service. On and after the Closing Date, Buyer shall cause the Acquired Entities to recognize the service of each Transferred Employee for the Acquired Entities, or Seller or its Affiliates before the Closing Date for purposes of determining eligibility to participate and vesting under all employee benefit plans, policies or programs of Buyer and its Affiliates, other than under any defined benefit pension plan or any plan providing retiree medical benefits, determined in accordance with the practices and procedures of Seller or the Acquired Entities, as applicable, in effect on the Closing Date.

                  (c) No Accrual under Seller's Plans. On and after the Closing Date, Transferred Employees shall not accrue benefits under or remain covered under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Seller or any of its Affiliates (other than the ACS Government Savings Plan and the Transferred Welfare Plans, as defined in Section 6.2). Seller shall retain all liabilities and obligations with respect to employees of Seller or its Affiliates (including the Acquired Entities) who are not Transferred Employees.

                  (d) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

                  (e) Affiliate Employees. Prior to the Closing Date, Seller and Buyer shall agree on a list of those Active Employees (if any) who, prior to the Closing Date, are performing services for the Acquired Entities or ACS Defense but are employed by Seller or an Affiliate of Seller (other than an Acquired Entity or ACS Defense) and who will become employees of the Acquired Entities as of the Closing Date (the "Affiliate Employees"). Such list of Affiliate Employees shall be set forth on Schedule 6.1(e). The Acquired Entities shall employ the Affiliate Employees on the Closing Date. Each such Affiliate Employee shall be a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by the Acquired Entities without regard to this subparagraph (e), except that his or her service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date. If, immediately prior to the Closing, any Affiliate Employee participated in any employee benefit plan that is not listed on Schedule 3.1(n)(1), but would have been listed on such Schedule if the Affiliate Employee had been an Employee of an Acquired Entity or ACS Defense at that time (an "Affiliate Employee Plan"), then Seller shall provide Buyer with a copy of such Affiliate Employee Plan at the time of the Closing or as soon thereafter as is practicable. Any Affiliate Employee Plan will also be treated as a plan maintained by Seller for the benefit of Employees immediately prior to the Closing for purposes of applying any other provision of this
Article VI applicable to the same type of plan as such Affiliate Employee Plan.

STOCK PURCHASE AGREEMENT               54                      EXECUTION VERSION

                  (f) Independent Contractors and Leased Employees. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a list of independent contractors and leased employees who performs services for the Acquired Entities or ACS Defense (other than with respect solely to the Retained Assets) as of such date, which list shall be attached hereto as Schedule 6.1(f). On the Closing Date, Buyer shall cause the Acquired Entities to assume all liabilities and obligations of Seller or any Affiliate of Seller relating to the continued retention of any independent contractor or leased employee on or after the Closing Date who performs services for the Acquired Entities or ACS Defense immediately prior to the Closing Date under a Contract with the Acquired Entities or ACS Defense (other than any independent contractor or leased employee whose services relate solely to Excluded Assets or Retained Assets) in accordance with the terms and conditions in effect for each such individual's retention immediately prior to the Closing Date. To the extent that the Acquired Entities utilize the services of any independent contractor or leased employee under a Contract of Seller or its Affiliates (other than the Acquired Entities), the Acquired Entities shall be liable under the Contract for such services, but shall not otherwise be liable for or under any such Contract of Seller or its Affiliates (other than the Acquired Entities).

                  (g) Proprietary Information and Innovation Agreement. Prior to the Closing, Seller will use its best efforts to obtain signed copies of the Buyer Employee Proprietary Information and Innovation Agreement from each Transferred Employee.

                  6.2      TRANSFERRED EMPLOYEE BENEFIT MATTERS.

                  (a)      Retirement Benefits.

                           (1) As of the date of this Agreement, Transferred
Employees participate in the defined contribution plan listed on Schedule 6.2(a)(1) (referred to as the "ACS Government Savings Plan"). Prior to the Closing, Seller shall amend the ACS Government Savings Plan and take any other action necessary so that one of the Transferred Subsidiaries is the sponsor of the ACS Government Savings Plan and that only Transferred Employees who satisfy applicable eligibility conditions are eligible to participate in the ACS Government Savings Plan as of the Closing. As soon as practicable after the Closing, Buyer shall transfer the accounts of all individuals other than Transferred Employees to another defined contribution plan sponsored by Seller. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees covered by the ACS Government Savings Plan, indicating the service of each Transferred Employee recognized under the ACS Government Savings Plan as of the Closing Date.

                           (2) The ACS Government Savings Plan shall satisfy the
following requirements as of the Closing: (i) it shall be a qualified, single-employer individual account plan under Section 401(a) of the Code and
(ii) Transferred Employees shall be immediately eligible to participate therein. For the period beginning on the Closing Date and ending on December 31, 2003, the ACS Government Savings Plan (or other Savings Plan maintained by Buyer with respect to Transferred Employees) shall permit Transferred Employees to make before-tax contributions (under Section 401(k) of the Code) and shall provide for matching contributions by Acquired Entities or Buyer that are no less favorable to Transferred Employees than those provided under provisions for before-Tax and matching contributions under the ACS Government Savings Plan to Transferred Employees immediately prior to the Closing Date. During any period beginning on or after January 1, 2004, the Buyer Savings Plan shall provide benefits for the Transferred Employees (and their dependents and beneficiaries) that are comparable to the benefits provided to similarly situated employees of Buyer and its Affiliates.

                           (3) Seller shall make all required matching
contributions without regard to the continued employment of the Transferred Employees with Seller or its Affiliates with respect to the

STOCK PURCHASE AGREEMENT               55                      EXECUTION VERSION

Transferred Employees' contributions to the ACS Government Savings Plan that are
(i) eligible for matching and (ii) made with respect to compensation earned before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to any other savings plan maintained by Seller with respect to contributions made at the same time as the Transferred Employees' contributions that are subject to the matching contribution obligation of the preceding sentence. Prior to the Closing Date, Seller shall make all profit sharing contributions that are due under the ACS Government Savings Plan with respect to the 2002 plan year for the benefit of Transferred Employees.

                           (4) Seller shall be responsible for all costs of
correction (including without limitation any additional amounts payable to the plan, any sanctions payable to any Governmental Entity and any professional costs attributable to the correction process) with respect to the ACS Government Savings Plan (or any plans that have been merged into the ACS Government Savings
Plan) attributable to any correction processes (including any supplement thereto) that are pending as of the Closing Date, as disclosed on Schedule 3.1(n)(3). Buyer, in consultation with Seller, shall take actions as necessary to complete the correction process in accordance with the procedures of the applicable Governmental Entity and Buyer and Seller shall cooperate as necessary to complete such correction process. Seller shall promptly provide Buyer with copies of all correspondence, closing agreements and other documents related to such correction process.

                           (5) Immediately prior to the Closing Date, Seller
will assume sponsorship of any employee pension benefit plans, within the meaning of Section 3(2) of ERISA, whether such plans are qualified or nonqualified for Code purposes, that are maintained by any Acquired Entity, except for the ACS Government Savings Plan (the "Retained Pension Plans"), and will be substituted for the applicable Acquired Entity as the plan sponsor under the Retained Pension Plans. Prior to the Closing, Seller will make or will cause the Acquired Entities to make any amendments to the Retained Pension Plans necessary to effect such substitution and will provide notice of such change to participants, beneficiaries and persons providing services to the Retained Pension Plans. Prior to the Closing Date, Seller will adopt such resolutions and take such other actions as is necessary to effect assumption of the Retained Pension Plans. After the Closing, none of Buyer, its Affiliates or any Acquired Entity will have any liability or obligation with respect to any of the Retained Pension Plans.

                  (b)      Welfare Benefits.

                           (1) As of the date of this Agreement, Transferred
Employees participate in certain welfare benefit plans listed on Schedule 6.2(b)(1) that will be assumed by Buyer for the benefit of Transferred Employees (such assumed plans are collectively referred to as the "Transferred Welfare Plans"). Prior to the Closing, Seller shall amend the Transferred Welfare Plans, if necessary, and take any other action necessary so that one of the Transferred Subsidiaries is the sponsor of the Transferred Welfare Plans as of the Closing and that only Transferred Employees participate in the Transferred Welfare Plans. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees covered by the Transferred Welfare Plans. During the period beginning with the Closing Date and ending on December 31, 2003, Buyer shall, at its option, either (1) continue to maintain the Transferred Welfare Plans for the benefit of Transferred Employees (and their dependents, as applicable), (2) in lieu of one or more Transferred Welfare Plan, permit Transferred Employees to participate in pre-retirement welfare benefit plans covering Transferred Employees (and their dependents, as applicable) that are the same (or comparable in the aggregate to) the pre-retirement welfare plans maintained by Buyer or an Affiliate thereof for the benefit of its similarly situated active employees of Buyer (and their dependents, as applicable) who are not Transferred Employees or (3) arrange for Transferred Employees to be eligible to participate in pre-retirement welfare plans under a combination of the preceding clauses. This Agreement does not impose any requirement on the Acquired Entities or

STOCK PURCHASE AGREEMENT               56                      EXECUTION VERSION

Buyer to provide post-retirement medical or other post-retirement welfare plan coverage to any Transferred Employee, except to the extent required under the continuation of coverage provisions of Section 4980B of the Code and COBRA.

                           (2) Buyer shall refer to Seller and Seller (or
Seller's Plans) shall assume responsibility for all claims under the Transferred Welfare Plans or Buyer Welfare Plans made by Transferred Employees on or after the Closing Date arising from a disability or loss incurred before the Closing Date, except to the extent that the aggregate of such claims does not exceed the sum of (i) the amount, if any, accrued as a liability therefor on the Financial Statements as of the Closing Date, (ii) the total assets as of the Closing Date of any voluntary employees' beneficiary association sponsored after the Closing Date by one of the Transferred Subsidiaries, and (iii) any amounts withheld from Transferred Employees' wages prior to the Closing Date that are paid to such voluntary employees' beneficiary association following the Closing Date unless such amounts are used to pay insurance premiums attributable to periods prior to the Closing. For purposes of this Section 6.2(b)(2), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance when the death occurs and in the case of long-term disability benefits, when the disability occurs (provided the individual has not returned to active service with Buyer or the Acquired Entities). Seller shall not be liable under this Section 6.2(b)(2) to the extent that any claims described in this Section 6.2(b)(2) are paid by an insurance company pursuant to an insurance policy maintained to provide benefits under a Transferred Welfare Plan.

                           (3) Nothing in this Section 6.2(b) shall require
Seller, any Affiliate of Seller, or the Transferred Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Transferred Welfare Plans.

                           (4) Seller, Buyer, their respective Affiliates, and
the Transferred Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Transferred Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

                           (5) Beginning on and for a period of at least six
months after the Closing Date, Buyer shall cause the Transferred Employees to be covered under a severance or separation pay policy or plan(s) (a "Buyer Severance Plan") that provides severance or separation pay benefits under a formula that is at least the same or comparable to the severance or separation policy benefits formula applicable to the Transferred Employee under the severance or separation pay policy or plan(s) that is provided by Seller or an Acquired Entity (as applicable) for the benefit of the Transferred Employee immediately prior to the Closing Date, but subject to any requirements of the Buyer Severance Plan as in existence prior to the Closing Date with respect to requiring releases in order to receive severance pay or a particular amount of severance pay. Buyer shall recognize the service of each Transferred Employee with Seller and its Affiliates for eligibility and benefit determinations under any applicable Buyer severance or separation pay policy or plan. Seller will be responsible for any severance pay or other compensation that may become payable to employees of the Acquired Entities under a Plan maintained by Seller as a result of the consummation of the transactions described in this Agreement.

                           (6) Seller will provide COBRA coverage after the
Closing Date to any eligible employee of the Acquired Entities (and the employee's eligible dependents) who experienced a "qualifying event" as defined in COBRA on or prior to the Closing Date, provided such employees and/or dependents make or have made a proper COBRA election and pay all required premiums. Buyer shall provide or shall cause the Acquired Entities to provide COBRA coverage after the Closing Date to any Transferred Employee (and the employee's eligible dependents) who is employed by the Acquired

STOCK PURCHASE AGREEMENT               57                      EXECUTION VERSION

Entities or by Buyer or one of its Affiliates immediately after the Closing if the Transferred Employee (or the Transferred Employee's eligible dependents) experiences a "qualifying event," as defined in COBRA, after the Closing Date, provided such employees and/or dependents make or have made a proper COBRA election and pay all required premiums.

                           (7) Immediately prior to the Closing Date, Seller
will assume sponsorship of any employee welfare benefit plans, within the meaning of Section 3(1) of ERISA, that are maintained by any Acquired Entity, except for the Transferred Welfare Plans (the "Retained Welfare Plans"), and will be substituted for the applicable Acquired Entity as the plan sponsor under the Retained Welfare Plans. Prior to the Closing, Seller will make or will cause the Acquired Entity to make any amendments to the Retained Welfare Plans necessary to effect such substitution and will provide notice of such change to participants, beneficiaries and persons providing services to the Retained Welfare Plans. Prior to the Closing Date, Seller will adopt such resolutions and take such other actions as is necessary to effect assumption of the Retained Welfare Plans. Alternatively, Seller may cause an Acquired Entity to terminate any Retained Welfare Plan prior to the Closing, in lieu of assuming the sponsorship thereof, and shall make any necessary governmental filings with Buyer's cooperation. After the Closing, neither Buyer nor any Acquired Entity will have any liability or obligations with respect to any of the Retained Welfare Plans.

                           (8) As of the Closing Date, Seller shall cause the
portion of any Plan maintained by Seller that is a Section 125 flexible spending plan (a "FSA") applicable to Transferred Employees to be segregated into a separate component and all account balances of the Transferred Employees in the FSA shall be transferred to an FSA that is included in a Transferred Welfare Plan. Buyer shall cause the FSA covering Transferred Employees that is included in a Transferred Welfare Plan to be maintained for the duration of the calendar year in which the Closing occurs.

                  6.3      VACATION BENEFITS.

                  On or after the Closing Date, Buyer shall cause the Acquired Entities to: (i) assume all liabilities of Seller or any Affiliate of Seller with respect to any vacation time of Transferred Employees earned in accordance with the Acquired Entities' vacation pay policies in effect prior to the Closing Date (the "Vacation Policies"), but unused as of the Closing Date, with such unused vacation to be set forth on Schedule 6.3 to be delivered by Seller to Buyer at least 5 business days prior to the Closing Date; and (ii) allow Transferred Employees to receive paid time off on or after the Closing Date for any unused vacation time earned prior to the Closing Date in accordance with the Vacation Policies.

                  6.4      EMPLOYEE RIGHTS.

                  (a) Nothing herein expressed or implied shall confer upon any employee of Seller or its Affiliates or the Acquired Entities, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

                  (b) Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

                  (c) Nothing in this Agreement shall cause Buyer or its Affiliates or the Acquired Entities, or Seller or its Affiliates to have any obligation to provide employment or any employee benefits

STOCK PURCHASE AGREEMENT               58                      EXECUTION VERSION
to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following the Closing Date.

                  6.5      WARN ACT REQUIREMENTS.

                  On and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Buyer shall not take any action after the Closing Date that would cause any termination of employment of any employees employed by the Acquired Entities or Seller prior to the Closing Date to constitute a "plant closing" or "mass layoff" under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that would result in liability or notice obligation to Seller or create any liability to Seller for employment terminations under applicable Law.

                  6.6      SPECIAL PROVISIONS FOR CERTAIN EMPLOYEES.

                  Any individual employed by the Acquired Entities or ACS Defense (other than individuals would have remained an employee of Seller or its Affiliates pursuant to the transactions contemplated by Section 2.4) who immediately prior to the Closing Date either (i) is currently receiving long-term disability benefits under a long-term disability plan of Seller or one of its Affiliates (the "Seller LTD Plan") or (ii) has been approved for receipt of long-term disability benefits under the Seller LTD Plan and any individual who but for the receipt of long-term disability benefits would be an Affiliate Employee (collectively, an "LTD Recipient") shall be treated as a Transferred Employee if and when the LTD Recipient recovers from his or her disabling condition and returns to active service with the Acquired Entities. If any LTD Recipient recovers from his or her disabling condition, Seller and its Affiliates shall have no obligation to offer or provide any employment to such LTD Recipient, however, Seller and its Affiliates shall continue to employ any Person who would have been an LTD Recipient except for their remaining an employee of Seller or its Affiliates as a result of the consummation of the transactions contemplated by Section 2.4. Nothing herein shall require Buyer or the Acquired Entities to reemploy an LTD Recipient, or Seller or its Affiliates to continue to employ a Person meeting the criteria set forth in the preceding sentence, except that to the extent such Person has a right to re-employment, reinstatement or reactivation by an Acquired Entity or Seller or its Affiliates, as applicable.

                                  ARTICLE VII
                             CONDITIONS OF PURCHASE

                  7.1      GENERAL CONDITIONS.

                  The obligations of Buyer and Seller to effect the Closing shall be subject to the satisfaction of the following conditions, unless waived in writing by all Parties:

                  (a) No Orders; Legal Proceedings. At the Closing, (i) no Law shall have been enacted by any Governmental Entity, and no Order shall have been entered by any Governmental Entity, in either case which prohibits the transfer of the Stock and (ii) no material Action shall have been commenced by any Governmental Entity which seeks to restrain or materially and adversely alter the transactions contemplated hereby (other than an Action by a Governmental Entity related to a Government Contract).

STOCK PURCHASE AGREEMENT               59                      EXECUTION VERSION

                  (b) Approvals. All Approvals required by applicable Law to be obtained from, and all filings required to be made prior to Closing with, any Governmental Entity (other than pursuant to a Government Contract) to effect the transfer of the Stock which are identified on Schedule 7.1(b) shall have been received, obtained or made, as applicable, on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

                  (c) Consummation of CES Purchase Agreement Closing. The obligations of each of Buyer and Seller to effect the closing of the transactions contemplated by the CES Purchase Agreement shall have been satisfied or waived and the Parties shall be ready, willing and able to consummate the transactions contemplated by the CES Purchase Agreement simultaneously with the consummation of the transactions contemplated hereby and the consummation of the transactions contemplated by the CES Purchase Agreement shall occur simultaneously with the consummation of the transactions contemplated hereby.

                  (d) Consummation of Certain Transactions. The transactions contemplated Section 2.4 shall have been consummated, subject only to any necessary novations.

                  (e) Consents. (x) Each of the consents of third parties identified in Part I of Schedule 7.1(e) shall have been obtained and be in full force and effect; and (y) a sufficient number of the consents of third parties identified in Part II of Schedule 7.1(e) shall have been obtained and be in full force and effect such that, after giving effect to the provisions of Section 5.8, the Business may be conducted in all material respects after the Closing in substantially the same manner as it has been conducted prior to the Closing.

                  7.2      CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived in writing by Buyer:

                  (a) Representations and Warranties of Seller. The representations and warranties of Seller contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

                  (b) Covenants of Seller. Seller shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by them at or prior to the Closing.

                  (c) Officer's Certificate. Buyer shall have received a certificate of Seller signed by an authorized officer of Seller to the effect that the conditions in Sections 7.2(a), 7.2(b) and the first sentence of Section 7.2(i) have been satisfied.

                  (d) Resignation of Directors and Certain Officers. The officers of the Acquired Entities who will remain employed by Seller or one of its Affiliates after the Closing Date and all directors of the Acquired Entities shall have submitted their resignations in writing to the applicable Acquired Entities. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

STOCK PURCHASE AGREEMENT               60                      EXECUTION VERSION

                  (e) FIRPTA Certificate. Buyer shall have received a non-foreign status certificate, duly executed, that would exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

                  (f) Legal Opinion. Buyer shall have received from counsel to Seller an opinion dated the Closing Date, covering the matters set forth on Exhibit F hereto.

                  (g) Real Estate Documents. With respect to the owned Property, Seller shall have delivered to Buyer an ALTA Owner's Form of title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the owned Property is located) issued by a title company reasonably acceptable to Buyer, in the amount of $12,500,000.

                  (h) Related Agreements. Seller and its Affiliates, as applicable, shall have executed and delivered to Buyer the Limited Noncompetition Agreement, the Master Purchase Agreement, the DOE Subcontract Agreement (which shall have been executed by the Seller Transferee Subsidiary and ACS Government), the ACS Defense Subcontract Agreement (which shall have been executed by ACS Defense and Newco or ACS Government, as applicable), the Transition Services Agreements, the Sublease Agreements and, if applicable, the Atlanta Lease.

                  (i) No Adverse Changes. Since the date of this Agreement, there shall not have occurred any changes in the business, operations, assets, results of operations or financial condition of the Acquired Entities or ACS Defense, taken as a whole, which changes, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Subsequent to the date of this Agreement there shall not have occurred and be continuing any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the over-the-counter market shall have been suspended or limited, or minimum prices shall have been established on any such exchange or market by the SEC, by any such exchange or by any other regulatory body or governmental authority having jurisdiction, or (ii) any moratorium on commercial banking activities shall have been declared by federal or New York state authorities.

                  (j) Absence of Criminal and Other Actions. Neither any Acquired Entity nor any of its Affiliates, directors, officers or employees shall be under criminal indictment or information or, other than the Antitrust Investigation, have a criminal Action pending against them or, other than as disclosed in the Disclosure Schedules as of the date hereof, have a qui tam Action pending against them (which qui tam Action is known to Buyer or Seller), with respect to any alleged irregularity, misstatement or omission arising directly under or relating directly to any Government Contract or Bid or other activity of any Acquired Entity or the Business.

                  (k) Absence of Suspensions or Debarments. There shall not be pending any suspension or debarment proceedings against any Acquired Entity or any Affiliate, director, officer or employee of an Acquired Entity and no Acquired Entity or Affiliate, director or employee of an Acquired Entity shall have been suspended or debarred.

                  (l) Secretary's Certificates. Each of Holdco and ACS shall have delivered to Buyer a certificate executed by the secretary or assistant secretary of such entity, certifying as to the following matters: (a) the incumbency of the officers of ACS, Holdco, each Acquired Entity, ACS Defense and the Seller Transferee Subsidiary signing documents specified herein on behalf of each such entity, (b) the charter documents of each such entity not having been amended and being in full force and effect, copies of which charter documents (other than with respect to ACS) shall be attached to such certificate and (c) the resolutions adopted by each such entity's board of directors approving the transactions contemplated

STOCK PURCHASE AGREEMENT               61                      EXECUTION VERSION
by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.

                  (m) The Certificates. Seller shall have delivered to Buyer (i) the Certificates, duly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or such nominee of Buyer as Buyer shall have designated in accordance with Section 2.1 and otherwise in form acceptable for transfer of the Stock on the books of the Transferred Subsidiaries and (ii) stock certificates representing all of the outstanding shares of each of the other Acquired Entities.

                  (n) Export Consents. The Acquired Entities shall, either directly or as a result of becoming Affiliates of Buyer, possess such export control licenses as are necessary to operate the Business in the manner conducted by the Acquired Entities and ACS Defense prior to the Closing Date and such export licenses shall be in full force and effect.

                  7.3      CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived in writing by Seller:

                  (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

                  (b) Covenants of Buyer. Buyer shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

                  (c) Officer's Certificate. Seller shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

                  (d) Legal Opinion. Seller shall have received from counsel to Buyer an opinion dated the Closing Date, covering the matters set forth on Exhibit G hereto.

                  (e) Secretary's Certificate. Buyer shall have delivered to Seller a certificate executed by the secretary or assistant secretary of Buyer (and each Buyer assignee) dated as of the Closing Date, certifying as to the following matters: (a) the incumbency of the officers of Buyer (and each Buyer assignee) signing documents specified herein on behalf of such entity, (b) in the case of any Buyer assignee only, the charter documents of such Buyer assignee not having been amended and being in full force and effect, copies of which charter documents shall be attached to such certificate and (c) the resolutions adopted by Buyer's board of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.

                  (f) Related Agreements. Buyer and its Affiliates, as applicable, shall have executed and delivered to Seller the Transition Services Agreements and the Sublease Agreements.

STOCK PURCHASE AGREEMENT               62                      EXECUTION VERSION

                                  ARTICLE VIII
                           TERMINATION OF OBLIGATIONS

                  8.1      TERMINATION OF AGREEMENT.

                  Anything herein to the contrary notwithstanding, this Agreement and the Related Agreements may be terminated at any time before the Closing as follows and in no other manner:

                  (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

                  (b) Closing Not Consummated by Earlier Date. By Seller or Buyer at any time after November 30, 2003, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Seller; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

                  (c) Conditions to Buyer's Performance Not Met. By Buyer upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article VII and Buyer is not in material breach of its representations, warranties or covenants set forth herein.

                  (d) Conditions to Seller's Performance Not Met. By Seller upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the Closing contemplated by this Agreement as set forth in Article VII and Seller is not in material breach of its representations, warranties or covenants set forth herein.

                  (e) Termination of CES Purchase Agreement. Automatically, upon any termination, prior to the consummation of the transactions contemplated thereby or hereby, of the CES Purchase Agreement.

                  8.2      EFFECT OF TERMINATION.

                  In the event that this Agreement and certain Related Agreements shall be terminated pursuant to Section 8.1, all future obligations of the Parties under this Agreement and such Related Agreements shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in this Section 8.2 and in Sections 3.1(p), 3.2(e),
10.15 and 10.17 and the Confidentiality Agreement shall survive any such termination. Notwithstanding the foregoing sentence, a termination under Section
8.1 shall not relieve any Party of any liability for a willful breach of any covenant under this Agreement or any Related Agreements, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. In the event that this Agreement is terminated as a result of a willful breach of any covenant under this Agreement or any Related Agreement, the non-breaching Party's damages shall include any damages resulting from the concurrent termination of the CES Purchase Agreement, unless prior to the time of such breach there existed other independent grounds for the breaching Party to terminate the CES Purchase Agreement.

                                   ARTICLE IX
                            INDEMNIFICATION; SURVIVAL

                  9.1      OBLIGATIONS OF SELLER.

STOCK PURCHASE AGREEMENT               63                      EXECUTION VERSION

                  Effective as of the Closing, Seller agrees to indemnify and hold harmless Buyer, the Acquired Entities, and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against:

                  (a) any and all Indemnifiable Losses based upon or arising from any inaccuracy in any of the representations and warranties made by Seller on the Closing Date in or pursuant to this Agreement or any certificate or Related Agreement delivered pursuant hereto;

                  (b) any and all Indemnifiable Losses based upon or arising from any material breach or nonperformance of any of the covenants of Seller or its Affiliates (other than an Acquired Entity) contained in this Agreement or the Related Agreements, including any matter as to which Seller in other provisions of this Agreement (including Section 5.4) have expressly agreed to indemnify Buyer or (subsequent to Closing) the Acquired Entities;

                  (c) excluding any matters covered by Section 9.1(d), any and all Indemnifiable Losses based upon or arising from (i) the operation of any Excluded Asset or Retained Asset by ACS, any Affiliate of ACS, any Acquired Entity or any predecessor entity thereto prior to, or following, the Closing Date (including any Indemnifiable Loss arising from any guaranty by Buyer or its Affiliates of the Contracts included in the Excluded Assets), (ii) the failure of the Seller or its Affiliates to perform pay and discharge any Excluded Liability or any Retained Liability, (iii) any business activities discontinued or divested prior to the Closing and formerly engaged in by any Acquired Entity or by any Person whose liabilities have been assumed by any Acquired Entity as part of any acquisition (including any liability in connection with any Government Contract that has been assigned to any third party, in connection with the disposition of assets, a business or an entity or otherwise), (iv) without limiting the generality of clause (iii), Birch & Davis having been the stockholder of ACS State Healthcare, Inc. and its other former Subsidiaries (including as a result of the dissolution of such Subsidiaries or through Actions involving theories of piercing of the corporate veil), (v) without limiting the generality of clause (iii), the ownership of equity interests in, or any contractual obligations to, or any Tax liability associated with Saudi American Systems Engineering Company, a Saudi Arabian limited liability partnership, (vi) without limiting the generality of clause (iii), the ownership of equity interests in, or any Tax liability associated with CDSI International, Inc. and CDSI Argentina SA, including any indemnification obligations with respect to the sale or other divestiture of Seller's and its Affiliates' interests in CDSI International, Inc. and CDSI Argentina SA or (vii) to the extent not released in accordance with Section 4.4, or any release ultimately proves not to be completely effective, the guaranty by any Acquired Entity of any obligations of ACS or any of its Affiliates (other than an Acquired Entity) under the ACS Credit Agreement or any past credit facility to which ACS or any of its Affiliates (other than an Acquired Entity) was a party;

                  (d) any and all Indemnifiable Losses resulting from the Antitrust Investigation;

                  (e) excluding any matters covered by Section 9.1(d), any and all Indemnifiable Losses resulting from pre-Closing actions or omissions by the Acquired Entities or any Affiliate, director, officer or employee of an Acquired Entity which (i) violates or is alleged to have violated any criminal statute or (ii) results in any suspension or debarment of an Acquired Entity or any director, officer or employee of an Acquired Entity;

                  (f) excluding any matters covered by Section 9.1(d) or 9.1(e), any and all Indemnifiable Losses resulting from (i) any Actions disclosed on Schedule 9.1(f), (ii) any Actions disclosed in the Disclosure Schedules, but not disclosed on Schedule 9.1(f), (iii) any other Actions pending against any Acquired Entity as of the Closing Date and (iv) any other Actions initiated against Buyer, any Affiliate of Buyer or any Acquired Entity following the Closing by any third-party with

STOCK PURCHASE AGREEMENT               64                      EXECUTION VERSION
respect to pre-Closing actions or omissions of Seller, any Affiliate of Seller, any Acquired Entity or any predecessor entity thereto;

                  (g) any and all Indemnifiable Losses resulting from liability or obligation for (i) compensation with respect to pre-Closing periods (including (a) any liability for vacation pay in excess of either the vacation pay required under the terms of the Vacation Policies or the earned vacation set forth on Schedule 6.3, but excluding (b) any accrued payroll reflected in the Closing Date Statement), (ii) benefits under any Plan (other than the ACS Government Savings Plan or the Transferred Welfare Plans) and any other employee benefits plans as defined in Section 3(3) of ERISA maintained by or contributed to by Seller, any Affiliate of Seller, or any other Person which would be treated as a single employer with Seller for purposes of ERISA or the Code,
(iii) the improper classification of Persons as common law employees, independent contractors or leased employees or (iv) any liability under the ACS Government Savings Plan or any of the Transferred Welfare Plans attributable to events occurring prior to the Closing Date;

                  (h) any and all Indemnifiable Losses with respect to (i) any Government Contract that has expired or been terminated prior to Closing, but with respect to which (a) no agreement has been reached prior to the Closing Date with the cognizant government representative approving and "closing" all indirect costs charged to such Government Contract or (b) one or more final vouchers for payment have not been fully approved and paid or (ii) any audits by the Defense Contract Audit Agency or any other Governmental Entity with respect to the pre-Closing Date operation of the Business, in the case of both clause
(i) and (ii), regardless of whether the underlying claim relates to a matter set forth in the Disclosure Schedules; provided, however, that (x) Buyer shall use its commercially reasonable efforts to bring such audit to closure as promptly as practicable and (y) to the extent that the audit report with respect to which a claim for indemnification arises hereunder specifically identifies a corresponding actual financial recovery to Buyer or its Affiliates under a Government Contract that is subject to such audit finding, the amount of Seller's indemnification pursuant to this Section 9.1(h) in connection with such audit report shall be offset by the amount of any such specifically identified corresponding actual financial recovery; and

                  (i) any and all Indemnifiable Losses resulting from any Environmental Liabilities of the Acquired Entities or the Business attributable to the pre-Closing period.

                  For purposes of Section 9.1(a), all representations and warranties shall be read as if (x) references therein to the materiality to the Acquired Entities of any condition or event (including all references to "Material Adverse Effect" and "in all material respects") were deleted and (y) dollar thresholds that qualify exceptions to representations (as opposed to dollar thresholds for purposes of determining disclosure requirements) were deleted. By way of illustration for purposes of this Section 9.1 and for the last sentence of Section 9.2, (i) any representation that a statement is true and correct in all material respects shall be read as a representation that the statement is true and correct, (ii) any representation that a condition exists except to the extent that its failure to exist would not have a Material Adverse Effect on a Person shall be read as a representation that such condition exists,
(iii) any representation that no incidents of a specific nature have occurred that would have a Material Adverse Effect on a Person shall be read as a representation that no incidents of such nature have occurred, and (iv) any Contracts not set forth on Schedule 3.1(e)(1) based on failure to satisfy certain dollar thresholds will not form the basis of a misrepresentation, but the representations in Section 3.1(e)(1) that are made concerning Material Contracts will be deemed to be made concerning all Contracts, regardless of whether the Contract satisfies the dollar thresholds. Notwithstanding the foregoing, materiality qualifiers and dollar thresholds (1) related to the Financial Statements, (2) included in the definition and applicability of GAAP and (3) set forth in Section 3.1(c) (other than clause (iii) of Section 3.1(c)(3)) shall not be deemed deleted for purposes of Section 9.1(a).

STOCK PURCHASE AGREEMENT               65                      EXECUTION VERSION

                  9.2      OBLIGATIONS OF BUYER.

                  Effective as of the Closing, Buyer agrees to indemnify and hold harmless ACS, Holdco and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against:

                  (a) any and all Indemnifiable Losses based upon or arising from any inaccuracy, as of the Closing Date, in any of the representations and warranties made by Buyer in or pursuant to this Agreement;

                  (b) any and all Indemnifiable Losses based upon or arising from any material breach or nonperformance of any of the covenants of Buyer or its Affiliates (including, after the Closing, the Acquired Entities) contained in this Agreement or the Related Agreements, including any matter as to which Buyer in other provisions of this Agreement (including Sections 5.4, 5.7 or 5.8) has expressly agreed to indemnify Seller;

                  (c) any and all Indemnifiable Losses based upon or arising from any post-Closing claims made against Seller Leases or Financial Support Arrangements issued by Seller or its Affiliates (other than an Acquired Entity), in either case, that remain in place after the Closing, except to the extent that Buyer is entitled to indemnification for such matters pursuant to
Section 9.1(a) or 9.1(b) (without regard to satisfaction of Section 9.5(a)); or

                  (d) any and all Indemnifiable Losses based upon or arising from the conduct of the Business after the Closing or any Action initiated against ACS or any Affiliate of ACS with respect to any post-Closing action or omission in the conduct of the Business of Buyer or any Affiliate of Buyer (including the Acquired Entities) (including any Indemnifiable Loss arising from any guaranty by Seller and its Affiliates (other than an Acquired Entity) of the Contracts included in the Newco Contributed Assets), except to the extent that Buyer is entitled to indemnification for such matters pursuant to Section 9.1(a) or 9.1(b) (without regard to satisfaction of Section 9.5(a)).

                  For purposes of Section 9.2(a), all representations and warranties shall be read as if (x) references therein to the materiality to Buyer of any condition or event (including all references to "Material Adverse Effect" and "in all material respects") were deleted and (y) dollar thresholds that qualify exceptions to representations (as opposed to dollar thresholds for purposes of determining disclosure requirements) were deleted.

                  9.3      PROCEDURE.

                  (a) Notice of Third Party Claims. Any party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a third party shall give written notice to the Party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within 20 days of such assertion; provided, however, that the failure so to deliver such notice shall not relieve the Indemnifying Party from any liability under this Article IX except to the extent that the Indemnifying Party is prejudiced thereby. In the event the provisions of Section
5.4 conflict with the provisions of this Section 9.3, the provisions of Section
5.4 shall govern.

                  (b) Defense. In the case of a third party claim (other than any audits of Government Contracts), the Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim. If the Indemnifying Party does

STOCK PURCHASE AGREEMENT               66                      EXECUTION VERSION
not assume such defense or the Indemnifying Party notifies the Indemnified Party within 30 days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

                  (c) Settlement Limitations. Notwithstanding anything in this Section 9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless (i) such settlement or compromise includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim, (ii) such settlement contains a customary confidentiality provision, and (iii) if an Acquired Entity is an Indemnified Party, will not create a reasonable likelihood of the institution of similar claims against any Indemnified Party based upon the subject matter of the Indemnifiable Claim. Notwithstanding the preceding sentence, if (x) a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party or (y) the Indemnified Party has not consented to the settlement or compromise in reliance upon the provisions of clause (iii) of the preceding sentence, the Indemnified Party may continue to contest such claim, free of any participation or cost by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus, without duplication, the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim; provided that the Indemnifying Party shall not be entitled to make any claim under the Indemnified Party's insurance policies and the Indemnified Party shall not be entitled to make any claim under the Indemnifying Party's insurance policies.

                  (d) For the avoidance of doubt, with respect to any claim for indemnification, the expiration of a survival period set forth in Section
9.4 with respect to a particular subsection of Section 9.1 or 9.2 shall not prohibit an Indemnified Party from seeking indemnification under another subsection of Section 9.1 or 9.2, as applicable, with respect to which the survival period has not expired as of the date of such claim. Similarly, if a claim for indemnification can be asserted under either a subsection of Section
9.1 or 9.2 that is subject to the threshold or maximum amount of indemnification set forth in Section 9.5 or under a subsection of Section 9.1 or 9.2 that is not subject to such threshold or maximum amount of indemnification, the Indemnified Party may elect the provision under which such claim is brought.

                  9.4      SURVIVAL.

                  The representations and warranties contained in or made pursuant to this Agreement and the Related Agreements shall expire eighteen months after the Closing, except that (i) the representations and warranties contained in Sections 3.1(a), 3.1(b) and 3.1(x) shall remain in full force and effect indefinitely and (ii) the representations and warranties contained in or made pursuant to Sections 3.1(d), 3.1(h) (with respect to the first two sentences only), 3.1(n)(7), 3.1(n)(8) and 3.1(r) shall survive for the limitations period applicable to the underlying claim. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and

STOCK PURCHASE AGREEMENT               67                      EXECUTION VERSION
warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b), to the extent those Sections relate to the covenants set forth in Article IV, for eighteen months; provided that with respect to claims arising under Section 4.4, such indemnity shall survive indefinitely, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants other than as set forth in Article IV, so long as the applicable covenant survives, (d) with respect to Section 9.1(c)(iii), for the longer of five years or the limitations period applicable to the underlying claim, (e) with respect to Section 9.1(d), for the limitations period applicable to the underlying claim plus two years,
(f) with respect to Section 9.1(e), for the limitations period applicable to the underlying claim, (g) with respect to Section 9.1(f) for three years, (f) with respect to Section 9.1(g)(iii), for eighteen months, (g) with respect to Section 9.1(h), until the earlier of (x) the date on which no audit with respect to the Government Contract to which an underlying claim relates can continue under applicable Law or (y) thirty (30) days after agreement is reached between the applicable Acquired Entity and applicable Governmental Entity with respect to the audit which is the subject of the underlying claim, and (h) with respect to Sections 9.1(c)(i), 9.1(c)(ii), 9.1(c)(iv), 9.1(c)(v), 9.1(c)(vi) and
9.1(c)(vii), 9.1(g)(i), 9.1(g)(ii), 9.1(g)(iv), 9.1(i), 9.2(c) and 9.2(d)
indefinitely. Any matter as to which a non-speculative claim has been asserted by written notice to the Indemnifying Party setting forth in reasonable detail the nature of such claim that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                  9.5      LIMITATIONS ON INDEMNIFICATION.

                  (a) Seller shall not be required to indemnify any Person under Section 9.1(a) or Section 9.1(b), solely with respect to pre-Closing covenants other than Section 4.4, unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $4,000,000, and in such event, Seller shall be responsible for only the amount in excess of such $4,000,000, except that such limitations shall not apply to any claims arising out of Section 3.1(b), 3.1(d) 3.1(n)(7), 3.1(n)(8), 3.1(r), and 3.1(x), for
which Seller shall indemnify the Indemnified Party for the full amount of any Indemnifiable Loss. In no event shall the total indemnification to be paid by Seller under this Article IX, with respect to Section 9.1(a), Section 9.1(b) (solely with respect to pre-Closing covenants other than Section 4.4), Section 9.1(e), Section 9.1(f)(ii), Section 9.1(f)(iii) and Section 9.1(f)(iv) and
Section 9.1(h), exceed $55,000,000, except that such limitation with respect to
Section 9.1(a) shall not apply to any claim arising out of Sections 3.1(b), 3.1(d), 3.1(n)(7), 3.1(n)(8), 3.1(r), and 3.1(x). In no event shall the total indemnification to be paid by Seller under this Article IX (i) with respect to
Section 9.1(d) exceed (x) $20,000,000 plus (y) any amounts remaining available for indemnification payments pursuant to the preceding sentence or (ii) with respect to Section 9.1(f)(i) exceed (x) $10,000,000 plus (y) any amounts remaining available for indemnification pursuant to the preceding sentence.

                  (b) Buyer shall not be required to indemnify any Person under Section 9.2(a) or Section 9.2(b), solely with respect to pre-Closing covenants, unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer exceeds $4,000,000, and in such event, Buyer shall be responsible for only the amount in excess of such $4,000,000, and in no event shall the total indemnification payable by Buyer under this Article IX with respect to Section 9.2(a) or Section 9.2(b), solely with respect to pre-Closing covenants, exceed $55,000,000.

                  (c) Any Indemnifiable Claim with respect to any breach or nonperformance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance proceeds.

STOCK PURCHASE AGREEMENT               68                      EXECUTION VERSION

                  (d) If an inaccuracy in any of the representations and warranties made by Seller or a breach of any covenants of Seller gives rise to an adjustment in the Purchase Price for the Stock pursuant to Section 2.2, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.1.

                  (e) An Indemnified Party's rights to receive a payment under this Article IX from the Indemnifying Party shall not be subject to set-off or off-set against any amounts owed or alleged to be owed by such Indemnified Party to any other Person.

                  9.6      TREATMENT OF PAYMENTS.

                  All payments made pursuant to this Article IX shall be treated as adjustments to the purchase price for the Stock. Notwithstanding anything in this Agreement to the contrary, an Indemnified Party shall not be indemnified or reimbursed for any tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

                  9.7      REMEDIES EXCLUSIVE.

                  The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any post-Closing claims made (i) for breach of this Agreement or (ii) otherwise in connection with the transactions contemplated by this Agreement, except (x) for claims arising out of any breach of the Confidentiality Agreement, Section 5.2 or this Article IX, and (y) for claims based on actual fraud. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this
Section 9.7.

                  9.8      MITIGATION.

                  The Parties shall cooperate with each other with respect to resolving any Indemnifiable Claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any Party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

                                   ARTICLE X
                                     GENERAL

                  10.1     USAGE.

                  All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time

STOCK PURCHASE AGREEMENT               69                      EXECUTION VERSION
amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof" or words of like import shall mean July 31, 2003. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All accounting terms not otherwise defined herein have the meaning assigned under GAAP. For the avoidance of doubt, ACS and Holdco shall be jointly and severally liable for the obligations of Seller under this Agreement.

                  10.2     AMENDMENTS; WAIVERS.

                  This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

                  10.3     SCHEDULES; EXHIBITS.

                  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement clearly apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

                  10.4     FURTHER ASSURANCES.

                  Each of Buyer and Seller will use commercially reasonable efforts to cause all conditions to its and the other Party's obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Seller shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Seller shall cooperate and use their

STOCK PURCHASE AGREEMENT               70                      EXECUTION VERSION
respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.

                  10.5     GOVERNING LAW.

                  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

                  10.6     HEADINGS.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  10.7     COUNTERPARTS.

                  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

                  10.8     PARTIES IN INTEREST.

                  This Agreement shall be binding upon and inure to the benefit of each of Buyer and Seller, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to Buyer or Seller.

                  10.9     PERFORMANCE BY SUBSIDIARIES.

                  Each Party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement.

                  10.10    WAIVER.

                  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                  10.11    SEVERABILITY.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent

STOCK PURCHASE AGREEMENT               71                      EXECUTION VERSION
permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                  10.12    DAMAGES DETERMINATION.

                  Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for (a) any indirect, incidental or consequential damages, except to the extent such damages are shown to be a reasonably foreseeable result of the breach, violation or other basis for indemnification hereunder, or (b) any special, exemplary or punitive damages, except to the extent awarded by a court in a third party claim and subject to
Section 9.5.

                  10.13    KNOWLEDGE CONVENTION.

                  Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any Party or its representative, the Person making such statement shall be deemed to be making such statements "to [its] best knowledge" and shall be accountable only for facts and other information, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Seller, means the persons identified on Schedule 10.13 hereto, and with respect to any other Person that is a corporation, means the knowledge of such corporation's executive officers.

                  10.14    NOTICES.

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

                  If to Seller (on behalf of both ACS and Holdco), addressed to:

                  Affiliated Computer Services, Inc.
                  2828 North Haskell
                  Dallas, Texas 75204
                  Attention: Chief Executive Officer
                  General Counsel
                  Telecopier No.: (214) 823-5746

                  With a copy to:

                  Baker Botts LLP
                  2001 Ross Avenue
                  Suite 700

STOCK PURCHASE AGREEMENT               72                      EXECUTION VERSION

                  Dallas, Texas 75201
                  Attention: Neel Lemon, Esq.
                  Telecopier No.: (214) 661-4954

                  If to Buyer:

                  Lockheed Martin Corporation
                  6801 Rockledge Drive
                  Bethesda, Maryland 20817
                  Attention: Frank H. Menaker, Jr.
                           Senior Vice President and General Counsel
                  Telecopier No.: (301) 897-6791

                  and

                  With copies to:

                  Lockheed Martin Corporation
                  6801 Rockledge Drive
                  Bethesda, Maryland 20817
                  Attention: Jeffrey D. MacLauchlan
                           Vice President Financial Strategies
                  Telecopier No.: (301) 897-6919

                  O'Melveny & Myers LLP
                  1625 Eye Street, N.W.
                  Washington, D.C. 20006
                  Attention: David G. Pommerening, Esq.
                             David G. Litt, Esq.
                  Telecopier No.: (202) 383-5414

                  10.15    PUBLICITY AND REPORTS.

                  Prior to the Closing, Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other Party; provided that to the extent that a particular action is required by applicable Law, the Parties shall be obligated only to use commercially reasonable efforts to consult with the other Party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between the Acquired Entities and their clients for the purpose of responding to client concerns regarding the effect of the transactions contemplated by this Agreement on service delivery; provided that Seller shall use commercially reasonable efforts to cause the Acquired Entities to coordinate the content of any such communications with Buyer to the extent reasonably practicable.

                  10.16    INTEGRATION.

                  This Agreement, the Confidentiality Agreement and the Related Agreements, together with the Schedules and Exhibits thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and
(b) supersede all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect.

STOCK PURCHASE AGREEMENT               73                      EXECUTION VERSION

                  10.17    EXPENSES.

                  Seller and Buyer shall each pay their own expenses incident to the evaluation of the Acquired Entities and the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

                  10.18    NO ASSIGNMENT.

                  Neither this Agreement nor any rights or obligations under it are assignable by Buyer except that Buyer may assign its rights hereunder, in whole or in part, to one or more wholly owned subsidiaries of Buyer. Buyer shall remain liable to Seller for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Seller may assign its rights under this Agreement to any Affiliate of Seller. Seller shall remain liable to Buyer for the obligations of Seller hereunder notwithstanding a permitted assignment.

                  10.19    REPRESENTATION BY COUNSEL; INTERPRETATION.

                  The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

                  10.20    REFERENCE OF DISPUTES TO SENIOR OFFICERS OF ACS AND
                           BUYER.

                  Any dispute between Seller and Buyer arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either Seller or Buyer, be submitted for discussion and possible resolution by senior officers of ACS and Buyer, as designated by their respective chief executive officers, for a period of 30 days (or such longer period as the Parties may in particular cases so decide) before initiating any litigation pursuant to Section 10.21 hereof.

                  10.21    RESOLUTION OF DISPUTES.

                  All litigation relating to or arising under or in connection with this Agreement or any of the Related Agreements (other than as provided for in Section 16 of the Limited Noncompetition Agreement) shall be brought only in the United Stated District Court for the Borough of Manhattan District (or, if subject matter jurisdiction is unavailable, in the state courts of the State of New York), which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Related Agreements, with each Party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement or the Related Agreements. The Parties irrevocably waive trial by jury in any legal action or proceeding relating to this Agreement, the Related Agreements or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising

STOCK PURCHASE AGREEMENT               74                      EXECUTION VERSION
out of or relating to this Agreement in any New York court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  10.22    NO THIRD PARTY BENEFICIARIES.

                  This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder.

                  [Remainder of Page Intentionally Left Blank]

STOCK PURCHASE AGREEMENT               75                      EXECUTION VERSION

                  IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                     AFFILIATED COMPUTER SERVICES, INC.

                                     By: /s/ John H. Rexford
                                         ---------------------------------------
                                             John H. Rexford
                                     Title:  Executive Vice President

                                     ACS LENDING, INC.

                                     By: /s/ John H. Rexford
                                         ---------------------------------------
                                             John H. Rexford
                                     Title:  Vice President

                                     LOCKHEED MARTIN CORPORATION

                                     By: /s/ Jeffrey D. McLauchlan
                                         ---------------------------------------
                                             Jeffrey D. MacLauchlan
                                     Title:  Vice President Financial Strategies

STOCK PURCHASE AGREEMENT                S-1                    EXECUTION VERSION